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As filed with the Securities and Exchange Commission on January 25, 2002

Registration No. 333-49858

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 3
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ABGENIX, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	94-3248826
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6701 Kaiser Drive
Fremont, CA 94555
(510) 608-6500
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

R. Scott Greer
Chief Executive Officer
Abgenix, Inc.
6701 Kaiser Drive
Fremont, CA 94555
(510) 608-6500

Susan L. Thorner
Vice President, General Counsel and Secretary
Abgenix, Inc.
6701 Kaiser Drive
Fremont, CA 94555
(510) 608-6500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:
William H. Hinman, Esq.
Simpson Thacher & Bartlett
3330 Hillview Avenue
Palo Alto, CA 94304
(650) 251-5000

      Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

1,111,700 Shares
Common Stock

        The holders of our common stock identified as selling shareholders in this prospectus may offer and sell from time to time up to 1,111,700 shares of our common stock by using this prospectus.

        We will not receive any of the proceeds from the sales of the shares.

        Our common stock is traded on the Nasdaq National Market under the ticker symbol "ABGX." On January 24, 2002, the closing sale price of our common stock, as reported by Nasdaq, was $25.57 per share.

        An investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 1 of this prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 25, 2002.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

TABLE OF CONTENTS

ABGENIX SUMMARY	1
RISK FACTORS	1
TRADEMARKS	17
FORWARD-LOOKING STATEMENTS	17
USE OF PROCEEDS	17
PRICE RANGE OF COMMON STOCK	18
DIVIDEND POLICY	18
SELECTED CONSOLIDATED FINANCIAL DATA	19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	20
BUSINESS	33
MANAGEMENT	58
CERTAIN TRANSACTIONS	72
DESCRIPTION OF CAPITAL STOCK	73
SHARES ELIGIBLE FOR FUTURE SALE	77
PRINCIPAL SHAREHOLDERS	77
SELLING SHAREHOLDERS	79
PLAN OF DISTRIBUTION	80
WHERE YOU CAN FIND MORE INFORMATION	81
LEGAL MATTERS	81
EXPERTS	81
INDEX TO FINANCIAL STATEMENTS	F-1

ABGENIX SUMMARY

        We were incorporated on June 24, 1996, and on July 15, 1996, were organized pursuant to a stock purchase and transfer agreement with Cell Genesys. In 1989, Cell Genesys started our business and operations and conducted our business and operations internally within its organization as a separate company. In 1991, Cell Genesys and JT Immunotech USA, Inc., the predecessor company to JT America and a medical subsidiary of Japan Tobacco, formed Xenotech, an equally owned joint venture, to develop genetically modified strains of mice known as XenoMouse® animals, which are mice that can produce fully human monoclonal antibodies, or antibodies that are produced by a colony of identical cells and are identical in their structure and functional characteristics, and to commercialize products generated from these mice. At the time of our organization, Cell Genesys assigned to us substantially all of its rights in Xenotech. On December 31, 1999, we became the sole owner of Xenotech by buying JT America's interest in Xenotech. As used in this prospectus, Japan Tobacco refers to either or both of Japan Tobacco or its wholly-owned subsidiary, JT America. Our principal executive offices are located at 6701 Kaiser Drive, Fremont, California 94555, and our telephone number is (510) 608-6500.

        Unless otherwise indicated, the information in this prospectus is based on 86,181,481 shares outstanding on September 30, 2001 and:

  •
  excludes 12,979,105 shares of common stock issuable upon exercise of options outstanding as of September 30, 2001 under our various stock incentive plans; and

  •
  excludes 100,000 shares of common stock issuable to Ronald J. Billing pursuant to the terms of a license agreement.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the risks described below before purchasing our common stock. The actual occurrence of any of the following risks could materially harm our business, financial condition and results of operations. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to our Finances

We are an early stage company without commercial therapeutic products, and we cannot assure you that we will develop sufficient revenues in the future to sustain our business.

        You must evaluate us in light of the uncertainties and complexities present in an early stage biopharmaceutical company. Our product candidates are in early stages of development. We will require significant additional investment in research and development, pre-clinical testing and clinical trials, and regulatory and sales and marketing activities to commercialize current and future product candidates. Our product candidates, if successfully developed, may not generate sufficient or sustainable revenues to enable us to be profitable.

We have a history of losses and we expect to continue to incur losses for the foreseeable future.

        We have incurred net losses in each of the last five years of operation, including net losses of $7.1 million in 1996, $35.9 million in 1997, $16.8 million in 1998, $20.5 million in 1999, $8.8 million in 2000 and $45.1 million in the nine months ended September 30, 2001. As of September 30, 2001, our accumulated deficit was $143.7 million. Our losses to date have resulted principally from:

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  research and development costs relating to the development of our XenoMouse® technology and antibody product candidates;

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  costs associated with certain agreements with Japan Tobacco and certain 1997 settlement and cross-licensing agreements with GenPharm International, Inc.;

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  in-process research and development costs and amortization of intangible assets associated with our acquisitions of Abgenix Biopharma Inc. (formerly known as ImmGenics Pharmaceuticals, Inc.), IntraImmune Therapies, Inc. and Xenotech;

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  general and administrative costs relating to our operations.

        We expect to incur additional losses for the foreseeable future as a result of increases in our research and development costs, including costs associated with conducting pre-clinical development and clinical trials, and charges related to purchases of technology or other assets. We intend to invest significantly in our products prior to entering into licensing agreements. This will increase our need for capital and will result in losses for several years. We expect that the amount of operating losses will fluctuate significantly from quarter to quarter as a result of increases or decreases in our research and development efforts, the execution or termination of licensing and contractual agreements, and the initiation, success or failure of clinical trials.

We are currently unprofitable and may never be profitable, and our future revenues could fluctuate significantly.

        Prior to June 1996, Cell Genesys owned our business and operated it as a separate business unit. Since that time, we have funded our research and development activities primarily from private placements and public offerings of our securities and from revenues generated by our licensing and contractual agreements.

        We expect that substantially all of our revenues for the foreseeable future will result from payments under licensing and other contractual arrangements and from interest income. To date, payments under licensing and other agreements have been in the form of option fees, reimbursement for research and development expenses, license fees and milestone payments. Payments under our existing and any future customer agreements will be subject to significant fluctuation in both timing and amount. Our revenues may not be indicative of our future performance or of our ability to continue to achieve such milestones. Our revenues and results of operations for any period may also not be comparable to the revenues or results of operations for any other period. We may not be able to:

  •
  enter into further licensing and other agreements;

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  successfully complete pre-clinical development or clinical trials;

  •
  obtain required regulatory approvals;

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  successfully develop, manufacture and market product candidates; or

  •
  generate additional revenues or profitability.

        Our failure to achieve any of the above goals would materially harm our business, financial condition and results of operations.

We may require additional financing, and an inability to raise the necessary capital or to do so on acceptable terms would threaten the continued success of our business.

        We will continue to expend substantial resources for the expansion of research and development, including costs associated with conducting pre-clinical development and clinical trials. Regulatory and business factors will require us to expend substantial funds in the course of completing required additional development, pre-clinical testing and clinical trials of, and regulatory approvals for, product candidates. The amounts of the expenditures that will be necessary to execute our business plan are subject to numerous uncertainties, which may adversely affect our liquidity and capital resources. Our future liquidity and capital requirements will depend on many factors, including:

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  the scope and results of pre-clinical development and clinical trials;

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  the retention of existing and establishment of further licensing and other agreements, if any;

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  continued scientific progress in our research and development programs;

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  the size and complexity of these programs;

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  the cost of establishing manufacturing capabilities and conducting commercialization activities and arrangements;

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  the time and expense involved in seeking regulatory approvals;

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  competing technological and market developments;

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  the time and expense of filing and prosecuting patent applications and enforcing patent claims;

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  our investment in, or acquisition of, other companies;

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  the amount of product in-licensing in which we engage; and

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  other factors not within our control.

        We believe that our current cash balances, cash equivalents, marketable securities, and the cash generated from our licensing and contractual agreements will be sufficient to meet our operating and capital requirements for at least one year. However, because of the uncertainties in our business, including the uncertainties listed above, we cannot assure you that this will be the case. In addition, we may choose to obtain additional financing from time to time. We may choose to raise additional funds through public or private financing, licensing and contractual agreements or other arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us. Furthermore, any additional equity financing may be dilutive to our shareholders, and debt financing, if available, may involve restrictive covenants. We may also choose to obtain funding through licensing and other contractual agreements. Such agreements may require us to relinquish our rights to certain of our technologies, products or marketing territories. Our failure to raise capital when needed would harm our business, financial condition and results of operations.

Risks Related to the Development and Commercialization of our Products

        Our XenoMouse® and XenoMax™ technologies may not produce safe, efficacious or commercially viable products, which will be critical to our ability to generate revenues from our products.

        Our XenoMouse and XenoMax technologies are new approaches to the developing antibodies as products for the treatment of diseases and medical disorders, which we refer to throughout this prospectus as antibody therapeutic products. We have not commercialized any antibody therapeutic products based on our technologies. Moreover, we are not aware of any commercialized, fully human antibody therapeutic products that have been generated from any technologies similar to ours. Our antibody therapeutic product candidates are still at an early stage of development. As of September 30, 2001, we had begun clinical trials with respect to two antibody therapeutic products containing fully human protein sequences, and our collaborators have begun clinical trials with respect to two other antibody therapeutic products containing fully human protein sequences, which we refer to in this prospectus as fully human antibody therapeutic product candidates, generated by XenoMouse technology. We cannot be certain that either XenoMouse technology or XenoMax technology will generate antibodies against every antigen to which they are exposed in an efficient and timely manner, if at all. Furthermore, XenoMouse technology and XenoMax technology may not result in any meaningful benefits to our current or potential customers or in product candidates that are safe and efficacious for patients. Our failure to generate antibody therapeutic product candidates that lead to the successful commercialization of products would materially harm our business, financial condition and results of operations.

If we do not successfully develop our products, or if they do not achieve commercial success, our business will be materially harmed.

        Our development of current and future product candidates, either alone or in conjunction with collaborators, is subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies. These risks include:

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  delays in product development, clinical testing or manufacturing;

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  unplanned expenditures in product development, clinical testing or manufacturing;

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  failure in clinical trials or failure to receive regulatory approvals;

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  emergence of superior or equivalent products;

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  inability to manufacture on our own, or through others, product candidates on a commercial scale;

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  inability to market products due to third-party proprietary rights;

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  election by our customers not to pursue product development;

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  failure by our customers to develop products successfully; and

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  failure to achieve market acceptance.

        Because of these risks, our research and development efforts and those of our customers and collaborators may not result in any commercially viable products. Our failure to successfully complete a significant portion of these development efforts, to obtain required regulatory approvals or to achieve commercial success with any approved products would materially harm our business, financial condition and results of operations.

Before we commercialize and sell any of our product candidates, we must conduct clinical trials, which are expensive and have uncertain outcomes.

        Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through pre-clinical testing and clinical trials that our product candidates are safe and effective for use in humans. We will incur substantial expense for, and devote a significant amount of time to, pre-clinical testing and clinical trials.

        Historically, the results from pre-clinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may encounter regulatory delays or rejections as a result of many factors, including changes in regulatory policy during the period of product development.

        As of September 30, 2001 three of our proprietary product candidates, ABX-CBL, ABX-IL8 and ABX-EGF, were in clinical trials. Patient follow-up for these clinical trials has been limited because these trials have been ongoing for a relatively short period of time. To date, data obtained from these clinical trials have been insufficient to demonstrate safety and efficacy under applicable Food and Drug Administration, or FDA, guidelines. As a result, these data will not support an application for regulatory approval without further clinical trials. Clinical trials that we conduct or that third parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for ABX-CBL, ABX-IL8, ABX-EGF or any other potential product candidates. We expect to commence new clinical trials from time to time in the course of our business as our product development work continues. However, regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates.

        In addition, we have ongoing research projects that may lead to product candidates, but we have not submitted investigational new drug applications nor begun clinical trials for these projects. Our pre-clinical or clinical development efforts may not be successfully completed, we may not file further investigational new drug applications and clinical trials may not commence as planned.

        Completion of clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. However, we estimate that clinical trials of the type we generally conduct are completed over the following timelines:

Clinical Phase	Estimated Completion Period
Phase I	1 Year
Phase II	1-2 Years
Phase III	2-4 Years

        Many factors may delay our commencement and rate of completion of clinical trials, including:

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  the number of patients that ultimately participate in the trial;

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  the duration of patient follow-up that seems appropriate in view of the results;

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  the number of clinical sites included in the trials; and

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  the length of time required to enroll suitable patient subjects.

        We have limited experience in conducting and managing clinical trials. We rely on third parties, including our customers, to assist us in managing and monitoring clinical trials. Our reliance on these third parties may result in delays in completing, or in failure to complete, these trials if the third parties fail to perform under our agreements with them.

        Our product candidates may fail to demonstrate safety and efficacy in clinical trials. For example, on January 3, 2002 we announced that a clinical trial of our proprietary product candidate ABX-IL8 for use as a treatment for rheumatoid arthritis did not support continued research regarding that particular indication. This and other potential failures may delay development of other product candidates and hinder our ability to conduct related pre-clinical testing and clinical trials. As a result of these failures, we may also be unable to obtain additional financing. Any delays in, or termination of, our clinical trials could materially harm our business, financial condition and results of operations.

We currently rely on a sole source third-party manufacturer, and we may have difficulty conducting clinical trials of our product candidates if the manufacturer does not perform in accordance with our expectations.

        We currently rely, and will continue to rely for at least the next five years, on a single contract manufacturer, Lonza Biologics (Lonza), to produce ABX-CBL, ABX-IL8 and ABX-EGF under good manufacturing practice regulations, for use in our clinical trials. While our Fremont manufacturing facility is expected to be operational in December 2002, thus creating additional capacity, which we will own, we cannot assure you that this facility will open when expected. In November 2000, we entered into a manufacturing supply agreement with Lonza, under which Lonza will make available exclusively to us, for a period of five years, a cell culture production suite, with associated purification capacity, within Lonza's facility. The agreement includes an option to extend the initial five-year term. The dedicated cell culture production suite is operational and became available to us in the third quarter of

2001. Although we have gained access through this agreement to production capacity and scheduling flexibility similar to owning the production capability, Lonza retains responsibility for, and control over, staffing and operating the facility. In July 2001, we entered into an agreement giving us the right to enter into exclusive negotiations with Lonza for an additional manufacturing supply agreement under which Lonza will make available to us, for a period of up to five years, extendable for an additional two years, approximately one quarter of the annual capacity of a cell culture production suite for large-scale manufacturing of products that is under construction. The exclusive negotiation period, which originally expired on December 31, 2001, has been extended and we now expect it to expire on or around March 31, 2002. We cannot assure you that we will actually reach agreement with Lonza for this additional capacity. Even if we do reach agreement with Lonza, although we currently anticipate that construction of the facility will be completed in the fourth quarter of 2004, we cannot assure you that it will be completed by that time or at all.

        Lonza has a limited number of facilities in which it can produce our product candidates and has limited experience in manufacturing ABX-CBL, ABX-IL8 and ABX-EGF in quantities sufficient for conducting clinical trials or for commercialization. We currently rely on Lonza to produce our product candidates under good manufacturing practice regulations, which meet acceptable standards for our clinical trials.

        Third-party manufacturers may encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, shortage of qualified personnel, compliance with FDA and other applicable regulations, production costs, and development of advanced manufacturing techniques and process controls. Our third-party manufacturer may not perform as agreed or may not remain in the contract manufacturing business for the time required by us to successfully produce and market our product candidates. The failure of our third-party manufacturer to deliver the required quantities of our product candidates for clinical use on a timely basis and at commercially reasonable prices, and our failure to find a replacement manufacturer or develop our own manufacturing capabilities would materially harm our business, financial condition and results of operations.

Our own ability to manufacture is uncertain, which may make it more difficult for us to develop and sell our products.

        We are building our own manufacturing facility for the manufacture of products for clinical trials and to support the early commercial launch of a limited number of product candidates, in each case, in compliance with FDA and European good manufacturing practices. In May 2000, we signed a long-term lease for a building to contain this manufacturing facility. Construction has started and we expect this facility to be operational by year-end 2002. The costs of the facility, including design fees, permits, validation, leasehold improvements and equipment, will approximate $140 million. Construction of this facility may take longer than expected, and the planned and actual construction costs of building and qualifying the facility for regulatory compliance may be higher than expected. In addition, if the commercial launch of one or more of our product candidates proves successful, we will likely need to use one or more third-party facilities to produce these products in sufficient quantities. The process of manufacturing antibody therapeutic products is complex. We have no experience in the clinical or commercial scale manufacturing of ABX-CBL, ABX-IL8 and ABX-EGF, or any other antibody therapeutic products. Also, we will need to manufacture such antibody therapeutic products in a facility and by a process that comply with FDA, European and other regulations. It may take a substantial period of time to begin producing antibodies in compliance with such regulations. Our manufacturing operations will be subject to ongoing, periodic unannounced inspection by the FDA and state agencies to ensure compliance with good manufacturing practices. Our inability to establish and maintain a manufacturing facility within our planned time and cost parameters could materially harm the development and sales of our products and our financial performance.

        We also may encounter problems with the following:

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  production yields;

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  quality control and assurance;

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  shortages of qualified personnel;

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  on-going compliance with FDA regulations;

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  production costs; and

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  development of advanced manufacturing techniques and process controls.

        We continually evaluate our options for commercial production of our antibody therapeutic products, which include use of third-party manufacturers, establishing our own commercial scale manufacturing facility or entering into a manufacturing joint venture relationship with a third party. We are aware of only a limited number of companies on a worldwide basis who operate manufacturing facilities in which our product candidates can be manufactured under good manufacturing practice regulations, a requirement for all pharmaceutical products. It would take a substantial period of time for a contract manufacturing facility that has not been producing antibodies to begin producing antibodies under good manufacturing practice regulations. We may not be able to contract with any of these companies on acceptable terms, if at all.

        In addition, the FDA and other regulatory authorities will require us to register any manufacturing facilities in which our antibody therapeutic products are manufactured. The FDA and other regulatory authorities will then subject the facilities to inspections confirming compliance with FDA good manufacturing practice or other regulations. Our failure or the failure of our third-party manufacturers to maintain regulatory compliance would materially harm our business, financial condition and results of operations.

The successful growth of our business depends to a large extent on our ability to find third-party collaborators to develop and commercialize many of our product candidates.

        Our strategy for the development and commercialization of antibody therapeutic products depends, in large part, upon the formation of collaboration agreements with third parties. Potential third parties include pharmaceutical and biotechnology companies, technology companies, academic institutions and other entities. We must enter into these agreements to successfully develop and commercialize product candidates. These agreements are necessary in order for us to:

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  access proprietary antigens for which we can generate fully human antibody products;

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  fund our research and development activities;

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  fund pre-clinical development, clinical trials and manufacturing;

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  seek and obtain regulatory approvals; and

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  successfully commercialize existing and future product candidates.

        We have generated only a limited number of fully human antibody product candidates pursuant to our collaboration agreements, and, as of September 30, 2001, only four antibody therapeutic product candidates generated with XenoMouse technology had entered clinical testing. These product candidates may not result in commercially successful products. Current or future collaboration agreements may not be successful. Our failure to maintain our existing collaboration agreements or to enter into additional agreements could materially harm our business, financial condition and results of operations.

        Our dependence on licensing and other agreements with third parties subjects us to a number of risks. These agreements may not be on terms that prove favorable to us, and we typically afford our collaborators significant discretion in electing whether to pursue any of the planned activities. Licensing and other contractual agreements may require us to relinquish our rights to certain of our technologies, products or marketing territories. We cannot control the amount or timing of resources our collaborators may devote to the product candidates, and collaborators may not perform their obligations as expected. Additionally, business combinations or significant changes in a collaborator's business strategy may adversely affect a collaborator's willingness or ability to complete its obligations under the arrangement. Even if we fulfill our obligations under an agreement, typically our collaborators can terminate the agreement at any time following proper written notice. The termination or breach of agreements by our collaborators, or the failure of our collaborators to complete their obligations in a timely manner, could materially harm our business, financial condition and results of operations. If we are not able to establish further collaboration agreements or any or all of our existing agreements are terminated, we may be required to seek new collaborators or to undertake product development and commercialization at our own expense. Such an undertaking may:

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  limit the number of product candidates that we will be able to develop and commercialize;

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  reduce the likelihood of successful product introduction;

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  significantly increase our capital requirements; and

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  place additional strain on our management's time.

        Existing or future collaborators may pursue alternative technologies, including those of our competitors. Disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future collaborator. Lengthy negotiations with potential new collaborators or disagreements between us and our collaborators may lead to delays or termination in the research, development or commercialization of product candidates or result in time-consuming and expensive litigation or arbitration. The decision by our collaborators to pursue alternative technologies or the failure of our collaborators to develop or commercialize successfully any product candidate to which they have obtained rights from us could materially harm our business, financial condition and results of operations.

We are subject to extensive government regulation, which will require us to spend significant amounts of money, and we may not be able to obtain regulatory approvals, which are required for us to conduct clinical testing and commercialize our products.

        Our product candidates under development are subject to extensive and rigorous domestic government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If we market our products abroad, they will also be subject to extensive regulation by foreign governments. Neither the FDA nor any other regulatory agency has approved any of our product candidates for sale in the United States or any foreign market. The regulatory review and approval process, which includes pre-clinical studies and clinical trials of each product candidate, is lengthy, expensive and uncertain. Securing FDA approval requires the submission of extensive pre-clinical and clinical data and supporting information to the FDA for each indication to establish the product candidate's safety and efficacy. The approval process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance, and may involve ongoing requirements for post-marketing studies. Regulatory requirements are subject to frequent change. Delays in obtaining regulatory approvals may:

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  adversely affect the successful commercialization of any drugs that we or our customers develop;

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  impose costly procedures on us or our customers;

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  diminish any competitive advantages that we or our customers may attain; and

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  adversely affect our receipt of revenues or royalties.

        Certain material changes to an approved product such as manufacturing changes or additional labeling claims are subject to further FDA review and approval. The FDA may withdraw any required approvals, after we obtain them. We may not maintain compliance with other regulatory requirements. Further, if we fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, we or our third-party manufacturers may be subject to sanctions, including:

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  delays;

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  warning letters;

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  fines;

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  product recalls or seizures;

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  injunctions;

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  refusal of the FDA to review pending market approval applications or supplements to approval applications;

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  total or partial suspension of production;

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  civil penalties;

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  withdrawals of previously approved marketing applications; and

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  criminal prosecutions.

        In many instances we expect to rely on our customers and co-developers to file investigational new drug applications and generally direct the regulatory approval process for products derived from our technologies. These customers and co-developers may not be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any product candidates. If they fail to obtain required governmental approvals, we will experience delays in or be precluded from marketing or realizing the commercial benefits from the marketing of products derived from our technologies. In addition, our failure to obtain the required approvals would preclude the commercial use of our products. Any such delays and limitations may materially harm our business, financial condition and results of operations.

        We and our third-party manufacturers also are required to comply with the applicable FDA current good manufacturing practice regulations. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA and the FDA must approve these facilities before we can use them in commercial manufacturing of our products. We or our third-party manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other FDA regulatory requirements. The failure of us or our third-party manufacturers to comply with these requirements would materially harm our business, financial condition and results of operations.

If our products do not gain market acceptance among the medical community, our revenues would greatly decline.

        Our product candidates may not gain market acceptance among physicians, patients, third-party payors and the medical community. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy, and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of any product candidates that we develop will depend on a number of factors, including:

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  establishment and demonstration of clinical efficacy and safety;

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  cost-effectiveness of our product candidates;

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  their potential advantage over alternative treatment methods;

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  reimbursement policies of government and third-party payors; and

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  marketing and distribution support for our product candidates, including the efforts of our collaborators where they have marketing and distribution responsibilities.

        Physicians will not recommend therapies using our products until such time as clinical data or other factors demonstrate the safety and efficacy of such procedures as compared to conventional drug and other treatments. Even if we establish the clinical safety and efficacy of therapies using our antibody product candidates, physicians may elect not to recommend the therapies for any number of other reasons, including whether the mode of administration of our antibody products is effective for certain indications. Antibody products, including our product candidates as they would be used for certain disease indications, are typically administered by infusion or injection, which requires substantial cost and inconvenience to patients. For example, our ABX-IL8 product candidate currently requires that patients receive that treatment by means of an intravenous injection. A patient seeking treatment for psoriasis will most often receive treatment from a dermatologist, who is typically unable to administer intravenous injections to patients and would have to refer the patient to another doctor in order for the patient to receive treatment with ABX-IL8. Therefore, a dermatologist might be less likely to recommend our product candidate as a treatment for psoriasis, compared to other treatments the doctor could provide. Our product candidates, if successfully developed, will compete with a number of drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others. Physicians, patients, third-party payors and the medical community may not accept and utilize any product candidates that we or our customers develop. The failure of our products to achieve significant market acceptance would materially harm our business, financial condition and results of operations.

We do not have marketing and sales experience, which may require us to rely on others to market and sell our products and may make it more challenging for us to commercialize our product candidates.

        Although we have been marketing our XenoMouse technology to potential customers and collaborators for several years, we do not have marketing, sales or distribution experience or capability with respect to our therapeutic product candidates. We intend to enter into arrangements with third parties to market and sell most of our therapeutic product candidates when we commercialize them, which may be as early as 2004. We may not be able to enter into these marketing and sales arrangements with others on acceptable terms, if at all. To the extent that we enter into marketing and sales arrangements with other companies, our revenues, if any, will depend on the efforts of others. These efforts may not be successful. If we are unable to enter into third-party arrangements, then we will need to develop a marketing and sales force, which may need to be substantial in size, in order to achieve commercial success for any product candidate approved by the FDA. We may not successfully develop marketing and sales capabilities or have sufficient resources to do so. If we do develop such capabilities, we will compete with other companies that have experienced and well-funded marketing and sales operations. Our failure to enter into successful marketing arrangements with third parties and our inability to conduct such activities ourselves would materially harm our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

Our ability to protect our intellectual property rights will be critically important to the success of our business, and we may not be able to protect these rights in the United States or abroad.

        Our success depends in part on our ability to:

  •
  obtain patents;

  •
  protect trade secrets;

  •
  operate without infringing the proprietary rights of others; and

  •
  prevent others from infringing our proprietary rights.

        We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We attempt to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. However, the patent position of biopharmaceutical companies involves complex legal and factual questions, and, therefore, we cannot predict with certainty whether our patents will be enforced. In addition, third parties may challenge, invalidate or circumvent any of our patents, once they are issued. Thus, any patents that we own or license from third parties may not provide any protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

        In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for our technology in the event of unauthorized use or disclosure of confidential and proprietary information, and, in addition, the parties may breach such agreements. Also, our trade secrets may otherwise become known to, or be independently developed by, our competitors. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed.

We may face challenges from third parties regarding the validity of our patents and proprietary rights, or from third parties asserting that we are infringing on their patents or proprietary rights, which could result in litigation that would be costly to defend and could deprive us of valuable rights.

        Parties have conducted research for many years in the antibody and transgenic animal fields. The term "transgenic", when applied to an animal, such as a mouse, refers to an animal that has chromosomes into which human genes have been incorporated. This research has resulted in a substantial number of issued patents and an even larger number of pending patent applications. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Our technologies may unintentionally infringe the patents or violate other proprietary rights of third parties. Such infringement or violation may prevent us and our customers from pursuing product development or commercialization. Such a result could materially harm our business, financial condition and results of operations.

        In March 1997, we entered into a cross-license and settlement agreement with GenPharm International, Inc. to avoid protracted litigation. Under the cross-license, we licensed on a non-exclusive basis certain patents, patent applications, third-party licenses and inventions pertaining to the development and use of certain transgenic rodents, including mice, that produce fully human antibodies that are integral to our products and business. Our business, financial condition and results of operations could be materially harmed if any of the parties breaches the cross-license agreement.

        We have one granted European patent relating to XenoMouse technology that is currently undergoing opposition proceedings within the European Patent Office and the outcome of this opposition is uncertain.

        GlaxoSmithKline, plc, or Glaxo, has a family of patents relating to certain methods for generating monoclonal antibodies that Glaxo is asserting against Genentech, Inc. in litigation that was commenced in 1999. On May 4, 2001, Genentech announced that a jury had determined that Genentech had not infringed Glaxo's patents and that all of the patent claims asserted against Genentech are invalid. We understand that Glaxo has filed a notice of appeal with the Court of Appeals for the Federal Circuit. If any of the claims of these patents are finally determined in the litigation to be valid, and if we were to use manufacturing processes covered by the patents to make our products, we may then need to obtain a license should one be available. Should a license be denied or unavailable on commercially reasonable terms, we may have difficulties commercializing one or more of our products in any territories in which these claims were in force.

        Genentech, Inc. owns a U.S. patent that issued in June 1998 relating to inhibiting the growth of tumor cells that involves an antibody that binds to an epidermal growth factor receptor, or an anti-EGF receptor antibody, in combination with a cytotoxic factor, which is a substance having a toxic effect on cells. ImClone Systems, Inc. owns or is licensed under a U.S. patent that issued in April 2001, relating to inhibiting the growth of tumor cells that involves an anti-EGF receptor antibody in combination with an anti-neoplastic, or anti-tumor, agent. We believe there are strong arguments that all claims of both the Genentech patent and the ImClone patent are invalid. We are continuing to analyze the scope of these patents. We believe that currently all of our activities relating to anti-EGF receptor monoclonal antibodies are within the exemption provided by the U.S. patent laws for uses reasonably related to obtaining FDA approval of a drug. Based on our product development plans, we do not expect the scope of our activities in this regard to change in the future prior to filing an application for a biologic license with the FDA. If a court determines that the claims of either the Genentech patent or the ImClone patent cover our activities with ABX-EGF and are valid, such a decision may require us to obtain a license to Genentech's or ImClone's patent, as the case may be, to label and sell ABX-EGF for certain combination therapies. Our failure to obtain a license, or to obtain a license on commercially reasonable terms, could impede our commercialization of ABX-EGF in the United States.

        In 2000, the Japanese Patent Office granted a patent to Kirin Beer Kabushiki Kaisha, one of our competitors, relating to non-human transgenic mammals. Kirin has filed corresponding patent applications in Europe and Australia. Kirin may also have filed a corresponding patent application in the United States. Our licensee, Japan Tobacco, has filed opposition proceedings against the Kirin patent. We cannot predict the outcome of those opposition proceedings, which may take years to be resolved.

        Extensive litigation regarding patents and other intellectual property rights has been common in the biotechnology and pharmaceutical industries. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings, and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

  •
  enforce patents that we own or license;

  •
  protect trade secrets or know-how that we own or license; or

  •
  determine the enforceability, scope and validity of the proprietary rights of others.

        Our involvement in any litigation, interference or other administrative proceedings could cause us to incur substantial expense and could significantly divert the efforts of our technical and management personnel. An adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties. An adverse determination in a judicial or administrative proceeding, or a failure to obtain necessary licenses, may restrict or prevent us from manufacturing and selling our products, if any. Costs associated with these arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all. These outcomes could materially harm our business, financial condition and results of operations.

Risks Related to Our Industry

We face intense competition and rapid technological change, and if we fail to develop products that keep pace with new technologies and that gain market acceptance, our product candidates or technologies could become obsolete.

        The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. We are aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to antibody therapy. These companies have commenced clinical trials of antibody therapeutic product candidates or have successfully commercialized antibody products. Many of these companies are addressing the same diseases and disease indications as we or our customers are. Also, we compete with companies that offer antibody generation services to companies that have antigens. These competitors have specific expertise or technology related to antibody development and introduce new or modified technologies from time to time. These companies include GenPharm International, Inc., a wholly-owned subsidiary of Medarex, Inc.; Medarex's joint venture partner, Kirin Brewing Co., Ltd.; Genmab A/S; Cambridge Antibody Technology Group plc; Protein Design Labs, Inc.; and MorphoSys AG.

        Some of our competitors have received regulatory approval of or are developing or testing product candidates that may compete directly with our product candidates. For example, SangStat Medical Corp., Novartis, Pharmacia Corporation and Roche market organ transplant rejection products that may compete with ABX-CBL, which is in clinical trials. In addition, MedImmune, Inc. has a potential antibody product candidate in clinical trials for graft versus host disease that may compete with ABX-CBL. We are also aware that several companies, including Genentech, Inc., Biogen, Inc. and Immunex Corporation, have potential product candidates for the treatment of psoriasis that may compete with ABX-IL8, which is in clinical trials. Furthermore, we are aware that ImClone Systems, Inc., AstraZeneca PLC, GlaxoSmithKline and a collaboration of OSI Pharmaceuticals, Inc., Genentech, Inc. and Roche have potential antibody and small molecule product candidates in clinical development that may compete with ABX-EGF, which is also in clinical trials.

        Many of these companies and institutions, either alone or together with their customers, have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their customers, have significantly greater experience than we do in:

  •
  developing products;

  •
  undertaking pre-clinical testing and human clinical trials;

  •
  obtaining FDA and other regulatory approvals of products; and

  •
  manufacturing and marketing products.

        Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before we do. If we commence commercial product sales, we will be competing against companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

        We also face, and will continue to face, competition from academic institutions, government agencies and research institutions. There are numerous competitors working on products to treat each of the diseases for which we are seeking to develop therapeutic products. In addition, any product candidate that we successfully develop may compete with existing therapies that have long histories of safe and effective use. Competition may also arise from:

  •
  other drug development technologies and methods of preventing or reducing the incidence of disease;

  •
  new small molecules; or

  •
  other classes of therapeutic agents.

        Developments by competitors may render our product candidates or technologies obsolete or non-competitive. We face and will continue to face intense competition from other companies for agreements with pharmaceutical and biotechnology companies for establishing relationships with academic and research institutions, and for licenses to proprietary technology. These competitors, either alone or with their customers, may succeed in developing technologies or products that are more effective than ours.

We face uncertainty over reimbursement and healthcare reform, which, if determined adversely to us, could seriously hinder the market acceptance of our products.

        In both domestic and foreign markets, sales of our product candidates will depend in part upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers and private health insurers. Third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare, which could further limit reimbursement for pharmaceuticals. The failure of the government and third-party payors to provide adequate coverage and reimbursement rates for our product candidates could adversely affect the market acceptance of our products. The failure of our products to receive market acceptance would materially harm our business, financial condition and results of operations.

Other Risks Related to Our Company

We acquired Abgenix Biopharma, a Vancouver-based biotechnology company, in November 2000. We may experience difficulty in the integration of this acquisition, or any future acquisition, with the operations of our business.

        In November 2000, we acquired all of the voting stock of Abgenix Biopharma, a Canadian biotechnology company that develops and intends to commercialize antibody-based therapeutic and diagnostic products for the treatment and diagnosis of a variety of diseases, for an aggregate consideration of approximately $77.2 million.

        We have a limited history of operating the business of our company and Abgenix Biopharma on a consolidated basis, and we have no prior experience operating a business outside of the United States.

We may have difficulty integrating Abgenix Biopharma's research and development operations with our own. Difficulty managing the integration of Abgenix Biopharma could result from many factors, some of which are beyond our control, including the following:

  •
  the geographic distance between our Fremont, California headquarters and our acquired Vancouver, British Columbia subsidiary;

  •
  potential differences in research and development protocols between Abgenix Biopharma and ourselves; and

  •
  the potential loss of personnel from our acquired operations.

        In the future, we may from time to time seek to expand our business through additional corporate acquisitions. Our acquisition of companies and businesses and expansion of operations, involve risks such as the following:

  •
  the potential inability to identify target companies best suited to our business plan;

  •
  the potential inability to successfully integrate acquired operations and businesses and to realize anticipated synergies, economies of scale or other expected value;

  •
  incurrence of expenses attendant to transactions that may or may not be consummated; and

  •
  difficulties in managing and coordinating operations at multiple venues, which, among other things, could divert our management's attention from other important business matters.

        In addition, our acquisition of companies and businesses and expansion of operations, including the recent acquisition of Abgenix Biopharma, may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expense.

The future growth and success of our business will depend on our ability to continue to attract and retain our employees and consultants.

        For us to pursue product development, marketing and commercialization plans, we will need to hire additional qualified scientific personnel to perform research and development. We will also need to hire personnel with expertise in clinical testing, government regulation, manufacturing, marketing and finance. Attracting and retaining qualified personnel will be critical to our success. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. Our inability to attract and retain qualified personnel might materially harm our business, financial condition and results of operations.

We have implemented a stockholder rights plan and are subject to other anti-takeover provisions, which could deter a party from effecting a takeover of us at a premium to our then-current stock price.

        In June 1999, our board of directors adopted a stockholder rights plan, which we amended in November 1999. The stockholder rights plan and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. This could limit the price that certain investors might be willing to pay in the future for our common stock. Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws allow us to:

  •
  issue preferred stock without any vote or further action by the stockholders;

  •
  eliminate the right of stockholders to act by written consent without a meeting;

  •
  specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and

  •
  eliminate cumulative voting in the election of directors.

        We are subject to certain provisions of Delaware law which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless the transaction meets certain conditions. The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of us, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock.

We face product liability risks and may not be able to obtain adequate insurance, and if we are held liable for an uninsured claim or a claim in excess of our insurance limits, our business, financial condition and results of operations may be harmed.

        The use of any of our product candidates in clinical trials, and the sale of any approved products, may expose us to liability claims resulting from such use or sale of our products. Consumers, healthcare providers, pharmaceutical companies or others selling such products might make claims of this kind. We may experience financial losses in the future due to product liability claims. We have obtained limited product liability insurance coverage for our clinical trials, under which the coverage limits are $5.0 million per occurrence and $5.0 million in the aggregate. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for product candidates in development. We may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. If third parties bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liabilities, our business, financial condition and results of operations may be materially harmed.

Our operations involve hazardous materials, and we could be held responsible for any damages caused by such materials.

        Our research and manufacturing activities involve the controlled use of hazardous materials. In addition, although we maintain insurance for harm to employees and to our facilities caused by hazardous materials, we do not insure against any other harm (including harm to the environment) caused by the use of hazardous materials on our premises. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may materially harm our business, financial condition and results of operations.

We do not intend to pay cash dividends on our common stock.

        We intend to retain any future earnings to finance the growth and development of our business and we do not plan to pay cash dividends on our common stock in the foreseeable future.

Our stock price is highly volatile, and you may not be able to sell your shares of our common stock a price greater than or equal to the price you paid for them.

        The market price and trading volume of our common stock are volatile, and we expect such volatility to continue for the foreseeable future. For example, during the period between September 30, 2000 and September 30, 2001, our common stock closed as high as $93.1875 per share and as low as $16.75 per share. This may impact your decision to buy or sell our common stock. Factors affecting our stock price include:

  •
  our financial results;

  •
  fluctuations in our operating results;

  •
  announcements of technological innovations or new commercial therapeutic products by us or our competitors;

  •
  published reports by securities analysts;

  •
  progress with clinical trials;

  •
  government regulation;

  •
  changes in reimbursement policies;

  •
  developments in patent or other proprietary rights;

  •
  developments in our relationship with customers;

  •
  public concern as to the safety and efficacy of our products; and

  •
  general market conditions.

TRADEMARKS

        Abgenix and the Abgenix logo are trademarks of Abgenix. XenoMouse® is a registered trademark of Xenotech, Inc., a wholly-owned subsidiary of Abgenix. XenoMax™ is a trademark of Abgenix. SLAM™ is a trademark of Abgenix Biopharma, Inc. registered in Canada. This prospectus also contains trademarks of third parties.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements based largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described above under the caption "Risk Factors." In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless we have obligations under the federal securities laws to update and disclose material developments to previously disclosed information.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholders pursuant to this prospectus.

PRICE RANGE OF COMMON STOCK

        Our common stock began trading publicly on the Nasdaq National Market on July 2, 1998, under the symbol "ABGX." The following table lists quarterly information on the price range of our common stock based on the high and low reported closing prices for our common stock as reported on the Nasdaq National Market for the periods indicated below, as adjusted to reflect a two-for-one common stock split effective on April 6, 2000 and a two-for-one common stock split effective on July 7, 2000. These prices do not include retail markups, markdowns or commissions.

	High	Low
Fiscal 1999:
First Quarter	$4.53	$3.31
Second Quarter	4.97	3.31
Third Quarter	11.91	4.72
Fourth Quarter	33.13	9.32
Fiscal 2000:
First Quarter	$99.75	$29.03
Second Quarter	69.02	32.31
Third Quarter	85.81	50.13
Fourth Quarter	93.19	46.81
Fiscal 2001:
First Quarter	$52.31	$16.75
Second Quarter	46.15	18.06
Third Quarter	44.10	20.29
Fourth Quarter	37.46	23.08
Fiscal 2002:
First Quarter (through January 24, 2002)	$32.82	$25.08

        As of September 30, 2001, there were approximately 232 holders of record of our common stock. On January 24, 2002, the closing price on the Nasdaq National Market for our common stock was $25.57.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

        The consolidated statement of operations data for the years ended December 31, 1998, 1999 and 2000 and the consolidated balance sheet data as of December 31, 1999 and 2000 are derived from our audited consolidated financial statements. These financial statements are included elsewhere in this prospectus. The balance sheet data at December 31, 1996, 1997 and 1998, and the statement of operations data for the years ended December 31, 1996 and 1997, are derived from our audited financial statements. These financial statements are not included in this prospectus. The selected data as of September 30, 2001 and for each of the nine-month periods ended September 30, 2000 and 2001 have been derived from our unaudited consolidated financial statements included in this prospectus, which reflect, in our management's judgment, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of these periods. The results for the nine-month period ended September 30, 2001 are not necessarily indicative of results for the full year.

        You should read the following selected consolidated financial data in conjunction with our financial statements and notes that are included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Years Ended December 31,					Nine Months Ended September 30,
	2000	1999	1998	1997	1996	2001	2000
	(In thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues
Contract revenue	$26,601	$12,285	$2,498	$611	$—	$16,603	$13,077
Revenue under collaborative agreements from related parties	—	—	1,344	1,343	4,719	—	—
Interest income	32,848	3,045	961	307	203	24,263	22,334

Total revenues	59,449	15,330	4,803	2,261	4,922	40,866	35,411
Costs and expenses:
Research and development	51,329	21,106	17,588	11,405	9,433	69,334	31,910
Amortization of intangible assets, related to research and development	3,992	—	—	—	—	6,213	2,330
General and administrative	7,667	5,164	3,405	3,525	2,565	10,134	5,152
In process research and development charge	5,215	—	—	—	—	—	—
Charge for cross-license and settlement amount allocated from Cell Genesys	—	—	—	11,250	—	—	—
Equity in (income) losses from the Xenotech joint venture	—	(546)	107	11,250	—	—	—
Non-recurring termination fee	—	8,667	—	—	—	—	—
Interest expense	39	438	530	711	24	256	317

Total costs and expenses	68,242	34,829	21,630	38,141	12,022	85,937	39,709

Loss before income taxes	(8,793)	(19,499)	(16,827)	(35,880)	(7,100)	(45,071)	(4,298)
Foreign income tax expense	—	1,000	—	—	—	—	—

Net loss	$(8,793)	$(20,499)	$(16,827)	$(35,880)	$(7,100)	$(45,071)	$(4,298)

Net loss per share	$(0.11)	$(0.35)	$(0.75)	$(258.13)	$(11,677.63)	$(0.52)	$(0.05)

Shares used in computing net loss per share	80,076	58,148	22,412	139	0.61	85,927	78,799
	December 31,
						September 30, 2001
	2000	1999	1998	1997	1996
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, marketable securities and interest receivable	$702,676	$58,012	$16,744	$15,321	$10,172	$547,541
Working capital	621,480	56,113	13,101	6,637	5,564	531,671
Total assets	936,800	148,541	24,220	22,084	14,357	811,573
Long term debt, less current portion	—	421	2,180	3,979	1,757	—
Redeemable convertible stock	—	—	—	31,189	10,150	—
Accumulated deficit	(98,593)	(89,800)	(69,301)	(52,474)	(16,594)	(143,664)
Total stockholders' equity	839,675	137,060	16,959	(22,318)	(2,316)	778,312

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements based upon current expectations that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions as they relate to us are included to identify forward-looking statements. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a biopharmaceutical company that develops and intends to commercialize antibody therapeutic products for the treatment of a variety of disease conditions. We have proprietary technologies that facilitate rapid generation of highly specific, fully human antibody product candidates that bind to disease targets appropriate for antibody therapy. We developed our XenoMouse® technology, a technology utilizing genetically modified mice to generate fully human antibodies, and we also own a technology that enables the rapid identification of antibodies with desired function and characteristics, referred to as SLAM™ technology. In our newly developed XenoMax™ technology, we use SLAM technology to select and isolate antibodies with particular function and characteristics from antibody-producing cells generated by XenoMouse animals. We intend to use our technologies to build a large and diversified product portfolio that we expect to develop and commercialize through licensing arrangements with pharmaceutical companies and others, through joint development and through internal product development programs.

Results of Operations

Three Months and Nine Months Ended September 30, 2001 and 2000

        Contract revenue totaled $4.1 million and $16.6 million in the three and nine-month periods ended September 30, 2001 compared to $7.6 million and $13.1 million, respectively, in the comparable 2000 periods. The primary components for both periods were as follows:

    •
    Proprietary Product Development

      We recognized a total of $2.7 and $11.7 million in the three and nine-month periods ended September 30, 2001, including license fees, reimbursement of development costs and milestone fees under joint development and commercialization agreements with Immunex Corporation and SangStat Medical Corporation for the development of ABX-EGF and ABX-CBL, respectively. We executed these agreements in the third quarter of 2000, and we recognized $2.2 million related to these agreements in the comparable three and nine-month periods ended September 30, 2000, including license fees and reimbursement of development costs. Under these agreements, we recognize license fees ratably over the minimum periods we are obligated to share in development costs. Under the Immunex agreement, this was the 17-month period ended December 31, 2001. Under the SangStat agreement, this was the 6-month period ended January 31, 2001.

    •
    Technology Licensing

      We recognized a total of $1.4 and $4.9 million in the three and nine-month periods ended September 30, 2001, including license fees, research fees, option fees and milestone fees primarily from Pfizer, Inc., Amgen Inc., CuraGen Corporation, Centocor, Inc. and Chiron Corporation. Also included in the amount for the nine months ended September 30, 2001, was a milestone fee from Amgen Inc. for the advancement of a XenoMouse-derived antibody into clinical trials.

      We recognized a total of $5.4 and $10.9 million in the three and nine-month periods ended September 30, 2000, including license fees, research fees and option fees primarily from Millennium Pharmaceutical Inc., CuraGen Corporation, Amgen, Inc., Pfizer, Inc. and Japan Tobacco Inc. The primary component of this revenue was research and license fees related to an agreement with Millennium Pharmaceuticals Inc. in which we granted several licenses to make, use and sell antibodies generated with our XenoMouse technology. We received payments totaling $10.0 million in the first quarter of 2000 representing a research license fee, product license fees and service fees to establish XenoMouse technology at Millennium. We recognized these fees ratably each month over the period ended December 31, 2000, during which we fulfilled our obligation to assist in establishing XenoMouse technology at Millennium, enabling Millennium to practice the research license and product licenses. We recognized no such fees in the three and nine-month periods ended September 30, 2001.

        Interest and other income consist primarily of interest from cash, cash equivalents and marketable securities. Interest and other income decreased to $6.3 million in the three months ended September 30, 2001 compared to $9.2 million in the same period in 2000. Interest and other income increased to $24.3 million in the nine-month period ended September 30, 2001 compared to $22.3 million in the same period in 2000. The decrease in interest and other income for the three months ended September 30, 2001 compared to the same period in 2000 was due to lower cash, marketable securities and cash equivalent balances and lower interest rates. The increase in interest and other income for the nine months ended September 30, 2001 compared to the same period in 2000 was the result of higher average balances of our marketable securities and cash equivalents in the first quarter of 2001 as compared to 2000.

        Research and development expenses consist primarily of costs associated with pre-clinical testing and clinical trials of our product candidates, including the costs of manufacturing the product candidates; of compensation and other expenses related to research and development personnel; and facilities expenses. Management separates research and development expenditures into amounts related to pre-clinical research and development, and amounts related to clinical development programs.

        We generally do not track our historical research and development costs by project; rather, we track such costs by the type of cost incurred, including costs in the five categories discussed below: clinical costs, personnel costs, facility costs, research costs and toxicology costs. For this reason, we cannot accurately estimate with any degree of certainty what our historical costs have been for any particular research and development project.

        During the nine-month period ended September 30, 2001, we estimate that approximately 61% of our research and development expenditures was spent on pre-clinical research and development and 39% was spent on clinical development programs. Research and development expenses increased to $27.0 million in the three months ended September 30, 2001 from $12.8 million in the comparable period in 2000 and to $69.3 million in the nine months ended September 30, 2001 from $31.9 million in the comparable period in 2000. The increase is primarily due to costs associated with the following:

    •
    Clinical Costs—Clinical costs for the three-month period ended September 30, 2001 increased by $6.2 million from the three-month period ended September 30, 2000. Clinical costs for the nine-month period ended September 30, 2001 increased by $14.2 million from the nine-month period ended September 30, 2000. Clinical costs increased in 2001 as we initiated new clinical trials and progressed to later stage clinical trials for our three product candidates, ABX-CBL, ABX-IL8 and ABX-EGF. The costs of such trials include clinical investigator site fees, monitoring costs and data management costs. Additionally, these costs include the costs of manufacturing the antibodies used in clinical trials. In July and August 2000, we entered into separate agreements with Immunex and SangStat to share equally in the costs of developing and commercializing ABX-EGF and ABX-CBL, respectively. We expect clinical costs will increase in the future as we enter additional clinical trials for both new and existing product candidates.

    •
    Increased Personnel—Personnel costs for the three-month period ended September 30, 2001 increased by $3.2 million from the three-month period ended September 30, 2000. Personnel costs for the nine-month period ended September 30, 2001 increased by $9.0 million from the nine-month period ended September 30, 2000. Staffing at September 30, 2001 increased by approximately 124% from September 30, 2000. The increase in staff is to support the increased level of product development activities, including new target validation, process sciences, manufacturing and clinical activities. Also, the increase includes additional employees resulting from our acquisition of Abgenix Biopharma Inc. in November 2000. Included in the increase are salary, related fringe benefits, and recruiting and relocation costs. We expect personnel costs to increase further as we continue to build our organization.
    •
    Facility Costs—Facility costs for the three-month period ended September 30, 2001 increased by $3.7 million from the three-month period ended September 30, 2000. Facility costs for the nine-month period ended September 30, 2001 increased by $9.0 million from the nine-month period ended September 30, 2000. Related to our increased personnel, we acquired new facilities and related leasehold improvements, furniture and fixtures. As a result, rent, depreciation and utilities increased in the three and nine-month periods ended September 30, 2001 as compared to the same periods in 2000. We expect facility costs to increase in future periods as a result of our capital expansion plans.
    •
    Research Costs—Research costs for the three-month period ended September 30, 2001 increased by $2.0 million from the three-month period ended September 30, 2000. Research costs for the nine-month period ended September 30, 2001 increased by $4.6 million from the nine-month period ended September 30, 2000. In the first quarter of 2001, we entered into an agreement with Impath Inc. under which Impath will evaluate target expression by performing certain tissue studies, enabling us to better identify potential diagnostic and therapeutic products. The agreement includes a monthly fee payable over 13 months. Also, research costs and lab supplies costs increased in the third quarter of 2001 in comparison to the third quarter of 2000 as a result of the increased research activity and staff in the United States, as well as our acquisition of Abgenix Biopharma.
    •
    Toxicology Costs—Related to our increased clinical trial activity, we incurred higher costs for toxicology studies in the three and nine-month periods ended September 30, 2001 in comparison to the comparable periods in 2000.

        Amortization of intangible assets relates to existing technology (including patents and certain royalty rights), goodwill and assembled workforce acquired through the acquisitions of Abgenix Biopharma and IntraImmune Therapies Inc. in November 2000 and Xenotech in December 1999. As a result of the acquisitions in 2000, amortization increased to $2.1 million in the three months ended September 30, 2001 from $0.8 million in the comparable period in 2000 and to $6.2 million in the nine months ended September 30, 2001 from $2.3 million in the comparable period in 2000.

        General and administrative expenses include compensation and other expenses related to finance and administrative personnel, professional services and facilities. General and administrative expenses increased to $3.9 million in the three months ended September 30, 2001 from $1.8 million in the comparable period in 2000 and to $10.1 million in the nine months ended September 30, 2001 from $5.2 million in the comparable period in 2000. The increase reflects increased personnel costs, including recruiting costs and incentive compensation and additional consulting costs associated with our Information Services group. The increase is also related to the acquisition of Abgenix Biopharma. We expect personnel costs to increase further as we continue to build our organization, including consulting costs associated with new information systems.

Years Ended December 31, 2000, 1999 and 1998

        Contract revenues increased to $26.6 million in 2000 from $12.3 million in 1999. Contract revenue in 2000 included the following: We recognized research and license fees of $10.0 million under an agreement with Millennium Pharmaceuticals in which we granted several licenses to make, use and sell antibodies generated with XenoMouse. We received payments totaling $10.0 million in the first quarter of 2000 representing a research license fee, product license fees and service fees to establish the technology at Millennium Pharmaceuticals Inc. We recognized these fees ratably each month over the period ended December 31, 2000 during which Abgenix fulfilled its obligation to assist in establishing the technology at Millennium, enabling Millennium to practice the research license and product licenses. We recognized a total of $6.4 million under agreements related to the respective joint development and commercialization agreements with Immunex and SangStat, for the development of ABX-EGF and ABX-CBL, respectively. We received license fees of $7.0 million in 2000 and we are recognizing these fees ratably over the minimum periods we are obligated to share in development costs. For Immunex this is the 17-month period ended December 31, 2001 and the amount recognized in 2000 was $1.5 million. For SangStat this is the six-month period ending January 31, 2001, and the amount recognized in 2000 was $1.7 million. Additionally, in 2000, we recognized in total $3.2 million as revenue from both Immunex and SangStat, which represents 50% of the development costs of ABX-EGF and ABX-CBL we incurred and recorded as expense in 2000, net of 50% of the development costs incurred by Immunex and SangStat. We recognized license fees of $2.7 million in 2000 related to the license of certain technologies to Japan Tobacco in 1999. This technology was completed and delivered in 2000. Additionally in 2000, we recognized the following fees: a technology transfer fee from Pfizer; a milestone fee from Pfizer related to Pfizer's filing of an Investigational New Drug application with the FDA for an antibody product candidate for the treatment of cancer; licensing fees for four antigen targets under existing collaborations; option fees; research funding; and fees for research milestones and certain research work.

        In comparison, contract revenue in 1999 and 1998 included the following: In 1999, we recognized a total of $8.3 million under agreements with Japan Tobacco Inc. as follows: $6.0 million for the license of certain technology in December 1999; and $2.3 million in fees for the reimbursement of clinical trial costs and certain joint interest rights in the data from the ABX-IL8 clinical trials. Additionally in 1999, contract revenues included licensing fees for three antigen targets under existing collaborations, option fees, and fees for research milestones and certain research work. In 1998, we recognized approximately $1.3 million for performing research for Xenotech, which, up until December 1999 when we acquired 100% of Xenotech, was an equally owned joint venture with JT America (a wholly owned subsidiary of Japan Tobacco Inc.). Additionally in 1998, contract revenues included option fees, and fees for research milestones and certain research work.

        Interest income consists primarily of interest from cash, cash equivalents and short-term investments. Interest income increased to $32.8 million in 2000 compared to $3.0 million in 1999 and $1.0 million in 1998. These increases are due to higher average balances of marketable securities and cash equivalents as a result of our follow-on offerings and private placements in 2000, in which we raised $717.1 million, and in 1999, in which we raised $123.6 million.

        Research and development expenses consist primarily of compensation and other expenses related to research and development personnel, costs associated with pre-clinical testing and clinical trials of our product candidates, including the costs of manufacturing the product candidates, and facilities expenses. Research and development expenses increased to $51.3 million in 2000 from $21.1 million in 1999 and from $17.6 million in 1998. The increases reflect primarily costs associated with the following:

    •
    Increased personnel—Personnel costs increased by $5.2 million from 1999 to 2000. Personnel costs increased by $1.0 million from 1998 to 1999. Staffing increased 103% and 25% in 2000 and 1999, respectively. The increase is to support the increased level of product development activities, including new target validation, process sciences, manufacturing and increased clinical activities. Additionally, the increase in personnel is related to increased licensing activity. Included in the increase are salary and related fringe benefits, recruiting and relocation costs.

    •
    Product Supply Agreement—Included in 2000 is a charge of approximately $3.8 million to reserve manufacturing capacity by acquiring an option to negotiate a supply agreement with a contract manufacturer. In December 2000, the option expired and we executed the five-year manufacturing supply agreement.
    •
    Technology-in-licensing—Included in 2000 are fees of $5.0 million paid to ImmunoGen for providing the Company with non-exclusive access to ImmunoGen's maytansinoid Tumor-Activated Prodrug technology. Under the agreement with ImmunoGen, future payments are due if certain milestones are met and royalties are due on net sales of any resulting products. Additionally in 2000 we paid a fee to Genzyme Transgenics Corporation related to research they are performing in which they agreed to produce our antibody product candidate, ABX-IL8 using Genzyme's manufacturing system. Under this agreement, for undisclosed fees and milestone payments, Genzyme will develop transgenic goats that express ABX-IL8 in their milk. Additionally, several future payments are required if certain milestones are met.
    •
    Clinical Costs—Clinical costs increased by $11.2 million from 1999 to 2000 and increased by approximately $30,000 from 1998 to 1999 as we have initiated new clinical trials and progressed to later stage clinical trials for our three product candidates, ABX-CBL, ABX-IL8 and ABX-EGF. During 2000, we had clinical trials in progress during the entire year for ABX-CBL, ABX-IL8 and ABX-EGF. During 1999 we had clinical trials in progress for the entire year for ABX-CBL and ABX-IL8, and for the last 6 months of the year for ABX-EGF. During 1998 we initiated clinical trials for ABX-CBL and ABX-IL8. Costs of such trials include the clinical investigator site fees, monitoring costs and data management costs. Additionally, such costs include the costs of manufacturing the antibody used in clinical trials. In July and August 2000, we entered into separate agreements with Immunex and SangStat to share equally in the costs of developing and commercializing ABX-EGF and ABX-CBL, respectively.
    •
    Other—The increase in 1999, is also due to the increased compensation expense resulting from valuation of non-employee stock options.

        Amortization of intangible assets of $4.0 million in 2000 relates to existing technology (including patents and certain royalty rights), goodwill and assembled workforce, which we acquired through the acquisitions of Abgenix Biopharma and IntraImmune in November 2000 and the acquisition of JT America's interest in Xenotech in December 1999. The existing technology and goodwill are being amortized over 15 years and the assembled workforce over 2 years, their expected useful lives.

        General and administrative expenses include compensation and other expenses related to finance and administrative personnel, professional services and facilities. General and administrative expenses increased to $7.7 million in 2000 from $5.2 million in 1999 and $3.4 million in 1998. The increases reflect increased personnel costs, including recruiting costs and incentive compensation, and additional investor relations costs.

        The in-process research and development charge of $5.2 million relates to our acquisition of Abgenix Biopharma. This acquisition was accounted for using the purchase method of accounting. The total purchase price was $77.2 million, including transaction costs.

        We performed a valuation in which we allocated the total purchase price of Abgenix Biopharma among the acquired assets. We used the income approach to develop the value for the existing technology and the in-process research and development, as applicable. The income approach incorporates the calculation of the present value of future economic benefits such as cash earnings, cost savings, and tax deductions. The rate utilized to discount the net cash flows to their present value was 40%. We utilized the cost approach to value the assembled workforce. The cost approach measures the benefits related to an asset by the cost to reconstruct or replace it with another of like utility.

        Abgenix Biopharma's SLAM technology is patented in the United States and patent applications are pending in Canada and Europe. SLAM is technologically feasible and we have licensed the technology to a customer. At the time of our acquisition of Abgenix Biopharma, its assembled workforce was comprised of 27 employees, primarily scientists, with specific experience and knowledge of the Abgenix Biopharma SLAM technology and other technologies in process. The combined allocated value of these two intangible assets is $36.0 million.

        Abgenix Biopharma's primary in-process research and development activities focused on two efforts: agonist antibodies and antibodies that induce apoptosis. Agonist antibodies are antibodies that trigger a biological process, rather than simply block a biological pathway. Antibodies that induce apoptosis are antibodies that trigger a process that cause the death of the cell they bind to, for use in treating diseases like cancer. We estimated these two efforts to be 31% and 57% complete, based on the estimated costs to complete of approximately $120,000 and $250,000, respectively. Remaining efforts on these projects are significant and include most phases of product design, development and testing. As a result of the developmental work and additional testing required to produce these products in accordance with all clinical, technical and functional specifications of the FDA and other governmental authorities, these products have yet to achieve technological feasibility. As such, at the date of the acquisition the in-process technology had no alternative future use and did not otherwise qualify for capitalization. The value assigned to each acquired in-process research and development project were as follows (in thousands): Agonist antibodies—$3,259; Antibodies that induce apoptosis—$1,956; and the total of $5,215.

        The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. Accordingly, actual results may vary from the projected results. Any such variance may result in a material adverse effect on our financial condition and results of operations.

        Equity in income from the Xenotech joint venture in 1999 reflects our percentage ownership in the net income from the joint venture, prior to our acquisition of 100% of the joint venture in December 1999. In 1999, prior to our acquisition, the joint venture recorded net income primarily from the sale of licenses to Abgenix and our partner, JT America, Inc. In 1998, the joint venture incurred losses and our equity in those losses was in part netted against our revenues from the joint venture.

        The non-recurring termination fee in 1999 is a one-time net charge of $8.7 million related to the termination of certain rights licensed by Japan Tobacco from Xenotech.

        Interest expense declined in 2000, 1999 and 1998 due to the continued pay down of debt on our equipment leaseline financing and loan facility.

        Foreign income tax in 1999 reflects the withholding income tax imposed by Japan on certain transactions with Japan Tobacco.

Liquidity and Capital Resources

        At September 30, 2001, we had cash, cash equivalents and marketable securities of approximately $540.5 million. We invest our cash equivalents and marketable securities in highly liquid, interest bearing, investment grade and government securities in order to preserve principal.

        Cash Used in Operating Activities.    Net cash used in operating activities was $26.5 million for the nine months ended September 30, 2001, and net cash provided by operating activities was $6.3 million for the nine months ended September 30, 2000. The increased use of cash in operations reflects primarily our increased funding of research and development and manufacturing costs related to the development of new products. Total research and development expenses increased $37.4 million in the nine months ended September 30, 2001 from the comparable period in 2000. Also affecting the increased use of cash in operations in the nine months ended September 30, 2001, was the timing of customer payments. Customers provided cash of $13.0 million in the nine months ended September 30, 2001 in comparison to $26.7 million in the nine months ended September 30, 2000, both net of the change in accounts receivable and deferred revenue. Additionally, we used cash in the nine months ended September 30, 2001 for security deposits related to new facility leases. Partially offsetting the increased use of cash was interest income. Cash provided by interest income was $27.0 million in the nine months ended September 30, 2001 in comparison to $16.0 million in the nine months ended September 30, 2000, both net of the change in interest receivable. Additionally offsetting the increased use of cash was an increase in depreciation, amortization, accounts payable and accrued liabilities.

        Net cash used in operating activities was $1.4 million and $21.0 million in 2000 and 1999, respectively. In 2000, cash was provided by interest income of $24.2 million net of the increase in interest receivable of $8.7 million. Additionally in this period, customers provided cash of $30.6 million including $3.2 million recorded as a net increase in deferred revenue and $0.8 million from a net reduction in accounts receivable. We used cash for operations in both periods primarily to fund research and development expenses and manufacturing costs related to the development of new products. Additionally, we used cash in 2000 for a deposit related to a supply agreement and new technology licensing.

        Cash Used in Investing Activities.    Net cash used in investing activities was $107.2 million and $412.5 million for the nine months ended September 30, 2001, and September 30, 2000, respectively. For the nine months ended September 30, 2001, we received cash from our investment activities as certain of our marketable securities matured in comparison to the nine months ended September 30, 2000, in which we invested cash received from our follow-on public offering in February 2000 in marketable securities. We also used cash in the nine months ended September 30, 2001, as follows: $68.1 million to the holders of Abgenix Biopharma special shares in connection with our acquisition of Abgenix Biopharma; $4.1 million for the buy-out of certain stock options issued in connection with the Abgenix Biopharma acquisition; $44.1 million for the acquisition of property and equipment, primarily leasehold improvements related to our new facility and computer equipment; and $15.0 million for an equity investment in MDS Proteomics Inc. In the nine months ended September 30, 2000, we spent $3.4 million on property and equipment, primarily leasehold improvements related to our new facility and computer equipment and we invested $15 million in common stock of Immunogen, Inc.

        Net cash used in investing activities was $567.9 million and $90.7 million in 2000 and 1999, respectively. The activity reflects the following:

  •
  Net purchases of marketable securities with the funds we received from follow-on public offerings and private placements in 2000 and 1999;
  •
  The acquisition of IntraImmune Therapies, Inc. for $9.3 million in 2000;
  •
  The obligation to former shareholders of Abgenix Biopharma that was paid in cash during the first and second quarters of 2001, as discussed above;
  •
  The acquisition of JT America's interest in Xenotech for $47.0 million in 1999;
  •
  Investments of $15.0 and $50.0 million in the common stock of Immunogen and CuraGen, respectively in 2000;
  •
  An investment of $15.0 million in the common stock of CuraGen in 1999; and
  •
  An investment of $13.8 and $1.1 million in capital expenditures in 2000 and 1999, respectively. The investment in 2000 reflects primarily investment in leasehold improvements in our new office facility and construction in progress for the new process science laboratory and manufacturing facility.

        Cash Provided by Financing Activities.    During the nine months ended September 30, 2001, net cash provided by financing activities was $2.8 million, consisting of proceeds from the exercise of stock options and proceeds from the issuance of stock under our employee stock purchase plan. This activity compares to the nine months ended September 30, 2000, in which net cash provided by financing activities was $500.3 million, consisting primarily of the proceeds of our follow-on public offering in February 2000, in which we raised $496.5 million. In addition to this funding, in 2000 we received $3.8 million from the exercise of warrants and stock options and proceeds from the issuance of stock under our employee stock purchase plan.

        During 2000, net cash provided by financing activities was $723.2 million provided primarily from the sale of 9,936,000 shares of our common stock in a follow-on public offering in February 2000, and from the sale of 3,300,000 shares of our common stock in a private placement in November 2000. Additionally during this period, we received $0.7 million from Cell Genesys for the exercise of warrants and $7.3 million from the exercise of stock options and our employee stock purchase plan. During 1999, net cash provided by financing activities was $123.7 million, received primarily from the sale of our common stock in a follow-on public offering and a private placement.

        In March 2000 and February 2001, we obtained stand-by letters of credit for $2.0 and $3.0 million, respectively, from a commercial bank as security for our obligations on the leases on our two new leased facilities. In September 2001, we obtained a stand-by letter of credit for 1.0 million Canadian Dollars from a commercial bank as security for our obligations on the lease on our new leased facility in Canada. The stand-by letters of credit are secured by an investment account, in which we must maintain a $6.3 million balance. Additionally, in 1997 we leased $2.0 million of our laboratory and office equipment from a financing company. The lease term was 48 months. The lease bore interest at approximately 12.5%, and matured in September 2001. We also had a construction financing line with a bank in the amount of $4.3 million that was used to finance construction of leasehold improvements at our first facility. We paid off the line in May 2000.

        Financing Uncertainties Related to Our Business Plan.    We plan to continue to make significant expenditures to establish our own manufacturing facility and expand our research and development activities, including pre-clinical product development and clinical trials. We will also continue to look for new technology suppliers as potential acquisitions or alliance collaborators. Over the next fifteen months, we estimate that we will spend approximately $180.0 million on leasehold improvements and equipment for our new manufacturing and research and development facilities. Additionally, during the same period we expect to spend approximately $20.0 million on new computer hardware and software, including the acquisition of a new enterprise resource planning system. We also plan to spend significant amounts to develop, on a proprietary or co-developed basis, investigational new drug applications (INDs) for up to three product candidates annually, beginning in 2002. We believe that the annual goals of our customers and collaborators for 2002 and beyond include up to five INDs for additional product candidates based on our XenoMouse technology.

        We currently intend to use our available cash on hand to finance these projects and business developments, but we might also pursue other financing alternatives, such as a bank line of credit or a mortgage financing, that may become available to us. Whether we use cash on hand or choose to obtain financing will depend on, among other things, the future success of our business, the prevailing interest rate environment and the condition of financial markets generally.

        The amounts of the expenditures that will be necessary to execute our business plan are subject to numerous uncertainties, which may adversely affect our liquidity and capital resources. As of September 30, 2001, three of our proprietary product candidates, ABX-CBL, ABX-IL8 and ABX-EGF, were in various stages of clinical trials. Completion of clinical trials may take several years or more, but the length of time generally varies substantially according to the type, complexity, novelty and intended use of a product candidate. We estimate that clinical trials of the type we generally conduct are typically completed over the following timelines:

Clinical Phase	Estimated Completion Period
Phase I	1 Year
Phase II	1-2 Years
Phase III	2-4 Years

        However, the duration and the cost of clinical trials may vary significantly over the life of a project as a result of differences arising during the clinical trial protocol, including, among others, the following:

  •
  the number of patients that ultimately participate in the trial;
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  the duration of patient follow-up that seems appropriate in view of the results;
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  the number of clinical sites included in the trials; and
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  the length of time required to enroll suitable patient subjects.

        We test our potential product candidates in numerous pre-clinical studies to identify disease indications for which they may be product candidates. We may conduct multiple clinical trials to cover a variety of indications for each product candidate. As we obtain results from trials, we may elect to discontinue clinical trials for certain product candidates or for certain indications in order to focus our resources on more promising product candidates or indications. For example, on January 3, 2002 we announced that a clinical trial of our proprietary product candidate ABX-IL8 for use as a treatment for rheumatoid arthritis did not support continued research regarding that particular indication. Although we are continuing to test ABX-IL8 as a potential treatment for other indications, additional pre-clinical and clinical trials will require additional capital resources and these future trials may not prove successful.

        An important element of our business strategy is to pursue the research and development of a diverse range of product candidates for a variety of disease indications. This allows us to diversify the risks associated with our research and development spending. As a result, we believe our future capital requirements and our future financial success are not substantially dependent on any one product candidate. To the extent we are unable to maintain a diverse and broad range of product candidates, our dependence on the success of one or a few product candidates would increase.

        Our proprietary product candidates also have not yet achieved FDA regulatory approval, which is required before we can market them as therapeutic products. In order to proceed to subsequent clinical trial stages and to ultimately achieve regulatory approval, the FDA must conclude that our clinical data establish safety and efficacy. Historically, the results from pre-clinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals.

        Furthermore, our business strategy includes the option of entering into collaborative arrangements with third parties to complete the development and commercialization of our products. In the event that third parties take over the clinical trial process for one of our product candidates, the estimated completion date would largely be under the control of that third party rather than us. We cannot forecast with any degree of certainty which proprietary products or indications, if any, will be subject to future collaborative arrangements, in whole or in part, and how such arrangements would affect our capital requirements.

        As a result of the uncertainties discussed above, among others, the duration and completion costs of our research and development projects are difficult to estimate and are subject to considerable variation. Our inability to complete our research and development projects in a timely manner or our failure to enter into collaborative agreements, when appropriate, could significantly increase our capital requirements and could adversely impact our liquidity. These uncertainties could force us to seek additional, external sources of financing from time to time in order to continue with our business strategy. Our inability to raise additional capital, or to do so on terms reasonably acceptable to us, would jeopardize the future success of our business.

        We also may be required to make further substantial expenditures if unforeseen difficulties arise in other parts of our business. In particular, our future liquidity and capital requirements also will depend on many factors other than our research and development activities, including:

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  the retention of existing and establishment of further licensing and other agreements, if any;

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  the cost of establishing our manufacturing capabilities;

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  the cost of conducting commercialization activities and arrangements;

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  the time and expense involved in seeking regulatory approvals;

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  competing technological and market developments;

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  the time and expense of filing and prosecuting patent applications and enforcing patent claims;

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  our investment in, or acquisition of, other companies;

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  the amount of product in-licensing in which we engage; and

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  other factors not within our control.

        We believe that our current cash balances, cash equivalents, marketable securities, and the cash generated from our licensing and contractual agreements will be sufficient to meet our operating and capital requirements for at least one year. However, because of the uncertainties in our business discussed above, among others, we cannot assure you that this will be the case. In addition, we may choose to, or prevailing business conditions may require us to, obtain additional financing from time to time. We may choose to raise additional funds through public or private financing, licensing and contractual agreements or other arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us. Furthermore, any additional equity financing may be dilutive to our shareholders, and debt financing, if available, may involve restrictive covenants. We may also choose to obtain funding through licensing and other contractual agreements. Such agreements may require us to relinquish our rights to certain of our technologies, products or marketing territories. Our failure to raise capital when needed would harm our business, financial condition and results of operations.

        History of Net Losses.    We have incurred net losses in each of the last five years of operation, including net losses of $7.1 million in 1996, $35.9 million in 1997, $16.8 million in 1998, $20.5 million in 1999, $8.8 million in 2000 and $45.1 million in the nine months ended September 30, 2001. As of September 30, 2001, our accumulated deficit was $143.7 million. Our losses to date have resulted principally from:

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  research and development costs relating to the development of our XenoMouse technology and antibody therapeutic product candidates;

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  costs associated with certain agreements with Japan Tobacco and certain 1997 settlement and cross-licensing agreements with GenPharm International, Inc.;

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  in-process research and development costs and amortization of intangible assets associated with our acquisitions of Abgenix Biopharma, IntraImmune Therapies and JT America's interest in Xenotech; and

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  general and administrative costs relating to our operations.

        We expect to incur additional losses for the foreseeable future as a result of increases in our research and development costs, including costs associated with conducting pre-clinical development and clinical trials, charges related to purchases of technology or other assets, and costs associated with establishing our manufacturing facilities. We intend to invest significantly in our products prior to entering into licensing agreements. This may increase our need for capital and will result in losses for several years. We expect that the amount of operating losses will fluctuate significantly from quarter to quarter as a result of increases or decreases in our research and development efforts, the execution or termination of licensing and contractual agreements, and the initiation, and success or failure, of clinical trials.

        Net Operating Loss Carryforwards.    As of December 31, 2000, we had federal net operating loss carryforwards of approximately $148.0 million. Our net operating loss carryforwards exclude losses incurred prior to our formation in July 1996. Further, we have capitalized the amounts associated with the 1997 settlement and cross-license that have been expensed for financial statement accounting purposes and we are amortizing those amounts over a period of approximately 15 years for tax purposes. The net operating loss and credit carryforwards will expire in the years 2011 through 2020, if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Selected Quarterly Financial Data

	Quarter Ended
	Mar 31,	June 30,	Sept 30,	Dec 31,
	(in thousands, except per share data)
1999
Contract revenues	$—	$1,720	$3,670	$6,895
Interest income	$395	$797	$762	$1,091
Total revenues	$395	$2,517	$4,432	$7,986
Net income (loss)	$(5,397)	$(3,568)	$(1,279)	$(10,255)
Basic and diluted net loss per share	$(0.11)	$(0.06)	$(0.02)	$(0.16)

2000
Contract revenues	$1,965	$3,478	$7,634	$13,524
Interest income	$4,341	$8,781	$9,213	$10,513
Total revenues	$6,306	$12,259	$16,847	$24,037
Net income (loss)	$(3,383)	$(2,420)	$1,507	$(4,497)
Basic and diluted net income (loss) per share	$(0.05)	$(0.03)	$0.02	$(0.05)

2001
Contract revenues	$4,176	$8,354	$4,073
Interest income	$10,306	$7,664	$6,292
Total revenues	$14,482	$16,018	$10,365
Net income (loss)	$(7,644)	$(14,787)	$(22,641)
Basic and diluted net income (loss) per share	$(0.09)	$(0.17)	$(0.26)

Quantitative and Qualitative Disclosures About Market Risk

        Interest Rate Risk.    The objective of our investment activities is to preserve principal, while at the same time maximizing yields without significantly increasing risk. To achieve this objective, we invest in highly liquid and high quality debt securities. Our investments in debt securities are subject to interest rate risk. To minimize the exposure due to an adverse shift in interest rates, we invest in short-term securities and our goal is to maintain an average maturity of approximately one year. A hypothetical 1.0% per annum increase in interest rates would result in a decrease in the fair market value of our debt securities of approximately $5.3 million, at September 30, 2001 and approximately $1.1 million, at December 31, 2000.

        Equity Price Risk.    We are exposed to equity price risk on strategic investments in CuraGen Corporation and Immunogen, Inc. We typically do not attempt to reduce or eliminate our market exposure on these securities. With respect to CuraGen and Immunogen, each of whose common stock trades on public exchanges, assuming an adverse change of 30% in the market price of their stock, the fair value of our equity investments would decrease in value by approximately $15.3 million and $23.8 million as of September 30, 2001 and December 31, 2000, respectively. This estimate is not necessarily indicative of future performance and actual results may differ materially.

Recent Accounting Pronouncements

Revenue Recognition

        In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101—Revenue Recognition in Financial Statements (SAB 101), which provides guidance on the accounting for revenue recognition. As amended, SAB 101 was required to be implemented no later than the quarter ended December 2000. We have evaluated the applicability of SAB 101 to our existing agreements. We believe that our policy and approach to revenue recognition is consistent with the guidance provided by SAB 101. We have followed the following principles in recognizing revenue:

  •
  Research license fees: We generally recognize fees to license the use of XenoMouse technology in research performed by the customer when both the inception of the license period and delivery of the technology have occurred. If Abgenix is obligated to provide significant assistance to enable the customer to practice the license, then we recognize the revenue over the period of such obligation.

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  Product license fees: We generally recognize fees to license the production, use and sale of an antibody generated by XenoMouse technology when both the inception of the license period and delivery of the technology have occurred. If Abgenix is obligated to provide significant assistance to enable the customer to practice the license, then we recognize the revenue over the period of such obligation.

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  Option fees: We recognize fees for granting options to obtain product licenses as revenue when the option is exercised or when the option period expires, whichever occurs first.

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  We recognize fees for research services performed by Abgenix ratably over the period during which these services are performed. However, we record fees for research services provided under co-development arrangements as contract revenues in the period rendered.

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  We recognize milestone payments as revenue when the milestone is achieved.

Business Combinations

        On June 29, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (Statement 142). Under Statement 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that have finite lives will continue to be amortized over their useful lives, for which Statement 142 does not impose a limit. The amortization provisions of Statement 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the amortization provisions of Statement 142 are effective upon adoption of Statement 142. In addition, the impairment provisions of Statement 142 are effective upon adoption of Statement 142. Because of the different transition dates for goodwill and intangible assets acquired on or before June 30, 2001 and those acquired after that date, pre-existing goodwill and intangibles will be amortized during this transition period until adoption, whereas new goodwill and indefinite lived intangible assets acquired after June 30, 2001 will not. Abgenix will adopt Statement 142 as of January 1, 2002. Upon adoption of Statement 142, the Company will cease the amortization of goodwill, currently representing expense of $2.4 million per year. Although the Company has not completed the transitional impairment test, the Company does not currently expect a material impairment charge upon adoption.

BUSINESS

        You should read the following description of our business in conjunction with the information included elsewhere in this prospectus. The description contains certain forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan," and "expect" and similar expressions as they relate to us are included to identify forward-looking statements. Our actual results could differ materially from the results discussed in the forward-looking statements as a result of certain of the risk factors set forth in this prospectus.

Abgenix

        We are a biopharmaceutical company that develops and intends to commercialize antibody therapeutic products for the treatment of a variety of disease conditions, including transplant-related diseases, inflammatory and autoimmune disorders, cardiovascular disease, infectious diseases and cancer. We have proprietary technologies that facilitate rapid generation of highly specific, fully human antibody therapeutic product candidates that bind to disease targets appropriate for antibody therapy. We developed our XenoMouse technology, a technology utilizing genetically modified mice to generate fully human antibodies. We also own a technology that enables the rapid identification of antibodies with desired function and characteristics, referred to as SLAM technology. In our newly developed XenoMax technology, we use SLAM technology to select and isolate antibodies with particular function and characteristics from antibody-producing cells generated by XenoMouse animals. We believe XenoMax technology enhances our capabilities in product development and flexibility in manufacturing. We intend to use our technologies to build a large and diversified product portfolio that we expect to develop and commercialize through licensing arrangements with pharmaceutical companies and others, through joint development and through internal product development programs. We have entered into a variety of contractual arrangements with multiple pharmaceutical, biotechnology and genomics companies involving our XenoMouse technology. Two of our customers, Pfizer, Inc. and Amgen, Inc., have initiated clinical trials with fully human antibodies generated from XenoMouse animals. In addition, as of September 30, 2001, we had three proprietary antibody product candidates currently in clinical trials, one of which we have agreed to co-develop and commercialize with Immunex Corporation and one of which we have agreed to co-develop and commercialize with SangStat Medical Corporation.

Preclinical Research and Development

        Our pre-clinical research and development efforts have been focused on:

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  the identification of antigen targets, which are proteins or other molecules, that are potential targets for antibody therapy;

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  the generation of antibodies that bind to those antigen targets; and

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  laboratory testing or screening of the antibodies we generate to identify those with function and characteristics that make them promising candidates for further development.

        We identify antigen targets largely through licensing or collaboration agreements with other companies that have ownership interests or intellectual property rights in antigen targets that are of interest to us, or have particular methods of identifying potential antigen targets. We also conduct our own preclinical antigen target discovery research. We generate and screen antibodies through use of our XenoMouse and XenoMax technologies. After we have identified antibodies of interest, we conduct in vitro experiments and in vivo experiments using animal models to provide further data about the potential therapeutic value of the antibodies for treatment of a variety of diseases or indications. Our preclinical activities also include improvement of production methods and support of collaborations.

Overview of Proprietary Products

        As of September 30, 2001, we had three proprietary antibody therapeutic product candidates in clinical trials, two of which were being co-developed with our collaborators, as follows:

  •
  ABX-IL8—Generated using XenoMouse technology, ABX-IL8 is our fully human antibody therapeutic product candidate for the treatment of inflammatory diseases, including psoriasis, rheumatoid arthritis and chronic obstructive pulmonary disease. As of September 30, 2001, the status of clinical trials for ABX-IL8 was as follows:

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  Psoriasis—We had completed Phase I, Phase I/II and Phase IIa clinical trials. We initiated a Phase IIb clinical trial in February 2001. Enrollment was complete and patient treatment was ongoing.

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  Rheumatoid arthritis—We initiated a Phase IIa clinical trial in December 2000. In January 2002, we announced the results of this Phase IIa study and that we would not move forward to Phase IIb clinical trials.

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  Chronic obstructive pulmonary disease—We initiated a Phase IIa clinical trial in September 2001.

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  ABX-EGF—Generated using XenoMouse technology, ABX-EGF is our fully human antibody therapeutic product candidate for the treatment of a variety of cancers. In July 2000, we entered into the joint development and commercialization agreement with Immunex Corporation for ABX-EGF described above. As of September 30, 2001, the status of clinical trials for ABX-EGF was as follows:

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  Various cancers—We initiated a Phase I clinical trial for ABX-EGF in cancer in July 1999 and enrollment was ongoing.

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  Renal cell cancer—We initiated a Phase II clinical trial evaluating the effect of ABX-EGF monotherapy in patients with renal cell cancer in April 2001 and enrollment was ongoing.

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  Non-small cell lung cancer—Immunex initiated a Phase II clinical trial for ABX-EGF in non-small cell lung cancer in combination with standard chemotherapy, compared to standard chemotherapy alone, in July 2001 and enrollment was ongoing.

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  ABX-CBL—We developed ABX-CBL, an in-licensed mouse antibody, for the treatment of a transplant-related disease known as graft versus host disease, or GVHD. We have completed a multi-center Phase II clinical trial for ABX-CBL and initiated a Phase II/III clinical trial in December 1999 in which enrollment was ongoing. In August 2000, we entered into the joint development and commercialization agreement with SangStat Medical Corporation for ABX-CBL described above.

        We will expend significant capital to conduct clinical trials for our proprietary product candidates, including several Phase II clinical trials we initiated in late 2001 or plan to initiate in 2002. We believe that more extensive clinical data will enable us to enter into additional contractual arrangements related to those proprietary product candidates. We expect that this will substantially increase our capital needs over the next few years and increase our operating losses. However, we believe that we will be able to receive more favorable terms from our contract parties if we have completed significant development of these products.

        In addition to our proprietary antibody therapeutic product candidates in clinical trials, there are two customer-developed antibodies generated with XenoMouse technology in clinical trials as follows:

    •
    Pfizer, Inc.—We generated a XenoMouse-derived antibody for treating cancer, which Pfizer has advanced into clinical trials.

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    Amgen, Inc.—We generated a XenoMouse-derived antibody that binds to an undisclosed antigen target, which Amgen has advanced into clinical trials.

Background

The Normal Antibody Response

        The human immune system protects the body against a variety of infections and other illnesses. Specialized cells, which include B-cells and T-cells, work in concert with the other components of the immune system to recognize, neutralize and eliminate from the body numerous foreign substances, infectious organisms and malignant cells. In particular, B-cells generally produce protein molecules, known as antibodies, which are capable of recognizing substances potentially harmful to the human body. Such substances are called antigens. Upon being bound by an antibody, antigens can be neutralized and blocked from interacting with and causing damage to normal cells. In order to effectively neutralize or eliminate an antigen without harming normal cells, the immune system must be able to generate antibodies that bind tightly (i.e., with high affinity) to one specific antigen (i.e., with specificity).

        All antibodies have a common core structure composed of four subunits, two identical light (L) chains and two identical heavy (H) chains, named according to their relative size. The heavy and light chains are assembled within the B-cell to form an antibody molecule that consists of a constant region and a variable region. As shown in the diagram below, one can represent an antibody molecule schematically in the form of a "Y" structure.

        The base of the "Y," together with the part of each arm immediately next to the base, is called the constant region because its structure tends to be very similar across all antibodies. In contrast, the variable regions are at the end of the two arms and are unique to each antibody with respect to their three-dimensional structures and protein sequences. Because variable regions define the specific binding sites for a variety of antigens, there is a need for significant structural diversity in this portion of the antibody molecule. The immune system achieves such diversity primarily through a unique mode of assembly involving a complex series of recombination steps for various gene segments of the variable region, including the V, D and J segments (see the diagram below).

        The human body is repeatedly exposed to a variety of different antigens. Accordingly, the immune system must be able to generate a diverse repertoire of antibodies that are capable of recognizing these multiple antigen structures with a high degree of specificity. The immune system has evolved a two-step mechanism in order to accomplish this objective. The first step, immune surveillance, is achieved through the generation of diverse circulating B-cells, each of which assembles different antibody gene segments in a semi-random fashion to produce and display on its surface a specific antibody. As a result, the body generates a large number of distinct, albeit lower affinity, circulating antibodies so as to recognize essentially any foreign antigen that enters the body. While capable of recognizing the antigens as foreign, these lower affinity antibodies are generally incapable of effectively neutralizing them.

        This limitation of the immune surveillance process is generally overcome by the normal immune system in a second step called "affinity maturation." Triggered by the initial binding to a specific antigen, the immune system then primes the small fraction of B-cells that recognize this antigen to progressively generate antibodies with higher and higher affinity through a process of repeated mutation and selection. As a result, the reactive antibodies develop increasingly higher specificity and affinity with the latter being potentially a hundred to a thousand times higher than those generated in the immune surveillance process. These more specific, higher affinity antibodies have a greater likelihood of effectively neutralizing or eliminating the antigen while minimizing the potential of damaging healthy cells.

Antibodies as Products

        Recent advances in the technologies for creating and producing antibody products coupled with a better understanding of how antibodies and the immune system function in key disease states have led to renewed interest in the commercial development of antibodies as therapeutic products. According to a recent survey by the Pharmaceutical Research and Manufacturers of America, antibodies account for over 20% of all biopharmaceutical products in clinical development. As of September 30, 2001 we were aware of ten antibody therapeutic products approved for marketing in the United States. These products are Orthoclone, ReoPro, Rituxan, Zenapax, Herceptin, Synagis, Remicade, Simulect, Mylotarg and Campath. These products are currently being marketed for a wide range of medical disorders such as transplant rejection, cardiovascular disease, cancer and infectious diseases.

        We believe that, as products, antibodies have several potential clinical and commercial advantages over traditional therapies. These advantages include the following:

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  faster product development;

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  fewer unwanted side effects as a result of high specificity for the disease target;

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  greater patient compliance and higher efficacy as a result of favorable pharmacokinetics;

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  delivery of various payloads, including drugs, radiation and toxins, to specific disease sites; and

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  ability to elicit a desired immune response.

Limitations of Current Approaches to Development of Antibody Therapeutic Products

        Despite the early recognition of antibodies as promising therapeutic agents, a number of commercial and technical limitations have hampered most approaches thus far to develop them as products. Researchers aimed their initial efforts at the development of hybridoma cells from mice. Such hybridoma cells are immortalized mouse antibody-secreting B-cells. Researchers derive these hybridoma cells from normal mouse B-cells that have been fused with a perpetually-growing cell so that they are capable of reproducing over an indefinite period of time. They are then cloned to produce a homogeneous population of identical cells that produce antibodies called monoclonal antibodies that are identical in their structure and functional characteristics.

        While mouse monoclonal antibodies can be generated to bind to a number of antigens, they contain mouse protein sequences and tend to be recognized as foreign by the human immune system. As a result, the human body quickly eliminates them and they have to be administered frequently. When patients are repeatedly treated with mouse antibodies, they will begin to produce antibodies that effectively neutralize the mouse antibody, a reaction referred to as a Human Anti-Mouse Antibody, or HAMA, response. In many cases, the HAMA response prevents the mouse antibodies from having the desired therapeutic effect and may cause the patient to have an allergic reaction. The potential use of mouse antibodies is thus best suited to situations where the patient's immune system is compromised or where only short-term therapy is required. In such settings, the patient is often incapable of producing antibodies that neutralize the mouse antibodies or has insufficient time to do so.

        Recognizing the limitations of mouse monoclonal antibodies, researchers have developed a number of approaches to make them appear more human-like to a patient's immune system. For example, improved forms of mouse antibodies, referred to as "chimeric" and "humanized" antibodies, are genetically engineered and assembled from portions of mouse and human antibody gene fragments. While these chimeric and humanized antibodies are more human-like, they still retain a varying amount of the mouse antibody protein sequence, and accordingly may continue to trigger the HAMA response.

        Additionally, the humanization process can be expensive and time consuming, requiring at least two months and sometimes over a year of secondary manipulation after the initial generation of the mouse antibody. Once the humanization process is complete, the remodeled antibody gene must then be expressed in a recombinant cell line appropriate for antibody manufacturing, adding additional time before the production of pre-clinical and clinical material can be initiated. In addition, the combination of mouse and human antibody gene fragments can result in a final antibody product which is sufficiently different in structure from the original mouse antibody that a decrease in specificity or a loss of affinity results.

Human Antibodies

        The HAMA response can potentially be avoided through the generation of antibody therapeutic products with fully human protein sequences. Such fully human antibodies may increase the market acceptance and expand the use of antibody therapeutics. Researchers have developed several antibody technologies to produce antibodies with 100% human protein sequences (see the diagram above). One approach to generating human antibodies, called "phage display" technology, involves the cloning of human antibody genes into bacteriophages, viruses that infect bacteria, in order to display antibody fragments on the surfaces of bacteriophage particles. This approach attempts to mimic in vitro the immune surveillance and affinity maturation processes that occur in the body. Because phage display technology cannot take advantage of the naturally occurring in vivo affinity maturation process, the antibody fragments initially isolated by this approach are typically of moderate affinity. In addition, further genetic engineering is required to convert the antibody fragments into fully assembled antibodies and significant manipulation, taking from several months to a year, may be required to increase their affinities to a level appropriate for human therapy. Before pre-clinical or clinical material can be produced, the gene encoding the antibody derived from phage display technology must, as with a humanized antibody, be introduced into a recombinant cell line.

        Two additional approaches involving the isolation of human immune cells have been developed to generate human antibodies. One such approach is the utilization of immunodeficient mice that lack both B- and T-cells. Researchers transplant human B-cells and other immune tissue into these mice which are then subsequently immunized with target antigens to stimulate the production of human antibodies. However, this process is generally limited to generating antibodies only to nonhuman antigens or antigens to which the human B-cell donor had previously responded. Accordingly, this approach may not be suitable for targeting many key diseases such as cancer, and inflammatory and autoimmune disorders for which appropriate therapy might require antibodies to human antigens. The other approach involves collecting human B cells that have been producing desired antibodies from patients exposed to a specific virus or pathogen. As with the previous approach, this process may not be suitable for targeting diseases where antibodies to human antigens are required, and therefore is generally limited to infectious disease targets which will be recognized as foreign by the human immune system.

The Abgenix Solution—XenoMouse and XenoMax Technologies

        Our approach to generating human antibodies with fully human protein sequences is to use genetically engineered strains of mice in which mouse antibody gene expression is suppressed and functionally replaced with human antibody gene expression, while leaving intact the rest of the mouse immune system. Rather than engineering each antibody product candidate, these transgenic mice capitalize on the natural power of the mouse immune system in surveillance and affinity maturation to produce a broad repertoire of high affinity antibodies. By introducing human antibody genes into the mouse genome, transgenic mice with such traits can be bred indefinitely. Importantly, these transgenic mice are capable of generating human antibodies to human antigens because the only human products expressed in the mice (and therefore recognized as "self") are the antibodies themselves. The mouse thus recognizes any other human tissue or protein as a foreign antigen and the mouse will mount an immune response. Abnormal production of certain human proteins, such as cytokines and growth factors or their receptors, has been implicated in various human diseases. Neutralization or elimination of these abnormally produced or regulated human proteins with the use of human antibodies could ameliorate or suppress the target disease. Therefore, the ability of these transgenic mice to generate human antibodies against human antigens could offer an advantage to drug developers compared with some of the other approaches described previously. A challenge with this approach, however, has been to introduce enough of the human antibody genes in appropriate configuration into the mouse genome to ensure that these mice are capable of recognizing the broad diversity of antigens relevant for human therapies.

        To make our transgenic mice a robust tool capable of consistently generating high affinity antibodies that can recognize a broad range of antigens, we equipped the XenoMouse with approximately 80% of the human heavy chain antibody genes and a significant amount of the human light chain genes. We believe that the complex assembly of these genes together with their semi-random pairing allows XenoMouse animals to recognize a diverse repertoire of antigen structures. XenoMouse technology further capitalizes on the natural in vivo affinity maturation process to generate high affinity, fully human antibodies. In addition, we have developed multiple strains of XenoMouse animals, each of which is capable of producing a different class of antibody to perform different therapeutic functions. We believe that our various XenoMouse strains will provide maximum flexibility for drug developers in generating antibodies of the specific type best suited for a given disease indication.

        We obtain the antibodies generated by XenoMouse animals by extracting the antibody-producing B cells. We can transform these B-cells into hybridomas to generate the quantities of antibodies needed for standard methods of assaying and selecting antibodies for further development. Hybridoma technology captures only about 1% of the antibodies originally generated by the mouse. Alternatively, we can submit the B-cells to our proprietary Selected Lymphocyte Antibody Method (SLAM) technology, which cultures the B-cells directly and rapidly assays them over a period of several days using a microplate-based, high throughput system. Using SLAM, we can typically increase the number of different antigen-reactive monoclonal antibodies identified in a single experiment by 100 to 1000-fold compared to hybridoma technology. We use the term XenoMax technology to refer to the use of SLAM technology together with XenoMouse technology.

        Our XenoMax technology incorporates XenoMouse technology and SLAM technology to enhance the speed and capability of generating fully human, high affinity antibodies. XenoMax technology allows researchers to rapidly scan the majority of the immune repertoire of an immunized XenoMouse animal, and to identify B-cells that produce antibodies with the desired functional properties and the optimal affinities. Using rapid microplate-based assays to measure and rank antibodies according to design goals (e.g., potency, affinity, specificity), XenoMax technology can identify individual B-cells producing extremely high-quality antibodies. It can also recover the antibody encoding genes. Within three to five weeks after immunizing XenoMouse animals, XenoMax technology can produce a ranked set of recombinant antibody candidates resulting from the harvested B-cells. We believe XenoMax technology can speed product development timelines by allowing researchers to move directly into pre-clinical assessment of panels of suitable recombinant candidate antibody products, each ready for manufacturing scale-up. XenoMax technology samples up to 2.5 X106 B-cells per immunized XenoMouse animal, dramatically increasing the number of antibodies from which to choose optimal therapeutic product candidates. In contrast to phage display technology, antibodies derived from XenoMax technology retain their native pairing of heavy and light chains, and do not require in vitro affinity and/or potency maturation.

        Other approaches to generating fully human antibodies from mice that we understand are being pursued by competitors include: (i) transgenic mice containing heavy human chain and human light chain genes on a "minilocus" (which are mice that possess a relatively small number of representative human heavy and light chain genes in their genome), (ii) "transchromosomic" mice that contain large numbers of human heavy chain and light chain genes on one or more separate, or extra, chromosomes, and (iii) mice that are generated as a result of breeding "minilocus" containing mice with "transchromosomic" mice. It is our understanding that "minilocus" containing mice are used by GenPharm International, Inc. and Medarex, Inc. "Transchromosomic" mice (developed by Kirin Brewing Co., Ltd.) and mice generated as a result of breeding "transchromosomic" mice and "minilocus" mice (developed by Medarex and its joint venture partner, Kirin Brewing Co.) are relatively new and we do not yet know how useful the technology will be.

        In addition to the generation of human antibodies from mice, we understand that competitors such as Cambridge Antibody Technology Group plc and MorphoSys AG utilize phage display technology for the generation of human antibodies from phage display libraries derived from human samples.

Our Technology Advantages

        We believe that our technologies offer the following advantages:

        Producing antibodies with fully human protein sequences.    Our XenoMouse technology, unlike chimeric and humanization technologies, allows the generation of antibodies with 100% human protein sequences. We do not expect antibodies created using XenoMouse technology to cause a HAMA response even when administered repeatedly to patients without compromised immune systems. For this reason, we expect antibodies produced using XenoMouse technology to offer a better safety profile and to be eliminated less quickly from the human body, reducing the frequency of dosing.

        Generating a diverse antibody response to essentially any disease target appropriate for antibody therapy.    Because we have introduced a substantial majority of human antibody genes into XenoMouse animals, the technology has the potential to generate high affinity antibodies that recognize more antigen structures than some other transgenic technologies. In addition, through immune surveillance, we expect XenoMouse technology to be capable of generating antibodies to almost any medically relevant antigen, human or otherwise. For a given antigen target, having multiple antibodies to choose from could be important in selecting the optimal antibody product.

        Generating high affinity antibodies that do not require further engineering.    XenoMouse technology uses the natural in vivo affinity maturation process to generate antibody product candidates usually in two to four months. These antibody product candidates may have affinities as much as a hundred to a thousand times higher than those seen in phage display. In contrast to antibodies generated using humanization and phage display technology, we and our customers can produce XenoMouse antibodies without the need for any subsequent engineering, a process that at times has proven to be challenging and time consuming. By avoiding the need to further engineer antibodies, we reduce the risk that an antibody's structure and therefore functionality will be altered between the initial antibody selected and the final antibody placed into production.

        Enabling more efficient product development.    XenoMouse technology can potentially produce multiple product candidates more quickly than humanization and phage display technology and we and our customers can conduct pre-clinical testing on several antibodies in parallel to identify the optimal product candidate that will be tested in clinical trials.

        Providing flexibility in choosing manufacturing processes.    Once we have identified an antibody with the desired characteristics, we can produce pre-clinical material either directly from hybridomas or from recombinant cell lines. Humanized and phage display antibodies, having been engineered, cannot be produced in hybridomas. In addition to potential timesaving, production in hybridomas avoids the need to license certain third party intellectual property rights covering certain processes for production of antibodies in recombinant cell lines.

        Enhancing the speed and capability of generating fully human, high affinity antibodies.    Our XenoMax technology allows researchers to rapidly scan the majority of the immune repertoire of an immunized XenoMouse animal to identify B-cells that produce antibodies with the desired functional properties and the optimal affinities. We believe XenoMax technology can speed product development timelines by allowing researchers to move directly into pre-clinical assessment of panels of suitable recombinant candidate antibody products, each ready for manufacturing scale-up.

Abgenix Strategy

        Our objective is to be a leader in the generation, development and commercialization of novel antibody-based biopharmaceutical products. Key elements of our strategy to accomplish this objective include the following:

        Building a large and diversified product portfolio.    Utilizing our XenoMouse and XenoMax technologies, we intend to build a large and diversified product portfolio, including a mix of out-licensed and internally developed product candidates. We and our collaborators are targeting serious medical conditions, including cancer, inflammation, autoimmune diseases, transplant rejection, cardiovascular disease, growth factor modulation, neurological diseases and infectious diseases. For our internal programs, we intend to enter into contractual agreements with leading academic researchers and companies involved in the identification and development of novel antigens. We believe the speed and cost advantages of our technology will enable us to make cost-effective use of available human and capital resources. We can thus pursue multiple product candidates in parallel as far as completion of the Phase II clinical stage before entering into a contractual agreement to complete clinical and developmental stages and to bring the product candidate to market. Thus, we believe we can create a package that includes antigen rights, human antibodies, and pre-clinical and clinical data for use by us or for marketing to potential contract parties.

        Leveraging XenoMouse technology through licensing.    We intend to diversify our product portfolio and generate revenues by licensing XenoMouse technology to numerous pharmaceutical and biotechnology companies interested in developing antibody-based products. We expect to enter into multiple XenoMouse technology licenses each year. These agreements typically allow our licensee to generate fully human antibodies to one or more specific antigen targets provided by the licensee. In most cases, we provide our mice to licensees who then carry out immunizations with their specific antigen target. In other cases, we immunize the mice with the licensee's antigen target for additional compensation. Our licensees will also need to obtain product licenses for any antibody product they wish to develop and commercialize.

        The financial terms of our XenoMouse technology licenses often include upfront payments, potential license fees and milestone payments plus royalties on any future product sales. As of September 30, 2001, we had established technology licenses with twenty-eight customers covering numerous antigen targets. To date, many of these licensees have each entered into new or expanded licenses that allow them to specify additional antigens for XenoMouse antibody development.

        Establishing collaborations for proprietary product candidates.    We also intend to build our product portfolio and generate revenues by licensing proprietary product candidates. These proprietary product collaborations would involve antibodies made to antigen targets that we source. After generating antibody product candidates and self-funding clinical activities to determine preliminary safety and efficacy, we intend to enter into development and commercialization agreements with contract parties for these proprietary product candidates that we created. For most of our products, we may enter into proprietary product contracts before entering the Phase III clinical development stage allowing the contract parties to complete development and to market the product. For other products, we may develop the product through clinical trials and license the product candidate to a contract party for marketing.

        The financial terms of these product contracts could include license fees upon signing, milestone payments, and reimbursement for research and development activities that we perform, plus profit-sharing or royalties on future product sales, if any. Given our greater investment in creating a proprietary product candidate, we expect that an arrangement for these product candidates could afford higher payments and royalty rates than a typical XenoMouse technology contract. We have entered into two such product contracts: with Immunex for ABX-EGF; and with SangStat for ABX-CBL.

Proprietary Product Development Programs

        We are currently developing antibody therapeutics for a variety of indications. The table below sets forth the development status of our proprietary product candidates as of September 30, 2001:

Proprietary Product Candidate	Indication	Status(1)
ABX-CBL	GVHD	Phase II/III
ABX-IL8	Psoriasis	Phase IIb
	Rheumatoid Arthritis	Phase IIa	(2)
	Chronic obstructive pulmonary disease	Phase IIa
ABX-EGF	Various cancers	Phase I
	Renal cell cancer	Phase II
	Non-small cell lung cancer	Phase II

(1)
"Phase I" indicates safety and proof of concept testing in a limited patient population and toxicology testing in animal models. "Phase II" indicates safety, dosing and efficacy testing in a limited patient population. "Phase III" indicates safety and efficacy testing with a larger patient population.

(2)
In January 2002, we announced the results of this trial and that we will not be moving forward with Phase IIb trials.

ABX-CBL

        The CBL antigen is selectively over-expressed on activated immune cells including T-cells, B-cells and certain microphages. We obtained an exclusive license to ABX-CBL in February 1997. We believe we can utilize that mouse antibody to treat GVHD patients because their immune system is either non-functioning or severely suppressed and, therefore, should not generate any HAMA responses. We believe ABX-CBL has the ability to destroy activated immune cells without affecting the rest of the immune system.

        Graft Versus Host Disease.    We are co-developing ABX-CBL with Sangstat. The goal for the development program is to reduce unwanted immune responses that occur in GVHD. GVHD is a life-threatening complication that frequently occurs following an allogeneic bone marrow transplant, or BMT. BMTs are used in the treatment of patients with end-stage leukemia, certain other serious cancers and immune system disorders. An allogeneic BMT procedure involves transferring marrow, the graft, from a healthy person into an immunosuppressed patient, the host. The transplant is intended to restore normal circulating immune cells to a patient whose own immune system is functionally deficient or has been damaged by the treatment of an underlying disease such as cancer and, therefore, does not have the ability to mount a sufficient immune response. Often a portion of the graft recognizes the host's own cells as foreign, becomes activated and attacks them, resulting in GVHD. It typically involves damage to multiple organ systems, including the skin, liver and intestines. GVHD causes extreme suffering and is the primary cause of death in allogeneic BMT patients. It is estimated that approximately 12,000 allogeneic BMTs were performed worldwide in 1998, and this number has been growing at about 15% per year. GVHD occurs in approximately 50% of allogeneic BMTs and the treatment costs for GVHD in the United States are estimated to be about $80,000 per patient. Based on a published clinical study, it is estimated that roughly 50% of patients with GVHD fail to respond to current treatments, which consist of corticosteroids and other drug treatments to suppress the grafted immune cells. Less than 15% of steroid-resistant GVHD sufferers survive for more than one year. We believe that a safer and more effective treatment for GVHD could result in increased use of BMTs.

        Clinical Status.    We completed a multi-center Phase II clinical trial for ABX-CBL for the treatment of steroid-resistant, grade II to IV GVHD. We submitted data from 27 patients included in the Phase II Study to the FDA. As an extension to the original Phase II trial protocol, we have enrolled an additional 32 patients. The trial studied four escalating intravenous dose regimens. We conducted the trial at nine sites and the trial involved 59 patients evaluated for safety, 51 of which were evaluable for response of GVHD. A clinical response was defined as a two-grade improvement in the International Bone Marrow Transplant Registry GVHD Severity Scale. GVHD is graded based on clinical symptoms from grade I, which is the mildest form, to grade IV, which is the most severe form. Three of eight patients responded in the lowest dose cohort. Twenty-three of 43 patients responded among the three highest doses.

        In December 1999, we reported additional data from this trial regarding survival. Among patients in the three higher dose cohorts (0.1-0.3 mg/kg), 52% (26 of 50) survived at least 100 days from the start of treatment with ABX-CBL. This compared to a 22% (2 of 9) survival rate in the presumed no effect dose cohort (0.01 mg/kg).

        In December 2000, we reported the following results of longer term follow up: 22% of patients receiving the presumed no effect dose (0.01 mg/kg) of ABX-CBL were alive at 180 days following treatment initiation, while 48% of patients receiving the higher dose were alive at this time point.

        Thirteen of the 59 patients treated in the Phase II study received additional treatment with ABX-CBL in a separate retreatment study. Six of these patients (46%) were alive at least 180 days after their first dose of ABX-CBL.

        In addition, 20 patients received treatment with ABX-CBL in a compassionate use study for treatment of steroid resistant acute GVHD and for chronic GVHD. Forty percent of the patients with acute GVHD and 25% of patients with chronic GVHD responded to treatment with ABX-CBL.

        In December 1999, we initiated a Phase II/III clinical trial with ABX-CBL. The results of the Phase II/III trial may not be favorable or may not extend the findings of the original Phase II study. The FDA may view the results of our Phase II/III trial as insufficient and may require additional clinical trials. There are several issues that could adversely affect the clinical trial results, including the lack of a standard therapy for GVHD patients in the control group, unforeseen side effects, variability in the number and types of patients in the study, and response rates required to achieve statistical significance in the study. In addition, we are conducting our clinical trials with patients who have failed conventional treatments and who are in the most advanced stages of GVHD. During the course of treatment, these patients can die or suffer adverse medical effects for reasons that may not be related to ABX-CBL. These adverse effects may affect the interpretation of clinical trial results. We cannot assure you that the FDA will accept the results of the Phase II/III study or other elements of the product license application as being sufficient for approval to market. Additional clinical trials will be extensive, expensive and time-consuming.

        In four separate clinical studies conducted prior to our obtaining an exclusive license to ABX-CBL, a total of 25 patients with GVHD received treatments with the antibody. One such trial, which has been published, involved eleven patients at St. Jude Hospital in Memphis, Tennessee. In this trial, ten patients with steroid-resistant, Grade III to IV GVHD received daily doses of ABX-CBL for up to six weeks. The publication reported that five of ten patients had a complete remission of GVHD, while four of ten had at least a two-grade improvement in their GVHD score. Only one patient did not respond to the therapy. Another patient who received treatment at St. Jude Hospital after publication of the study experienced a two-grade improvement in the patient's GVHD score without adverse side effects. Six additional patients with GVHD received treatment at the University of Wisconsin and Cook-Ft. Worth Hospital. The reports from these sites indicated that these patients showed similar results to those described in the published trial conducted at St. Jude Hospital, with four of the six patients showing at least a two-grade improvement in their GVHD score. In addition, eight other GVHD patients received treatment at Stanford University and four of the patients were noted to have some improvement in their GVHD score, despite using a dose of less than one-tenth of that employed at the other sites. We assessed immune reaction to the mouse antibody in several patients and we did not detect clinically any HAMA response. Furthermore, researchers observed no adverse clinical responses consistent with an antibody-induced allergic reaction. In addition, we followed a number of patients after the conclusion of the study for as long as one year and we did not observe any adverse ABX-CBL events. We face the risk that the results of our ABX-CBL clinical trials may not demonstrate the same levels of safety and efficacy as those shown by the clinical trials completed prior to our obtaining an exclusive license to ABX-CBL.

        In November 2000, the FDA granted orphan drug status to ABX-CBL. Orphan drug status provides certain marketing advantages to the seller of a drug having that status.

ABX-IL8

        IL-8, an inflammatory cytokine produced at sites of inflammation, attracts and activates white blood cells that mediate the inflammation process. A number of pre-clinical studies suggest that excess IL-8 may contribute to the pathology and clinical symptoms associated with some inflammatory disorders. Clinical studies have demonstrated significantly increased levels of IL-8 in tissues or body fluids of patients with certain inflammatory diseases, including psoriasis, reperfusion injury and inflammatory bowel disease. Antibodies to IL-8 have been shown to block immune cell infiltration and the associated pathology in animal models of several of these diseases. Using our XenoMouse technology, we have generated ABX-IL8, a proprietary fully human monoclonal antibody that binds to

IL-8 with high affinity. We are evaluating ABX-IL8 for possible use in the treatment of psoriasis and chronic obstructive pulmonary disease.

        Psoriasis.    Psoriasis is a chronic disease that results in plaques, a thickening and scaling of the skin accompanied by local inflammation. The disease affects approximately four to five million patients in the United States and can be debilitating in its most severe form. Approximately 500,000 psoriasis patients suffer from a severe enough form of the disease to require systemic therapy with immune suppressants and ultraviolet phototherapy. The risk of serious adverse side effects associated with these therapies often requires the patients to alternate these various therapeutic modalities as a precautionary measure.

        Scientific studies have shown that IL-8 concentrations can be elevated by a factor of 150 in psoriatic plaques when compared to normal tissue. We believe that IL-8 may promote psoriasis by contributing to three distinct disease-associated processes. First, IL-8 is produced by a type of skin cell called keratinocytes, and is a potent growth factor for these skin cells. It may therefore contribute to the abnormal keratinocyte proliferation in psoriatic plaques. Second, IL-8 attracts and activates immune cells that contribute to the inflammation of the psoriatic plaque. Finally, IL-8 promotes angiogenesis that augments the blood supply necessary for growth of the psoriatic plaque.

        Clinical Status.    In February 1999, we completed a Phase I dose-escalating human clinical trial examining the safety of administering a single intravenous infusion of five different doses of ABX-IL8 to patients with moderate to severe psoriasis. In October 1999, we completed a Phase I/II multi-center, multi-dose, dose escalating, placebo-controlled clinical trial with ABX-IL8 including 45 patients with moderate to severe psoriasis. In March 2001, we completed a Phase IIa double-blind, placebo-controlled study, which included 94 moderate-to-severe psoriasis patients at 18 sites in the United States. Two doses of ABX-IL8 were assessed, 3mg/kg and 6mg/kg. The primary objective of the Phase IIa study was to evaluate the safety of ABX-IL8 at the doses administered. Based on the results of the Phase IIa study we concluded that ABX-IL8 administered intravenously at doses ranging up to 6 mg/kg appears to be safe and well tolerated and that ABX-IL8 at 3mg/kg was associated with a statistically significant improvement in plaque psoriasis. On the basis of the Phase IIa data, Abgenix has initiated a Phase IIb study of ABX-IL8, which is designed to confirm the efficacy of ABX-IL8. This study, in which we expect to enroll 228 patients with moderate-to-severe psoriasis, will evaluate two doses of ABX-IL8 and a placebo. Having seen no incremental benefit to the 6mg/kg dose over the 3mg/kg in the Phase IIa trial, Abgenix now plans to evaluate more convenient fixed doses of 200mg and 300mg (approximating 1mg/kg and 2mg/kg as weight-adjusted doses) administered every three weeks in the Phase IIb study.

        Rheumatoid Arthritis.    In December 2000, we initiated a Phase IIa double-blind, placebo-controlled study designed to evaluate the efficacy and safety of ABX-IL8 in rheumatoid arthritis. In January 2002, we announced the results of this Phase IIa study and that we would not move forward to Phase IIb clinical trials.

        Chronic obstructive pulmonary disease.    Chronic obstructive pulmonary disease (COPD) is a chronic and debilitating disease marked by inflammation and progressive destruction of lung tissue resulting in shortness of breath, persistent cough, recurrent infections and chronic debilitation. COPD is currently the fourth-leading cause of death in the world and has been estimated to affect over 15 million people in the United States, 60 percent of whom have a severe form of the disease. Studies have correlated elevated levels of IL-8 in the broncho-aveolar fluid and lung tissue of COPD patients with inflammatory cells such as neutrophils, which have been implicated in the chronic destruction of lung tissue in patients with COPD. Pre-clinical studies have shown that antibodies to IL-8 have blocked the migration of neutophils.

        Clinical Status.    In September 2001, we submitted an IND to initiate a Phase IIa double-blind, placebo-controlled study designed to evaluate the efficacy and safety of CBX-IL8 in COPD. We designed the study to include a total of 150 patients across approximately 15 clinical sites in the United States. Patients will receive a total of three doses of ABX-IL8 administered monthy over a two-month period. Efficacy analyses will focus on change in airflow, shortness of breath and disease-related quality of life.

ABX-EGF

        Tumor cells that overexpress epidermal growth factor receptors, or EGFr, on their surface often depend on EGFr's activation for growth. EGFr is overexpressed in a variety of cancers including lung, breast, ovarian, bladder, prostate, colorectal, kidney and head and neck. This activation is triggered by the binding to EGFr by epidermal growth factor, or EGF, or Transforming Growth Factor alpha, or TGFa, both of which are expressed by the tumor or by neighboring cells. We believe that blocking the ability of EGF and TGFa to bind with EGFr may offer a treatment for certain cancers. ABX-EGF, a fully human monoclonal antibody generated using XenoMouse technology, binds to EGFr with high affinity and has been shown to inhibit tumor cell proliferation in vivo and cause eradication of EGF dependent human tumors established in mouse models. We are conducting pre-clinical studies and assessing which tumor types to pursue as possible targets for treatment with ABX-EGF. Published studies have shown that ABX-EGF can inhibit growth of EGF-dependent human tumors cells in mouse models. ABX-EGF has also demonstrated the ability to reverse cancer cell growth and cause eradication of established tumors in mice even when administered after significant tumor growth has occurred. Furthermore, in these models where tumors were eradicated, researchers did not observe any relapse of the tumor after discontinuation of the antibody treatment.

        Clinical Status.    In July 1999, we initiated a Phase I dose-escalating human clinical trial examining the safety, pharmacokinetics and biological activity of multiple doses of ABX-EGF in patients with a variety of advanced cancers. We reported data from this ongoing phase I clinical study at the annual meeting of the American Society of Clinical Oncology in May 2001. Twenty-eight patients had been recruited to this study at that time. ABX-EGF appeared be well tolerated at weekly doses ranging up to 0.75 mg/kg preceded by a loading dose of 1.5 mg/kg. We did not observe any allergic reactions, clinically significant infusion-related reactions or human anti-human antibody formation. Typical EGF receptor mediated skin rashes were seen at a dose of 1 mg/kg when preceded by a 2 mg/kg loading dose. Two patients who had received low dose levels of ABX-EGF as monotherapy (0.1 or 0.75 mg/kg) achieved disease stabilization.

        On the basis of this data we have initiated two phase II studies in April and July of 2001. The first phase II study is evaluating the effect of ABX-EGF monotherapy in patients with renal cell cancer. We are conducting the second phase II study in patients with non small cell lung cancer receiving either standard chemotherapy with carboplatin and paclitaxel alone or in combination with ABX-EGF. We plan to initiate further Phase II studies in 2001 and 2002.

Summary of Contractual Arrangements

        As of September 30, 2001 we had entered into contracts covering numerous antigen targets with twenty-eight customers to use our XenoMouse technology to generate and/or develop the resulting fully human antibodies. As of September 30, 2001, we had also entered into one agreement in which we licensed our SLAM technology to one party on a non-exclusive basis for the purpose of generating and using antibodies other than antibodies derived from XenoMouse technology or other technology that involves the use of non-human animals, and on a co-exclusive basis for the purpose of antigen discovery. We do not currently intend to license our SLAM technology to any other parties. Pursuant to our XenoMouse contracts, we and our customers intend to generate antibody product candidates for the treatment of cancer, inflammation, autoimmune diseases, transplant rejection, cardiovascular disease, growth factor modulation, neurological diseases and infectious diseases. We expect that substantially all of our revenues for the foreseeable future will result from payments under these and other contracts. The terms of the arrangements vary, but can generally be categorized as follows:

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  Antigen Target Sourcing Contracts—We have entered into several target sourcing contracts with genomics and biopharmaceutical companies that may enable us to generate a pipeline of proprietary fully human antibody product candidates. Typically, these contracts provide for Abgenix to make fully human antibodies to the antigen targets provided or identified by the contract counterparty. The contracts typically contain provisions that allow either Abgenix or the other contract party to evaluate and select particular antibodies from the pool of generated antibodies for further development and commercialization. The party selecting an antibody for further development or commercialization will generally pay to the other party license fees, milestone payments and royalty payments on any eventual product sales, in exchange for rights to develop and commercialize the product. We may also agree to purchase the common stock of the contract counterparty in connection with these arrangements, for strategic reasons to enhance the strength of our relationship with the counterparty. For example, in November 2000 we agreed to purchase $50 million of the common stock of CuraGen, and in June 2001 we agreed to purchase $15 million of the common stock of MDS Proteomics.

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  Proprietary Product Development—In July and August 2000, we entered into two joint development and commercialization agreements. The first is with Immunex Corporation for ABX-EGF, a fully human antibody created by us. Under the agreement, Immunex paid us an initial license fee at signing and a second license fee in May 2001. We and Immunex will share equally in all development costs and any profits from sales of collaboration products. We and Immunex also share responsibility for product development. We will be responsible for completing the ongoing Phase I trial and any additional Phase I trials that are initiated, and both companies share responsibility for the execution of Phase II trials across a variety of indications. Immunex will have primary responsibility for Phase III clinical trials and will market any potential product, while we will retain co-promotion rights. The second agreement is with SangStat Medical Corporation for ABX-CBL, an antibody we developed. Under that agreement, SangStat paid us an initial license fee in 2000 and a second milestone payment in June 2001, and has agreed to make a final milestone payment in 2002. We and SangStat will share equally in all development costs and any profits from sales of collaboration products. We and SangStat also share responsibility for product development, including the ongoing Phase II/III clinical trials. SangStat will market any potential product and we will be responsible for manufacturing ABX-CBL.

  We intend to build our product portfolio by using our XenoMouse and XenoMax technologies to generate antibodies to antigen targets that we source, self-funding clinical activities to determine preliminary safety and efficacy, and entering into more development and commercialization agreements with pharmaceutical and biotechnology companies. We plan to enter into agreements to use our

  XenoMax technology to assist our licensees and collaborators in isolating antibodies with desired function and characteristics. These arrangements may or may not involve joint sharing of costs and profits.

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  Technology Out-Licensing—We have licensed our XenoMouse technology to third parties for the purpose of generating antibody product candidates to one or more specific antigen targets provided by the customer. We have also licensed our SLAM technology to one party. In most cases, we provide our mice to the customers who then carry out immunizations with their specific antigen targets. In other cases, we immunize the mice with the customers' antigen targets for additional compensation. The customer generally has an option for a period of time to acquire a product license for any antibody identified using XenoMouse technology that the customer wishes to develop and commercialize. The financial terms of these agreements may include license fees, option fees and milestone payments paid to us by the customers. Based on our agreements, these payments and fees would average $8.0 to $10.0 million per antigen target if our customer takes the antibody into development and ultimately to commercialization. Additionally, our license agreements entitle us to receive royalties on any future product sales by the customer. We may also agree to purchase the common stock of some of our customers, or they may agree to purchase our common stock, in connection with these licensing arrangements.

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  Technology In-Licensing—We also license technology from third parties that we use in conjunction with our proprietary technology to develop, manufacture and commercialize therapeutic antibody candidates. The third party may also agree to produce antibody therapeutic candidates for us using its own technology. For example, Genzyme Transgenics Corporation has agreed to produce our antibody therapeutic product candidate ABX-IL8 using Genzyme's own manufacturing system. These agreements often also obligate us to pay license fees, and milestone payments and royalty fees to the counterparty upon the occurrence of specified conditions, including upon our sale of products derived from use of the licensed technology. We may also agree to purchase common stock of the third party for strategic reasons in connection with these arrangements. For example, we purchased $15 million of ImmunoGen common stock in connection with our agreement with that party.

Joint Venture with Japan Tobacco

Xenotech prior to our acquisition

        In June 1991, Cell Genesys entered into several agreements with Japan Tobacco for the purpose of forming an equally owned limited partnership named Xenotech. In connection with the formation of Xenotech, both Cell Genesys and Japan Tobacco contributed cash, and Cell Genesys contributed the exclusive right to certain of its technology for the research and development of genetically modified strains of mice that can produce fully human antibodies. Cell Genesys assigned its rights in Xenotech to us in connection with our formation. We provided research and development on behalf of Xenotech in exchange for cash payments. As of December 31, 1998, we had made capital contributions to Xenotech of approximately $18.6 million and had received approximately $42.9 million in funding for research related to the development of XenoMouse technology.

XenoMouse Technology

        On December 20, 1999, we executed several agreements with Japan Tobacco that became effective December 31, 1999 under which we acquired Japan Tobacco's interest in the Xenotech joint venture. Under the agreements, we paid $47.0 million in cash to Japan Tobacco for its 50% interest in the Xenotech joint venture under which the XenoMouse technology was developed; and we also made a non-recurring payment of $10.0 million to Japan Tobacco to terminate its then applicable rights to the current XenoMouse technology. Additionally, Japan Tobacco paid $4.0 million to us for a license to use the existing XenoMouse technology on a more limited basis than previously, and to use future XenoMouse technology that we develop. Japan Tobacco will also make royalty payments on any future sales of antibody products generated using XenoMouse. Lastly, under the December 1999 agreements, we granted to Japan Tobacco a license for certain new technology related to the generation of mouse models of certain human diseases. In return for this license, Japan Tobacco paid us $6.0 million, which was recorded in contract revenue.

Gene Therapy Rights Agreement with Cell Genesys

        In connection with the formation of Abgenix by Cell Genesys, Abgenix entered into the Gene Therapy Rights Agreement (GTRA), which provides Cell Genesys with certain rights to commercialize products based on antibodies generated with XenoMouse technology in the field of gene therapy. Under the GTRA, Cell Genesys has certain rights to direct us to make antibodies to two antigens per year. In addition, Cell Genesys has an option to enter into a license to commercialize antibodies binding to such antigens in the field of gene therapy. The GTRA obligates Cell Genesys to make certain payments to us for these rights, including reimbursement of license fees and royalties on future product sales. The GTRA also prohibits us from granting any third-party licenses for antibody products based on antigens nominated by us for our own purposes where the primary field of use is gene therapy. In the case of third-party licenses granted by us where gene therapy is a secondary field, the GTRA obligates us to share with Cell Genesys a portion of the cash milestone payments and royalties resulting from any products in the field of gene therapy.

Intellectual Property

        We rely on patents and trade secrets to protect our intellectual property rights. As of September 30, 2001, we owned six issued patents in the United States, one granted patent in Europe and three granted patents in Japan, and we had 18 pending patent applications in the United States and 102 pending patent applications abroad relating to XenoMouse technology. As of September 30, 2001, our wholly-owned subsidiary, Xenotech, owned two issued U.S. patents and one Australian patent and had one pending U.S. and three pending foreign patent applications related to methods of treatment of bone disease in cancer patients and one U.S. patent relating to genetic manipulation. As of September 30, 2001, our wholly owned subsidiary Abgenix Biopharma, owned one issued U.S. patent and had one pending patent in Canada and Europe relating to the SLAM technology. As of September 30, 2001, our wholly owned subsidiary IntraImmune owned several patents and had pending applications in the United States and in Europe related to intrabody technology, which may give antibodies access to intracellular targets. In addition, as of that date, we had seven issued U.S. patents, four pending patent applications in the United States and 15 pending patent applications abroad that we jointly owned with Japan Tobacco relating to antibody technology or genetic manipulation. While we rely on U.S. and foreign patent laws to protect our proprietary technology, any patents, if issued, may provide us with little protection, especially in foreign countries.

        We also attempt to protect our technologies through trade secrets and proprietary know-how. However, the agreements we enter into for these purposes may not be enforced or our counterparties may breach them. In addition, these agreements may not prevent third parties from discovering our trade secrets or know-how or independently developing the same or similar technologies.

        Scientists have conducted research for many years in the antibody and transgenic animal fields. This has resulted in a substantial number of issued patents and an even larger number of pending patent applications. Patent applications in the United States are, in most cases, maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Our technologies may unintentionally infringe the patents or violate other proprietary rights of third parties. Such infringement or violation, may prevent us and our contract parties from pursuing product development or commercialization. Such a result would materially harm our business, financial condition and results of operations.

        We have one granted European patent relating to XenoMouse technology that is currently undergoing opposition proceedings within the European Patent Office and the outcome of this opposition is uncertain.

        Glaxo has a family of patents relating to certain methods for generating monoclonal antibodies that Glaxo is asserting against Genentech, Inc. in litigation that was commenced in 1999. On May 4, 2001, Genentech announced that a jury had determined that Genentech had not infringed Glaxo's patents and that all of the patent claims asserted against Genentech are invalid. We understand that Glaxo has filed a notice of appeal with the Court of Appeals for the Federal Circuit. If any of the claims of these patents are finally determined in the litigation to be valid, and if we were to use manufacturing processes covered by the patents to make our products, we may then need to obtain a license should one be available. Our failure to obtain a license at all or on commercially reasonable terms could impede commercialization of one or more of our products in any territories in which these claims were in force.

        Genentech, Inc. owns a U.S. patent that issued in June 1998 relating to inhibiting the growth of tumor cells that involves an anti-EGF receptor antibody in combination with a cytotoxic factor. ImClone Systems, Inc. owns or is licensed under a U.S. patent that issued in April 2001, relating to inhibiting the growth of tumor cells that involves an anti-EGF receptor antibody in combination with an anti-neoplastic agent. We believe there are strong arguments that all claims of both the Genentech patent and the ImClone patent are invalid. We are continuing to analyze the scope of these patents. We believe that currently all of the Company's activities relating to anti-EGFr receptor monoclonal antibodies are within the exemption provided by the U.S. patent laws for uses reasonably related to obtaining FDA approval of a drug. Based on our product development plans, we do not expect the scope of our activities in this regard to change in the future prior to filing an application for a biologic license with the FDA. If a court determines that the claims of either the Genentech patent or the ImClone patent cover our activities with ABX-EGF and are valid, such a decision may require us to obtain a license to Genentech's or ImClone's patent, as the case may be, to label and sell ABX-EGF for certain combination therapies. Our failure to obtain a license at all or on commercially reasonable terms could impede our commercialization of ABX-EGF in the United States.

        In 2000, the Japanese Patent Office granted a patent to Kirin Beer Kabushiki Kaisha, one of our competitors, relating to non-human transgenic mammals. Kirin has filed corresponding patent applications in Europe and Australia. Kirin may also have filed a corresponding patent application in the United States. Our licensee, Japan Tobacco, has filed opposition proceedings against the Kirin patent. We cannot predict the outcome of those opposition proceedings, which may take years to be resolved. In any event, based on our analysis of the Kirin patent, we believe that the patent will not adversely affect our business.

        Extensive litigation regarding patents and other intellectual property rights has been common in the biotechnology and biopharmaceutical industries. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

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  enforce patents that we own or license;
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  protect trade secrets or know-how that we own or license; or
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  determine the enforceability, scope and validity of the proprietary rights of others.

        If we become involved in any litigation, interference or other administrative proceedings, we will incur substantial expense and the efforts of our technical and management personnel will be significantly diverted. An adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties. An adverse determination in a judicial or administrative proceeding or our failure to obtain necessary licenses could restrict or prevent us from manufacturing and selling our products, if any. Costs associated with such arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all. These outcomes will materially harm our business, financial condition and results of operations.

Patent Cross-License and Settlement Agreement with GenPharm

        In 1994, Cell Genesys and GenPharm and, beginning in 1996, Abgenix became involved in litigation primarily related to intellectual property rights associated with a method for inactivating a mouse's antibody genes and technology pertaining to transgenic mice capable of producing fully human antibodies. Rather than endure the cost and business interruption of protracted litigation, in March 1997, Cell Genesys, along with us, Xenotech and Japan Tobacco, signed a comprehensive patent cross-license and settlement agreement with GenPharm that resolved all related litigation and claims between the parties. Under the cross-license and settlement agreement, we have licensed on a non-exclusive basis certain patents, patent applications, third-party licenses and inventions pertaining to the development and use of certain transgenic rodents, including mice that produce fully human antibodies. We use our XenoMouse technology to generate fully human antibody products and have not licensed the use of, and do not use, any transgenic rodents developed or used by GenPharm. As initial consideration for the cross-license and settlement agreement, Cell Genesys issued a note to GenPharm for $15 million, which was paid in full on September 30, 1998. Of this note, approximately $3.8 million thereof satisfied certain of Xenotech's obligations under the agreement. Japan Tobacco also made an initial payment. During 1997, GenPharm achieved two patent milestones, and Xenotech was obligated to pay $7.5 million for each milestone. No additional payments will accrue under this agreement. In 1997, we recognized, as a non-recurring charge for the cross-license and settlement, a total of $22.5 million. We do not have any future financial obligations under the cross-license and settlement agreement.

Government Regulation

        Our product candidates under development are subject to extensive and rigorous domestic government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If we market our products abroad, they also are subject to extensive regulation by foreign governments. Non-compliance with applicable requirements can result in fines, warning letters, recall or seizure of products, clinical study holds, total or partial suspension of production, refusal of the government to grant approvals, withdrawal of approval, and civil and criminal penalties.

        We believe our antibody therapeutic products will be classified by the FDA as "biologic products" as opposed to "drug products." The steps ordinarily required before a biological product may be marketed in the United States include:

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  pre-clinical testing;
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  the submission to the FDA of an investigational new drug application, or IND, which must become effective before clinical trials may commence;
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  adequate and well-controlled clinical trials to establish the safety and efficacy of the biologic;
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  the submission to the FDA of a Biologics License Application; and
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  FDA approval of the application, including approval of all product labeling.

        Pre-clinical testing includes laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of each product. Laboratories that comply with FDA regulations regarding good laboratory practices must conduct pre-clinical safety tests. We submit the results of the pre-clinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND and the FDA reviews those results before the commencement of clinical trials. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. If we submit an IND, our submission may not result in FDA authorization to commence clinical trials. Also, the lack of an objection by the FDA does not mean it will ultimately approve an application for marketing approval. Furthermore, we may encounter problems in clinical trials that cause us or the FDA to delay, suspend or terminate our trials.

        Clinical trials involve the administration of the investigational product to humans under the supervision of a qualified principal investigator. We must conduct clinical trials in accordance with Good Clinical Practices under protocols submitted to the FDA as part of the IND. In addition, each clinical trial must be approved and conducted under the auspices of an Institutional Review Board and with patient informed consent. The Institutional Review Board will consider, among other things, ethical factors, the safety of human subjects and the possibility of liability of the institution conducting the trial.

        We conduct clinical trials in three sequential phases that may overlap. Phase I clinical trials may be performed in healthy human subjects or, depending on the disease, in patients. The goal of a Phase I clinical trial is to establish initial data about safety and tolerance of the biologic agent in humans. In Phase II clinical trials, we seek evidence about the desired therapeutic efficacy of a biologic agent in limited studies of patients with the target disease. We make efforts to evaluate the effects of various dosages and to establish an optimal dosage level and dosage schedule. We also gather additional safety data from these studies. The Phase III clinical trial program consists of expanded, large-scale, multi-center studies of persons who are susceptible to or have developed the disease. The goal of these studies is to obtain definitive statistical evidence of the efficacy and safety of the proposed product and dosage regimen.

        Historically, the results from pre-clinical testing and early clinical trials have often not predicted results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, we may encounter delays or rejections by regulatory authorities as a result of many factors, including changes in regulatory policy during the period of product development.

        As of September 30, 2001, only three of our product candidates, ABX-CBL, ABX-IL8 and ABX-EGF, were in clinical trials. Patient follow-up for these clinical trials has been limited. To date, we have not obtained enough data from these clinical trials to demonstrate safety and efficacy under applicable FDA guidelines. As a result, such data will not support an application for regulatory approval without further clinical trials. Clinical trials that we conduct or that third parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for ABX-CBL, ABX-IL8, ABX-EGF or any other potential product candidates. Regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates.

        We have ongoing research projects that may produce product candidates, and we have not submitted INDs or begun clinical trials for these projects. We may not successfully complete our pre-clinical or clinical development efforts. We may not file further INDs and we may not commence clinical trials as planned.

        Completion of clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. Many factors may delay our commencement and rate of completion of clinical trials including:

  •
  the number of patients that ultimately participate in the trial;
  •
  the duration of patient follow-up that seems appropriate in view of the results;
  •
  the number of clinical sites included in the trials; and

  •
  the length of time required to enroll suitable patient subjects.

        We have limited experience in conducting and managing clinical trials. We rely on third parties, including our contract parties, to assist us in managing and monitoring clinical trials. Our reliance on third parties may result in delays in completing, or failing to complete, clinical trials if they fail to perform under our agreements with them.

        Our product candidates may fail to demonstrate safety and efficacy in clinical trials. Such failure may delay development of other product candidates, and hinder our ability to conduct related pre-clinical testing and clinical trials. As a result of such failures, we may also be unable to obtain additional financing. Any delays in, or termination of, our clinical trials would materially harm our business, financial condition and results of operations.

        We and our third-party manufacturer also are required to comply with the applicable FDA current good manufacturing practice. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA and the FDA must approve the facilities before they can be used in commercial manufacturing of our products. We or our third-party manufacturer may not be able to comply with the applicable good manufacturing practice requirements and other FDA regulatory requirements. If we or our third-party manufacturer fails to comply, our business, financial condition and results of operations will be materially harmed.

        For clinical investigation and marketing outside the United States, we may be subject to the regulatory requirements of other countries, which vary from country to country. The regulatory approval process in other countries includes requirements similar to those associated with FDA approval set forth above.

Competition

        The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. We are aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to antibody therapy. These companies have commenced clinical trials of antibody therapeutic product candidates or have successfully commercialized antibody therapeutic products. Many of these companies are addressing the same diseases and disease indications as we or our customers are. Also, we compete with companies that offer antibody generation services to companies that have antigens. These competitors have specific expertise or technology related to antibody development and introduce new or modified technologies from time to time. These companies include GenPharm International, Inc., a wholly-owned subsidiary of Medarex, Inc.; Medarex's joint venture partner, Kirin Brewing Co., Ltd.; Genmab A/S; Cambridge Antibody Technology Group plc; Protein Design Labs, Inc.; and MorphoSys AG.

        Some of our competitors have received regulatory approval of or are developing or testing product candidates that may compete directly with our product candidates. For example, SangStat Medical Corp., Novartis, Pharmacia Corporation and Roche market organ transplant rejection products that may compete with ABX-CBL, which is in clinical trials. In addition, MedImmune, Inc. has a potential antibody product candidate in clinical trials for graft versus host disease that may compete with ABX-CBL. We are also aware that several companies, including Genentech, Inc., Biogen, Inc. and Immunex Corporation, have potential product candidates for the treatment of psoriasis that may compete with ABX-IL8, which is in clinical trials. Furthermore, we are aware that ImClone Systems, Inc., AstraZeneca PLC, GlaxoSmithKline and a collaboration of OSI Pharmaceuticals, Inc., Genentech, Inc., and Roche have potential antibody and small molecule product candidates in clinical development that may compete with ABX-EGF, which is also in clinical trials.

        Many of these companies and institutions, either alone or together with their customers, have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their customers, have significantly greater experience than we do in:

  •
  developing products;
  •
  undertaking pre-clinical testing and human clinical trials;
  •
  obtaining FDA and other regulatory approvals of products; and
  •
  manufacturing and marketing products.

        Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before we do. If we commence commercial product sales, we will be competing against companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

        We also face, and will continue to face, competition from academic institutions, government agencies and research institutions. There are numerous competitors working on products to treat each of the diseases for which we are seeking to develop therapeutic products. In addition, any product candidate that we successfully develop may compete with existing therapies that have long histories of safe and effective use. Competition may also arise from:

  •
  other drug development technologies and methods of preventing or reducing the incidence of disease;
  •
  new small molecules; or
  •
  other classes of therapeutic agents.

        Developments by competitors may render our product candidates or technologies obsolete or non-competitive. We face and will continue to face intense competition from other companies for agreements with pharmaceutical and biotechnology companies for establishing relationships with academic and research institutions, and for licenses to proprietary technology. These competitors, either alone or with their customers, may succeed in developing technologies or products that are more effective than ours.

Pharmaceutical Pricing and Reimbursement

        In both domestic and foreign markets, sales of our product candidates will depend in part upon the availability of reimbursement from third-party payors. Third-party payors include government health administration authorities, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. These studies may require us to incur significant costs. Our product candidates may not be considered cost-effective. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals may change before our proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for pharmaceuticals. The failure of the government and third party payors to provide adequate coverage and reimbursement rates for our product candidates would adversely affect the market acceptance of our products. The failure of our products to receive market acceptance would materially harm our business, financial condition and results of operations.

Manufacturing

        We are building our own manufacturing facility for the manufacture of products for clinical trials and to support the early commercial launch of a limited number of product candidates, in each case, in compliance with FDA good manufacturing practices. In May 2000, we signed a long-term lease for a building to contain this manufacturing facility. Construction has started and we expect this facility to be operational by year-end 2002. The costs of the facility, including design fees, permits, validation, leasehold improvements and equipment, will approximate $140 million. Construction of this facility may take longer than expected, and the planned and actual construction costs of building and qualifying the facility for regulatory compliance may be higher than expected. The process of manufacturing antibody products is complex. We have no experience in the clinical or commercial scale manufacturing of ABX-CBL, ABX-IL8 and ABX-EGF, or any other antibody therapeutic products. We will also need to manufacture such antibody therapeutic products in a facility and by a process that comply with FDA, European and other regulations. It may take a substantial period of time to begin producing antibodies in compliance with such regulations. Our manufacturing operations will be subject to ongoing, periodic unannounced inspection by the FDA and state agencies to ensure compliance with good manufacturing practices. Our inability to establish and maintain a manufacturing facility within our planned time and cost parameters could materially harm the development and sales of our products and our financial performance.

        We currently rely, and will continue to rely for at least the next five years, on a single contract manufacturer, Lonza Biologics (Lonza), to produce ABX-CBL, ABX-IL8 and ABX-EGF under good manufacturing practice regulations, for use in our clinical trials. While our Fremont manufacturing facility is expected to be operational in December 2002, thus creating additional capacity, which we will own, we cannot assure you that this facility will open when expected. In November 2000, we entered into a manufacturing supply agreement with Lonza, under which Lonza will make available exclusively to us, for a period of five years, a cell culture production suite, with associated purification capacity, within Lonza's facility. The agreement includes an option to extend the initial five-year term. The dedicated cell culture production suite is operational and became available to us in the third quarter of 2001. Although we have gained access through this agreement to production capacity and scheduling flexibility similar to owning the production capability, Lonza retains responsibility for, and control over, staffing and operating the facility. In July 2001, we entered into an agreement giving us the right to enter into exclusive negotiations with Lonza for an additional manufacturing supply agreement under which Lonza will make available to us, for a period of up to five years, extendable for an additional two years, approximately one quarter of the annual capacity of a cell culture production suite for large-scale manufacturing of products that is under construction. The exclusive negotiation period, which originally expired on December 31, 2001, has been extended and we now expect it to expire on or around March 31, 2002. We cannot assure you that we will actually reach agreement with Lonza for this additional capacity. Even if we do reach agreement with Lonza, although we currently anticipate that construction of the facility will be completed in the fourth quarter of 2004, we cannot assure you that it will be completed by that time or at all.

        Contract manufacturers often encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, shortage of qualified personnel, compliance with FDA and other applicable regulations, production costs and development of advanced manufacturing techniques and process controls. Our third-party manufacturer may not perform as agreed or may not remain in the contract manufacturing business for the time required by us to successfully produce and market our product candidates. The failure of our third-party manufacturer to deliver the required quantities of our product candidates for clinical use on a timely basis and at commercially reasonable prices, and our failure to find a replacement manufacturer or develop our own manufacturing capabilities, would materially harm our business, financial condition and results of operations.

Recent Developments

        In November 2001, we announced that we had completed the acquisition of Hesed Biomed, Inc., a privately-held biotechnology company with significant intellectual property in the field of catalytic antibodies. Catalytic antibodies are monoclonal antibodies that cleave and inactivate target molecules in a continuing process while circulating in the body. Unlike standard monoclonal antibodies, which bind to a target once and temporarily inactivate that target, catalytic antibodies can break down over 100,000 specific disease-promoting proteins during their life span in the body. The use of catalytic antibodies may result in greater clinical activity and a lower cost of goods on a per patient basis.

        In November 2001, we announced a chief executive officer succession plan. R. Scott Greer, our current chief executive officer, will resign from that position in mid-2002, and Raymond M. Withy, our current president and chief operating officer, will become our chief executive officer. We also announced that Mr. Withy would join our board of directors, effective immediately. After his resignation, Mr. Greer will continue as the chairman of our board of directors and as one of our officers.

        On December 27, 2001, we announced that we have commenced a Phase II clinical trial of ABX-EGF in patients with colorectal cancer. On January 3, 2002, we announced that we have initiated Phase II clinical trials of ABX-EGF in patients with prostate cancer. On January 8, 2002, we announced that we have commenced a separate Phase II clinical trial of ABX-EGF, in combination with chemotherapy, in patients with colorectal cancer.

        On January 2, 2002, we announced that we have submitted an IND to the FDA to initiate clinical trials of ABX-IL8 for the potential treatment of a wide variety of cancers. We expect that the first form of cancer in which we will evaluate ABX-IL8 will be metastatic melanoma. On January 3, 2002, we announced the results of a Phase IIa clinical trial with ABX-IL8 in patients with rheumatoid arthritis. We concluded that the magnitude of the benefits indicated by the trial did not meet our criteria for moving forward to a Phase IIb clinical trial for that disease indication.

        On January 7, 2002, we announced that we have filed an IND application to commence Phase I clinical trials of ABX-MA1, a new monoclonal antibody candidate, for the treatment of metastatic melanoma.

Employees

        As of September 30, 2001, we employed 278 persons, all of whom we employed on a full-time basis. Approximately 240 employees were engaged in research and development, and 38 supported administration, finance, management information systems and human resources.

        Our success will depend in large part upon our ability to attract and retain employees. We face competition in this regard from other companies, research and academic institutions, government entities and other organizations. We believe that we maintain good relations with our employees.

Facilities

        As of September 30, 2001, we leased approximately 339,000 square feet of office, laboratory and pilot scale manufacturing facilities in Fremont, California and Vancouver, Canada. Our leases expire in the years 2002 through 2015 and each includes an option to extend, other than our facility in Vancouver. We believe that our current facilities are adequate for our needs for the foreseeable future and that, should it be needed, suitable additional space will be available to accommodate expansion of our operations on commercially reasonable terms.

Legal Proceedings

        We are not a party to any material legal proceedings.

Scientific Advisory Board

        We have established a Scientific Advisory Board to provide specific expertise in areas of research and development relevant to our business. The Scientific Advisory Board meets periodically with our scientific and development personnel and management to discuss our present and long-term research and development activities. Scientific Advisory Board members include:

Anthony DeFranco, M.D., Ph.D.	Professor, Biochemistry and Biophysics, University of California, San Francisco
John Gallin, M.D.	Director, Warren Grant Magnusen Clinical Center, National Institute of Health
Raju S. Kucherlapati, Ph.D.	Professor and Chair, Molecular Genetics, Albert Einstein College of Medicine
Michel Nussenzweig, M.D., Ph.D.	Professor, Molecular Immunology, Rockefeller University
Greg T. Went	President and Chief Executive Officer, DNA Sciences Inc.
Philip Hieter	Professor, Medical Genetics, University of British Columbia

MANAGEMENT

Executive Officers and Directors

        The names and ages of our executive officers and directors as of September 30, 2001 were as follows:

Name	Age	Position(s)
R. Scott Greer	42	Chairman and Chief Executive Officer
Raymond M. Withy, Ph.D.	46	President and Chief Operating Officer
C. Geoffrey Davis, Ph.D.	50	Chief Scientific Officer
Kurt W. Leutzinger	50	Chief Financial Officer
Steve M. Chamow, Ph.D.	48	Vice President, Process Sciences
Bruce A. Keyt	48	Vice President, Preclinical Development
Gregory M. Landes, Ph.D.	50	Vice President, Product Discovery
John C. Meyer	57	Vice President, Human Resources
H. David Miller	55	Vice President, Information Technology
Gayle M. Mills	47	Vice President, Business Development
Patrick M. Murphy	47	Vice President, Manufacturing
Gisela M. Schwab, M.D.	45	Vice President, Clinical Development
Susan L. Thorner	53	Vice President, General Counsel and Secretary
M. Kathleen Behrens, Ph.D.(2)	48	Director
Raju S. Kucherlapati, Ph.D.	58	Director
Mark B. Logan(1)(2)	63	Director
Joseph E. Maroun	72	Director
Stephen A. Sherwin, M.D.(1)(2)	53	Director

(1)
Member of the Compensation Committee

(2)
Member of the Audit Committee

        R. Scott Greer    has served as our Chairman of the Board since May 2000, and as our Chief Executive Officer and director since June 1996. From June 1996 until December 2000, he served as our President. He also serves as a director of CV Therapeutics, Inc. and Illumina, Inc. From July 1994 to July 1996, Mr. Greer was Senior Vice President of Corporate Development at Cell Genesys. From April 1991 to July 1994, Mr. Greer was Vice President of Corporate Development and from April 1991 to September 1993 was Chief Financial Officer of Cell Genesys. From 1986 to 1991, Mr. Greer held various positions at Genetics Institute, Inc., a biotechnology company, including Director, Corporate Development. Mr. Greer received a BA degree in Economics from Whitman College and an MBA degree from Harvard University and is a certified public accountant.

        Raymond W. Withy, Ph.D.    has served as our President and Chief Operating Officer since January 2001. From January 2000 to December 2000 he served as our Chief Business Officer and from June 1996 to January 2000 as our Vice President, Corporate Development. He also serves as a director of Xenotech. From May 1993 to June 1996, Dr. Withy served in various positions at Cell Genesys, most recently as Director of Business Development. From 1991 to May 1993, Dr. Withy was a private consultant to the biotechnology industry in areas of strategic planning, business development and licensing. From 1984 to 1991, Dr. Withy was an Associate Director and Senior Scientist at Genzyme Corporation, a biotechnology company. Dr. Withy received a BS degree in Chemistry and Biochemistry and a Ph.D. degree in Biochemistry, both from the University of Nottingham.

        C. Geoffrey Davis, Ph.D.    has served as our Chief Scientific Officer since January 2000 and from June 1996 until December 2000 as our Vice President, Research. From January 1995 to June 1996, Dr. Davis was Director of Immunology at the Xenotech Division of Cell Genesys. From November 1991 to December 1994, he served at Repligen Corporation, a biotechnology company, first as Principal Investigator and then as Director of Immunology. Dr. Davis received a BA degree in Biology from Swarthmore College and a Ph.D. degree in Immunology from the University of California, San Francisco.

        Kurt W. Leutzinger    has served as our Chief Financial Officer since July 1997. From June 1987 to July 1997, Mr. Leutzinger was a Vice-President of General Electric Investments and a portfolio manager of the General Electric Pension Fund. At General Electric, he was responsible for private equity investments with a focus on medical technology. Mr. Leutzinger received a BA degree in Economics from Fairleigh Dickinson University and an MBA degree in Finance from New York University and is a certified public accountant.

        Steven M. Chamow, Ph.D.    has served as our Vice President, Process Sciences since April 2000. From 1998 to April 2000, Dr. Chamow was Director, Biopharmaceutical Development at Scios, Inc., a biotechnology company. From 1987 to 1998, he held various positions at Genentech, a biotechnology company, including Senior Scientist, Recovery Sciences. Dr. Chamow received a BA degree in Biology from the University of California, Santa Cruz and a Ph.D. degree in Biochemistry from the University of California, Davis.

        Bruce A. Keyt    has served as our Vice President, Preclinical Development since September 2001. From May 1998 to September 2001, Dr. Keyt was employed by Millenium Pharmaceuticals, Inc, a pharmaceutical company, most recently as director of Biotherapeutic Oncology. Previously, he spent 15 years at Genentech, Inc. in various positions, most recently as section head of Small Molecule Pharmacology. Dr. Keyt received his B.S. in Chemistry from Washington University in St. Louis, Missouri and his PhD. In Biochemistry and Pharmacology from Tufts University.

        Gregory M. Landes, Ph.D.    has served as our Vice President, Product Discovery since May 2000. From 1982 to May 2000, Dr. Landes held various positions at Genzyme, a biotechnology company, most recently as Vice President, Genetics and Genomics. From 1978 to 1981, Dr. Landes was a Postdoctoral Fellow at the Department of Chemistry and Biochemistry at the University of California, Los Angeles. Dr. Landes received a BA degree in Chemistry and a Ph.D. degree in Biochemistry from the University of Kansas.

        John C. Meyer    has served as our Vice President, Human Resources since September 2000. Mr. Meyer was Vice President, Human Resources at various high technology and biotechnology companies, including Somnus Medical Technologies from 1999 to September 2000, Vivus Inc. from 1998 to 1999, Target Therapeutics from 1996 to 1997 and Chipcom Corporation from 1991 to 1995. Mr. Meyer received a BS degree in Business Administration from Colorado State University.

        H. David Miller    has served as our Vice President, Information Technology since September 2001. From January 2000 to September 2001, he was director of information systems at Somnus Medical Technologies, a medical technology company. Prior to that, from October 1995 to July 1999, he was director of information systems at Heartport, Inc., a cardiovascular device company. Mr. Miller received a B.A. in Economics from Stanford University and an M.B.A. from Stanford Graduate School of Business.

        Gayle M. Mills    has served as our Vice President, Business Development since September 2000. From 1998 to September 2000, Ms. Mills was Vice President, Business Development at EOS Biotechnology. From 1995 to 1998, Ms. Mills was Vice President, Business Development and Strategic Marketing for the Neurobiology Unit at Roche Bioscience, a biopharmaceutical company. Ms. Mills served as Director, Business Development both at Affymax Technologies from 1993 to 1995 and at Syntex Corp. from 1991 to 1993. Ms. Mills received a BS degree in Business Administration from the College of Notre Dame and an MBA degree from Santa Clara University.

        Patrick M. Murphy    has served as our Vice President, Manufacturing since May 2000. From 1981 to May 2000, Mr. Murphy held various positions at Genentech, a biotechnology company, most recently as Director, Strategic Operations. During his 18 years at Genentech, Mr. Murphy guided seven new products through the manufacturing, approval and facility licensing processes. Mr. Murphy received a BS degree in Biochemistry from the State University of New York.

        Gisela M. Schwab, M.D.    joined us as our Vice President, Clinical Development in November 1999. From September 1992 to October 1999, Dr. Schwab held various positions at Amgen Inc., a biotechnology company, most recently as Director, Clinical Research and Therapeutic Area Team Leader for Oncology/Hematology. Dr. Schwab received an M.D. degree from the University of Heidelberg in Germany. She is board certified in Hematology and Oncology and has performed research in molecular biology at the National Cancer Institute in Bethesda, Maryland, and at the French National Institute for Health and Research in Paris.

        Susan L. Thorner    joined us as our Vice President, General Counsel and Secretary in February 2001. From August 1999 to February 2001, Ms. Thorner was Special Counsel at the law firm of Farella Braun & Martel. From August 1998 to August 1999, Ms. Thorner was Director of Legal Affairs at Ross Stores, Inc. and prior to this from August 1994 to August 1998 held various positions, most recently Director of Corporate Law, at Apple Computer, Inc. Ms. Thorner was previously a partner at two law firms, Morrison & Foerster in San Francisco and Hughes Hubbard & Reed in New York City. Ms. Thorner received her JD degree from Harvard Law School.

        M. Kathleen Behrens, Ph.D.    has served as one of our directors since December 1997. Dr. Behrens joined Robertson Stephens Investment Management Co. in 1983 and became a general partner in 1986 and a managing director in 1993. In 1988, Dr. Behrens joined the venture capital group of Robertson Stephens Investment Management Co. and has helped in the founding of the following three biotechnology companies: Mercator Genetics, Inc.; Protein Design Laboratories, Inc.; and COR Therapeutics, Inc. Dr. Behrens is currently president and a director of the National Venture Capital Association. Dr. Behrens received a Ph.D. degree in Microbiology from the University of California, Davis, where she performed genetic research for six years.

        Raju S. Kucherlapati, Ph.D.    has served as one of our directors since June 1996. Dr. Kucherlapati was a founder of Cell Genesys and served as a director of Cell Genesys from 1988 to 1999. Since July 1989, he has been the Saul and Lola Kramer Professor and the Chairman of the Department of Molecular Genetics at the Albert Einstein College of Medicine. Dr. Kucherlapati also serves as a director of Valentis Corp. and Millennium Pharmaceuticals, Inc. Dr. Kucherlapati received a BS degree in Biology from Andhra University in India and a Ph.D. degree in Genetics from the University of Illinois, Urbana.

        Mark B. Logan    has served as one of our directors since August 1997. Mr. Logan has served as Chairman of the Board, President and Chief Executive Officer of VISX, Incorporated, a medical device company, since November 1994. From January 1992 to October 1994, he was Chairman of the Board

and Chief Executive Officer of INSMED Pharmaceuticals, Inc., a pharmaceutical company. Previously, Mr. Logan held several senior management positions at Bausch & Lomb, Inc., a medical products company, including Senior Vice President, Healthcare and Consumer Group and also served as a member of its board of directors. Mr. Logan currently serves as a director of Somnus Medical Technologies, Inc. and Vivus, Inc. Mr. Logan received a BA degree from Hiram College and a PMD degree from Harvard Business School.

        Joseph E. Maroun    has served as one of our directors since July 1996 and served as a director of Cell Genesys from June 1995 to June 2000. Mr. Maroun spent 30 years with Bristol-Myers Squibb, a pharmaceuticals company, serving until his retirement in 1990, at which time he was President of the International Group, Senior Vice President of the corporation, and a member of its Policy Committee. He also headed the U.S.-Japan Pharmaceutical Advisory Group. Mr. Maroun received a BA degree from the University of Witwaterrand, Johannesburg.

        Stephen A. Sherwin, M.D.    has served as one of our directors since June 1996, and Dr. Sherwin served as Chairman of the Board from June 1996 to May 2000. Since March 1990, Dr. Sherwin has served as President, Chief Executive Officer and a director of Cell Genesys. Since March 1994, he has served as Chairman of the Board of Cell Genesys. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., a biotechnology company, most recently as Vice President, Clinical Research. Dr. Sherwin currently serves as a Director of the California Healthcare Institute and Neurocrine Biosciences, Inc.. Dr. Sherwin received a BA degree in Biology from Yale University and an M.D. degree from Harvard Medical School.

Board Composition

        Our amended and restated bylaws provide that the number of members of our board of directors shall be determined by the board of directors. The number of directors is currently set at seven. All members of our board of directors hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

Board Committees

        Our compensation committee consists of Dr. Sherwin and Mr. Logan. The compensation committee makes recommendations regarding our various incentive compensation and benefit plans and determines salaries for our executive officers and incentive compensation for our employees and consultants.

        Our audit committee consists of Dr. Sherwin, Mr. Logan and Dr. Behrens, who serves as Chairman of the committee. The audit committee makes recommendations to the board of directors regarding the selection of our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our control functions.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee was, at any time since our formation, an officer or employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

        Each non-employee director of the Company receives a yearly retainer of $5,000 and a per meeting fee of $1,000 (plus $500 for each committee meeting attended by committee members or for special assignments of the Board of Directors). The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

        Each non-employee director of the Company also receives stock option grants under the 1998 Director Option Plan, as amended effective April 26, 2001, or the Directors' Plan. Only non-employee directors of the Company are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan do not qualify as incentive stock options under the Internal Revenue Code. We have reserved 1,000,000 shares of our common stock for issuance under the Directors' Plan. As of September 30, 2001, options to purchase an aggregate of 337,500 shares had been granted under the Directors' Plan.

        Under the Directors' Plan, each new non-employee director receives a stock option grant on the date such person first becomes a non-employee director, and each non-employee director receives an annual stock option grant. Our board of directors determines, by resolution, the size of the initial grant for each new director at the time such director joins our board. Our board of directors determines, by resolution, the size of each annual grant to directors on an annual basis. We make the annual grants on the date of the Company's Annual Meeting of Stockholders to each non-employee director who has served on the board for at least six months. The annual and initial grants do not require action by the Company's stockholders. We may not grant any other options at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of our common stock on the date of grant.

        All options granted on or after June 1999 are fully vested upon grant. The term of options granted under the Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, each option either will continue in effect, if the Company is the surviving entity, or will be assumed or an equivalent option will be substituted by the successor corporation, if the Company is not the surviving entity. If the successor corporation does not assume an outstanding option or substitute it for an equivalent option, then the option shall become fully vested and exercisable. In addition, following such assumption or substitution, if the optionee's status as a director terminates other than upon a voluntary resignation by the optionee, the option shall become fully vested and exercisable. The Directors' Plan will terminate in 2008, unless terminated earlier in accordance with its terms.

        At the time of our 2000 annual meeting, Stephen A. Sherwin, M. Kathleen Behrens, Raju S. Kucherlapati, Mark B. Logan and Joseph E. Maroun each received options to purchase 30,000 shares of our common stock at an exercise price of $48.06. At the time of our 2001 annual meeting, Stephen A. Sherwin, M. Kathleen Behrens, Raju S. Kucherlapati, Mark B. Logan and Joseph E. Maroun each received options to purchase 7,500 shares of our common stock at an exercise price of $40.09.

Executive Compensation

        The following table sets forth the compensation paid by us during the years ended December 31, 2000, 1999 and 1998 to our Chief Executive Officer and the four other most highly compensated executive officers at December 31, 2000, each of whose aggregate compensation during our last fiscal year exceeded $100,000. We refer to these individuals as the "named executive officers" elsewhere in this prospectus.

Summary Compensation Table

				Long-Term Compensation Awards
		Annual Compensation
Name and Principal Position	Fiscal Year			Securities Underlying Options (#)	All Other Compensation($)
		Salary ($)	Bonus ($)
R. Scott Greer	2000	$366,000	$250,000	405,000	$—
Chief Executive Officer	1999	283,147	200,000	540,000	—
	1998	267,120	—	160,000	—
Raymond M. Withy, Ph.D.	2000	241,500	90,563	153,000	—
President	1999	184,547	100,000	153,000	—
	1998	165,350	—	40,000	—
C. Geoffrey Davis, Ph.D.	2000	237,110	88,916	153,000	1,011(1)
Chief Scientific Officer	1999	184,546	100,000	153,000	1,482(1)
	1998	165,350	—	40,000	—
Kurt W. Leutzinger	2000	240,750	90,281	153,000	5,630(2)
Chief Financial Officer	1999	187,922	100,000	153,000	4,940(2)
	1998	179,830	—	51,000	19,623(3)
Gisela M. Schwab, M.D.(4)	2000	220,000	144,788	—	121,932(4)
Vice President, Clinical Development	1999	36,667	100,000	400,000	—

(1)
Consists of imputed interest income on a loan from us to Dr. Davis.

(2)
Consists of imputed interest income on a loan from us to Mr. Leutzinger.

(3)
Consists of $18,714 for reimbursement of relocation expenses and $909 for imputed interest income on a loan from us to Mr. Leutzinger.

(4)
Dr. Schwab has been our Vice President, Clinical Development since November 1999. Her 1999 annualized salary was $220,000. Other compensation consists of $117,465 for reimbursement of relocation expenses and $4,467 of imputed interest.

Option Grants in Last Fiscal Year

        The following table provides information relating to stock options awarded to each of the named executive officers during the year ended December 31, 2000. We awarded all these options under our 1996 Incentive Stock Plan.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Options Term(4)
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year(2)
Name			Exercise or Base Price ($/Share)(3)	Expiration Date
					5%	10%
R. Scott Greer	405,000	7.3%	$31.8125	2/02/10	$8,102,710	$20,533,877
Raymond M. Withy, Ph.D.	153,000	2.7%	31.8125	2/02/10	3,061,027	7,757,243
C. Geoffrey Davis, Ph.D.	153,000	2.7%	31.8125	2/02/10	3,061,027	7,757,243
Kurt W. Leutzinger	153,000	2.7%	31.8125	2/02/10	3,061,027	7,757,243
Gisela M. Schwab, M.D.	—	—	—	—	—	—

(1)
All of the options granted became exercisable as to 1/48th of the option shares on the date of grant and an additional 1/48th of the option shares become exercisable on the first day of each calendar month thereafter, with full vesting occurring four years after the date of grant. In each case, vesting is subject to the optionee's continued relationship with us. These options expire ten years from the date of grant, or earlier upon termination of employment.

(2)
Based on an aggregate of 5,585,930 options granted by us in the year ended December 31, 2000 to our employees, non-employee directors of and consultants, including the named executive officers.

(3)
Options were granted at an exercise price equal to the fair market value of our common stock.

(4)
The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. We cannot provide any assurance to any executive officer or any other holder of our securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers. The potential realizable value is calculated by assuming that the fair value of our common stock on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The potential realizable value computation is net of the applicable exercise price, but does not take into account applicable federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock.

Option Exercises and Holdings

        The following table sets forth for each of the named executive officers the number of shares of our common stock acquired and the dollar value realized upon exercise of options during the year ended

December 31, 2000 and the number and value of securities underlying unexercised options held at December 31, 2000:

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(2)
Name	# Shares Acquired on Exercise	Value Realized(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
R. Scott Greer	575,000	$27,377,920	621,693	661,557	$33,351,309	$28,010,568
Raymond M. Withy, Ph.D.	364,918	15,029,485	123,160	218,258	5,870,995	8,818,411
C. Geoffrey Davis, Ph.D.	275,000	12,645,250	122,742	218,258	6,021,889	8,818,411
Kurt W. Leutzinger	50,000	2,976,250	158,284	268,716	7,956,165	11,764,644
Gisela M. Schwab, M.D.	15,000	801,250	93,333	291,667	4,602,484	14,382,829

(1)
Value realized reflects the aggregate fair market value of our common stock underlying the option on the date of exercise minus the aggregate exercise price of the option.

(2)
Value of unexercised in-the-money options are based on a value of $59.0625 per share, the closing price of our common stock on December 31, 2000. Amounts reflected are based on the value of $59.0625 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

Stock Plans

        1996 Incentive Stock Plan.    As of September 30, 2001, we have authorized a total of 12,765,000 shares of common stock for issuance under our 1996 Incentive Stock Plan, or the Incentive Plan. Under the Incentive Plan, as of September 30, 2001, options to purchase an aggregate of 5,041,703 shares were outstanding, 6,824,109 shares of common stock had been purchased pursuant to exercises of stock options and stock purchase rights and 899,188 shares were available for future grant.

        The Incentive Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, nonqualified stock options and stock purchase rights to our employees, consultants and nonemployee directors. We may grant incentive stock options to our employees only. The board of directors or a committee appointed by the board of directors, which determines the terms of awards granted, including the exercise price, the number of shares subject to the award and the exercisability, administers the Incentive Plan. The exercise price of incentive stock options granted under the Incentive Plan must be at least equal to the fair market value of our common stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of our stock, the exercise price will be no less than 110% of the fair market value. The administrator of the Incentive Plan sets the exercise price of nonqualified stock options. However, for any person holding more than 10% of the voting power of all classes of our stock, the exercise price will be no less than 110% of the fair market value. The maximum term of options granted under the Incentive Plan is ten years.

        An optionee whose relationship with us or any related corporation ceases for any reason, other than death or total and permanent disability, may exercise options in the three-month period following such cessation, or such other period of time as determined by the administrator, unless the options terminate or expire sooner by their terms. The three-month period is extended to twelve months for terminations due to death or total and permanent disability. In the event we merge with or into another corporation, the surviving entity may assume any outstanding options or may substitute an equivalent option or, if it does not assume or substitute the options, such options shall become exercisable as to all of the shares subject to the options, including shares as to which they would not otherwise be exercisable. In the event that options become exercisable in lieu of assumption or substitution, the board of directors shall notify optionees that all options shall be fully exercisable for a period of 30 days, after which the options shall terminate.

        We may not grant to any of our employees, in any fiscal year, options to purchase more than 3,000,000 shares, or 6,000,000 shares in the case of a new employee's initial employment with us. The Incentive Plan will terminate in June 2006, unless sooner terminated by the board of directors.

        The board of directors may also grant stock purchase rights to employees and consultants under the Incentive Plan. We make these grants pursuant to a restricted stock purchase agreement, and the administrator determines the price to be paid for the shares granted thereunder. We are generally granted a repurchase option exercisable on the voluntary or involuntary termination of the purchaser's employment with us for any reason, including death or disability. The repurchase price shall be the original purchase price paid by the purchaser. The repurchase option shall lapse at a rate determined by the administrator. Once the stock purchase right has been exercised, the purchaser shall have the rights equivalent to those of a shareholder.

        1998 Employee Stock Purchase Plan.    We have adopted the 1998 Employee Stock Purchase Plan, or the Purchase Plan, and have reserved a total of 1,000,000 shares of common stock for issuance under the Purchase Plan. The Purchase Plan also provides for an annual increase, commencing in 1999, in the number of shares reserved for issuance under the Purchase Plan equal to the lesser of 1,000,000, 1% of our outstanding capitalization or a lesser amount determined by the board, such that the maximum number of shares which could be reserved under the Purchase Plan over its term would be 10,000,000 shares. Under the Purchase Plan, as of September 30, 2001, we had authorized 1,596,092 shares, we had issued 500,146 shares and 1,095,946 shares were available for future grant. Our board of directors or by a committee appointed by the board of directors administers the Purchase Plan, which is intended to qualify under Section 423 of the Code.

        Under the Purchase Plan, we withhold a specified percentage, not to exceed 15%, of each salary payment to participating employees over the offering periods. Any employee who is currently employed for at least 20 hours per week and for at least five consecutive months in a calendar year, either by us or by one of our majority-owned subsidiaries, is eligible to participate in the Purchase Plan. Unless the board of directors or the committee determines otherwise, each offering period will run for 24 months and will be divided into consecutive purchase periods of approximately six months. The first offering period and the first purchase period commenced on July 2, 1998. New 24-month offering periods commence every six months on each November 1 and May 1. In the event of a change in our control, including a merger with or into another corporation, or the sale of all or substantially all of our assets, the offering and purchase periods then in progress will be shortened.

        The price of common stock purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us. We determine the maximum number of shares that a participant may purchase on the last day of any offering period by dividing the payroll deductions accumulated during the purchase period by the purchase price. However, no person may purchase shares under the Purchase Plan to the extent such person would own 5% or more of the total combined value or voting power of all classes of our capital stock or of any of our subsidiaries, or to the extent that such person's rights to purchase stock under all employee stock purchase plans would exceed $25,000 for any calendar year. The board of directors may amend the Purchase Plan at any time. The Purchase Plan will terminate in March 2008, unless terminated earlier in accordance with the provisions of the Purchase Plan.

        1998 Director Option Plan.    We have granted shares of our common stock to our non-employee directors pursuant to our Directors' Plan, as amended, as described above under "Director Compensation".

        1999 Nonstatutory Stock Option Plan.    We have adopted the 1999 Nonstatutory Stock Option Plan, or Nonstatutory Plan, and authorized a total of 8,600,000 shares of common stock for issuance to employees and consultants under the Nonstatutory Plan. As of September 30, 2001, options to purchase an aggregate of 7,599,902 shares were outstanding and 678,380 shares were available for future grant under the Nonstatutory Plan. The Nonstatutory Plan provides for the grant of stock options at no less than the public market closing price of the underlying common stock on the date of grant. Options granted under the Nonstatutory Plan generally have a term of ten years and vest over four years at the rate of 25% one year from the date of hire and 1/48th per month after that.

        An optionee whose relationship with us or any related corporation ceases for any reason, other than death or total and permanent disability, may exercise options within the time period specified by the terms of the option, to the extent it is vested on the date of the cessation, or, in the absence of a specified time, in the three-month period following such cessation. We extend the three-month period to twelve months for terminations due to death or total and permanent disability. In the event we merge with or into another corporation, the surviving entity may assume any outstanding options or may substitute an equivalent option or, if it does not assume or substitute the options, the options shall become exercisable as to all of the shares subject to the options, including shares as to which they would not otherwise be exercisable. In the event that options become exercisable in lieu of assumption or substitution, the board of directors shall notify optionees that all options shall be fully exercisable for a period of 15 days, after which the options shall terminate.

401(k) Plan

        All of our employees who are located in the United States and who work a minimum of 30 hours per week are eligible to participate in our 401(k) Retirement Plan. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit allowable under Internal Revenue Service Regulations and to have the amount of this reduction contributed to the 401(k) Plan. The 401(k) Plan permits us, but does not require us, to make additional matching contributions on behalf of all participants in the 401(k) Plan. We have not made any matching contributions to the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401(k) of the Code so that contributions to the 401(k) Plan by employees or by us, and the investment earnings on these contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and that our contributions, if any, will be deductible by us when made.

Change of Control Arrangements

        We have entered into change of control severance agreements with Messrs. Greer, Davis, Leutzinger and Withy, and Ms. Schwab. These agreements provide in pertinent part that if any of the following events occur within 24 months following a change of control, then the Company, or the company with which we merge, must pay the affected officer such officer's salary and bonus, at the rate in effect just prior to the change of control, for one year or, in Mr. Greer's case, two years: (i) a termination of the officer's employment without good cause; (ii) a material reduction in the officer's salary or benefits or a substantial reduction of the officer's perquisites, such as office space, without such officer's consent or good business reason; (iii) a significant reduction in the officer's duties, position or responsibilities without such officer's consent; or (iv) a relocation of the officer's employment by more than 35 miles without such officer's consent.

        These agreements further provide for "gross up" payments to the officers in the event that they are subject to the tax code's excise tax on so-called "excess parachute payments." For purposes of these agreements, a change in control includes (1) a person becoming the beneficial owner of more than 50% of the total voting power represented by the Company's securities; (2) a merger or consolidation in which Abgenix stockholders immediately before the transaction own less than 50% of the total voting power represented by our securities; (3) liquidation or sale of all or substantially all of the Company's assets; or (4) certain changes in the composition of the Board such that the incumbent directors before the change are less than a majority of the Board after the change.

        Our board of directors has approved a plan which provides that in the event of a change in control of Abgenix, the options of each Abgenix employee whose employment is terminated without cause within 24 months of the change in control will become exercisable in full. For these purposes, a change in control includes: (1) a person becoming the beneficial owner of 50% or more of our outstanding voting securities; (2) certain changes in the composition of our board of directors occurring within a two-year period; or (3) a merger or consolidation in which Abgenix stockholders immediately before the transaction own less than a majority of the outstanding voting securities of the surviving entity, or its parent, immediately after the transaction.

Report of the Compensation Committee of The Board of Directors on Executive Compensation

        Our compensation committee is responsible for making recommendations to our board of directors concerning salaries and incentive compensation for employees of and consultants to Abgenix. The compensation committee also has the authority and power to grant stock options to our employees and consultants.

        The goal of our compensation policies is to align executive compensation with business objectives, corporate performance, and to attract and retain executives who contribute to the long-term success and value of Abgenix. We endeavor to achieve our compensation goals through the implementation of policies that are based on the following principles:

  •
  THE COMPANY PAYS COMPETITIVELY FOR EXPERIENCED, HIGHLY SKILLED EXECUTIVES:
  The Company operates in a competitive and rapidly changing biopharmaceutical industry. Executive base compensation is targeted to the median salary paid to comparable executives in companies of similar size and location, and with comparable responsibilities. The individual executive's salary is adjusted annually based on individual performance, corporate performance, and the relative compensation of the individual compared to the comparable medians.

  •
  THE COMPANY REWARDS EXECUTIVES FOR SUPERIOR PERFORMANCE:
  The Compensation Committee believes that a substantial portion of each executive's compensation should be in the form of bonuses. Executive bonuses are based on a combination of individual performance and the attainment of corporate goals. Individual performance goals are based on specific objectives which must be met in order for the Company to achieve its corporate goals. In order to attract and retain executives who are qualified to excel in the biopharmaceutical industry, the Company awards higher bonuses based on performance in excess of the corporate goals.

  •
  THE COMPANY STRIVES TO ALIGN LONG-TERM STOCKHOLDER AND EXECUTIVE INTERESTS:
  In order to align the long-term interests of executives with those of stockholders, the Company grants all employees, and particularly executives, options to purchase stock. Options are granted at the closing price of one share of the Company's common stock on the date of grant and will provide value only when the price of the common stock increases above the exercise price. Options are subject to vesting provisions designed to encourage executives to remain employed by the Company. Additional options are granted from time to time based on individual performance and the prior level of grants.

Compensation of R. Scott Greer, Chief Executive Officer and Chairman of the Board

        Mr. Greer's salary and stock option grant for fiscal 2000 are consistent with the criteria described above and with the Compensation Committee's evaluation of his overall leadership and management of Abgenix. 2000 was a year of significant accomplishments for us. We made significant progress in advancing our product pipeline, expanding our list of XenoMouse™ technology collaborations, entering into product development partnerships, acquiring new, complementary technologies through acquisitions, and building our financial strength. A Phase II trial of one product candidate was completed, and Phase II trial of another was initiated. Three product candidates are presently undergoing clinical trials, in indications including psoriasis, graft-versus-host disease, cancer and rheumatoid arthritis. In addition, we completed two equity offerings in 2000, raising approximately $717.1 million. Mr. Greer has continued to provide strategic direction to us and to build our organization. Mr. Greer's compensation for 2000 is set forth in the Summary Compensation Table appearing on page 63.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code provides that compensation paid to a public company's chief executive officer and its four other highest paid executive officers in tax years 1994 and thereafter in excess of $1 million is not deductible unless such compensation is paid only upon the achievement of objective performance goals where certain procedural requirements have been satisfied. Alternatively, such compensation may be deferred until the executive officer is no longer a covered person under Section 162(m). Based on fiscal year 2000 compensation levels, no such limits on the deductibility of compensation applied to any officer of Abgenix.

Summary

        The Compensation Committee believes that our compensation policy as practiced to date by the Compensation Committee and the Board has been successful in attracting and retaining qualified employees and in tying compensation directly to corporate performance relative to corporate goals. Our compensation policy will evolve over time as we attempt to achieve the many short-term goals we face while maintaining our focus on building long-term stockholder value through technological leadership and development and expansion of the market for our products.

Respectfully submitted,
/s/ Stephen A. Sherwin, M.D. /s/ Mark B. Logan

COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT*

        The stock price performance depicted in the following graph is not necessarily indicative of future price performance.

        The following graph shows a comparison of total stockholder return for holders of our common stock from July 2, 1998, the date our common stock first traded on the Nasdaq National Market, through December 31, 2000 compared with the Nasdaq Composite Index and the Pharmaceutical Index. This graph is presented pursuant to the Securities and Exchange Commission rules. We believe that while total stockholder return can be an important indicator of corporate performance, the prices of biopharmaceutical stocks like that of Abgenix are subject to a number of market-related factors other than company performance, such as competitive announcements, drug discovery and commercialization, mergers and acquisitions in the industry, the general state of the economy, and the performance of other biopharmaceutical stocks.

*
$100 invested on 7/2/98 in stock or on 6/30/98 in the indices—including reinvestment of dividends. Fiscal year ending December 31.

Limitations of Liability and Indemnification Matters

        Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (1) any breach of their duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our amended and restated bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated

bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the amended and restated bylaws would permit indemnification.

        We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our amended and restated bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

CERTAIN TRANSACTIONS

Relationship with Cell Genesys

        As of September 30, 2001, Cell Genesys beneficially owned approximately 10.39% of our outstanding capital stock. As a result, Cell Genesys has significant influence over all matters requiring the approval of our shareholders.

        One of our directors, Stephen A. Sherwin, M.D., is also the Chairman of the Board and Chief Executive Officer of Cell Genesys.

Transactions with Employees

        On February 27, 1998, Kurt Leutzinger, our Chief Financial Officer, entered into a relocation loan agreement with us pursuant to which we loaned $100,000 to Mr. Leutzinger in exchange for a promissory note secured by a deed of trust. No interest accrues on the loan until June 30, 2003. As of December 31, 2000, the outstanding principal balance of the promissory note was $100,000.

        On May 5, 2000, Gisela Schwab entered into a relocation loan agreement with us pursuant to which we loaned $100,000 to Ms. Schwab in exchange for a promissory note secured by a deed of trust. No interest accrues on the loan until May 5, 2005. As of December 31, 2000, the outstanding principal balance of the promissory note was $100,000.

        On October 11, 2000, Gayle Mills entered into a loan agreement with us pursuant to which we loaned $100,000 to Ms. Mills in exchange for a promissory note secured by her options to buy our stock. No interest accrues on the loan until October 11, 2005.

        On October 18, 2000, Gregory Landes entered into a relocation loan agreement with us pursuant to which we loaned $100,000 to Dr. Landes in exchange for a promissory note secured by a deed of trust. No interest accrues on the loan until October 18, 2005.

        We have entered into indemnification agreements with each of our directors and executive officers which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Abgenix, and otherwise to the full extent permitted under Delaware law and our Bylaws.

        A majority of the board of directors, including a majority of the independent and disinterested members of the board of directors or, if required by law, a majority of disinterested shareholders, will approve all future transactions with our affiliates, including any loans from us to our officers, directors, principal shareholders or affiliates and such transactions will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

DESCRIPTION OF CAPITAL STOCK

General

        Our amended and restated certificate of incorporation, as amended, authorizes the issuance of up to 220,000,000 shares of common stock, $0.0001 par value per share and authorizes the issuance of 5,000,000 shares of preferred stock, $0.0001 par value per share, the rights and preferences of which may be established from time to time by our board of directors. As of September 30, 2001, 86,181,481 shares of common stock were issued and outstanding and held by approximately 232 stockholders of record and no shares of preferred stock were issued and outstanding.

Common Stock

        Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

        Our board of directors is authorized, without any further action by the stockholders, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock, $0.0001 par value per share, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as our board of directors shall determine. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

        As of September 30, 2001, there was one series of preferred stock, Series A Participating Preferred Stock. The Series A Participating Preferred Stock has a par value of $0.0001 per share, and the number of shares constituting such series is 50,000, of which none is issued and outstanding. The Series A Participating Preferred Stock entitles its holders to quarterly dividends payable in cash in an amount per share equal to 1,000 times the aggregate per share amount of all dividends declared on our common stock. Each share of Series A Participating Preferred Stock entitles its holder to 1,000 votes on all matters submitted to a vote of our stockholders. In the event of our liquidation, dissolution or winding up, the holders of shares of Series A Participating Preferred Stock are entitled to receive an aggregate amount per share equal to 1000 times the aggregate amount to be distributed per share to holders of our common stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Participating Preferred Stock. The shares of Series A Participating Preferred Stock are not redeemable. The Series A Participating Preferred Stock ranks junior to all other series of our Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such other series provide otherwise.

Other Obligations to Issue Capital Stock

        We are obligated to issue up to 100,000 shares of our common stock upon the occurrence of certain milestones pursuant to the terms of a license agreement.

Registration Rights of Certain Holders

        The holders of certain shares of our common stock, the registrable securities, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement, the amended and restated stockholder rights agreement, between us and the holders of the registrable securities. The holders of at least 50% of the registrable securities may require, subject to certain limitations in the amended and restated stockholder rights agreement, on two occasions, that we use our best efforts to register the registrable securities for public resale. If we register any of our common stock either for our own account or for the account of other security holders with certain exceptions, the holders of registrable securities are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration statement is subject to the right of the underwriters to limit the number of shares included in the offering, subject to certain limitations. The holders of registrable securities may also require us, on no more than two occasions during any 12-month period, to register all or a portion of their registrable securities on Form S-3, provided, among other limitations, that the proposed aggregate selling price, net of underwriting discounts and commissions, is at least $500,000. We will bear all registration expenses (subject to certain limitations) and the holders of the securities being registered will bear all related selling expenses. If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, the market price for our common stock could be adversely affected. If we were to initiate a registration and include registrable securities pursuant to the exercise of piggyback registration rights, the sale of such registrable securities may have an adverse effect on our ability to raise capital.

        In November 1999, we entered into a common stock purchase agreement with certain individuals and entities pursuant to which we sold 7,112,000 shares of our common stock. Pursuant to that sale, we agreed to register the shares under the Securities Act for resale to the public. Under the registration agreement, we must use reasonable efforts to keep that registration statement, or a replacement, continuously effective under the Securities Act until the earlier of (1) November 19, 2001 or (2) such time as the selling shareholders have sold all shares offered under that registration statement.

        In November 2000, we consummated a private placement of our common stock, selling 3,300,000 shares of our common stock to certain institutional investors. The filing of the registration statement of which this prospectus forms a part relates to our undertaking to register the shares sold in the November 2000 private placement. We have also undertaken to use our best efforts to keep that registration statement, or a replacement, continuously effective under the Securities Act until the earliest of (1) two years after the closing of the private placement; (2) the date on which a selling shareholder may sell all shares that were bought in the private placement then held by such selling shareholder without restriction by the volume limitations of Rule 144(e) under the Securities Act or (3) such time as all shares purchased by such selling shareholder in the private placement have been sold pursuant to a registration statement.

Stockholder Rights Plan and Certain Charter and Bylaw Provisions and Delaware Law

        In June 1999, our board of directors adopted a stockholder rights plan, which we amended in November 1999. Pursuant to the stockholder rights plan, we made a dividend distribution of one preferred share purchase right on each outstanding share of our common stock. Preferred share purchase rights will also accompany all future common stock issuances during the life of the plan, including the shares issued in this offering. The purchase rights will trade together with the common shares until they become exercisable. Each right entitles stockholders to buy a fraction of a share of our Series A participating preferred stock with economic terms similar to that of one share of our common stock at an exercise price of $30.00 (subject to adjustment in specified circumstances). Each right will become exercisable following the tenth day after a person or group, other than Cell Genesys or its affiliates, successors or assigns, announces an acquisition of 15% or more of our common stock, or announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of our common stock. In the case of Cell Genesys or its affiliates, successors or assigns, which beneficially owned approximately 10.39% of our outstanding common stock as of September 30, 2001, each right will become exercisable following the tenth day after it announces the acquisition of more than 25% of our common stock, or announces commencement of a tender offer, the consummation of which would result in ownership by Cell Genesys or its affiliates, successors or assigns of more than 25% of our common stock.

        Following the exercisability of the rights, if an acquiring person obtains 15% or more of our common stock (other than Cell Genesys or its affiliates, successors or assigns, in which case such percentage shall instead be 25%), each right (other than any rights held by such acquiring person or its affiliates) will entitle the holder of the right to purchase, for the exercise price, a number of shares of our common stock having a then current market value of twice the exercise price. In addition, if after the rights become exercisable an acquiring person obtains 15% or more of our common stock (other than Cell Genesys or its affiliates, successors or assigns, in which case such percentage shall instead be 25%), (1) we merge into another entity, (2) another entity merges into us or (3) we sell more than 50 percent of our assets or earning power (as determined by our board of directors in good faith), then each right (other than any rights held by such acquiring person or its affiliates) shall entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction with us having a value of twice the exercise price. At any time after an acquiring person obtains 15% or more of our common stock (other than Cell Genesys or its affiliates, successors or assigns, in which case such percentage shall instead be 25%) and prior to the acquisition by such person of 50% of the outstanding common stock, our board of directors may elect to exchange the rights (other than any rights held by such acquiring person), in whole or in part, for shares of our common stock at an exchange ratio of one share per right. We will be entitled to redeem the rights at $0.01 per right at any time on or before the time the rights become exercisable. The exercise price, the number of rights and the number of shares issuable upon exercise of rights are subject to certain anti-dilution adjustments as described in the rights agreement. Unless earlier exercised, exchanged or redeemed, the rights shall expire on June 2, 2009.

        The stockholder rights plan and some provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for our shares of common stock. Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws allow us to:

  •
  issue preferred stock without any vote or further action by the stockholders;

  •
  eliminate the right of stockholders to act by written consent without a meeting;

  •
  specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and

  •
  eliminate cumulative voting in the election of directors.

        We are subject to certain provisions of Delaware law which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless the transaction meets certain conditions. The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in our control, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services L.L.C.

SHARES ELIGIBLE FOR FUTURE SALE

        As of September 30, 2001, we had outstanding 86,181,481 shares of common stock, including the shares covered by this prospectus. On that date, we also had outstanding employee and director stock options to purchase 12,979,105 common shares and other obligations to issue up to 100,000 common shares. All of our currently outstanding shares and, we expect that upon issuance, all of these other shares, may be immediately resold by their holders, either pursuant to Rule 144 under the Securities Act or pursuant to registration statements we have filed under the Securities Act.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2001 by (1) each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group.

	Beneficial Ownership
	Number of Shares(2)	Percent of Total(3)
Beneficial Owner(1)
Cell Genesys(4) 342 Lakeside Drive Foster City, CA 94404	8,954,136	10.39%
FMR Corp.(5) 82 Devonshire Street Boston, MA 02109	8,821,044	10.24
R. Scott Greer(6)	961,308	1.11
M. Kathleen Behrens, Ph.D.(7)	331,217	*
Raju S. Kucherlapati, Ph.D.(8)	343,066	*
Mark B. Logan(9)	140,033	*
Joseph E. Maroun(10)	844,117	*
Stephen A. Sherwin, M.D.(11)	364,774	*
Raymond M. Withy, Ph.D.(12)	288,258	*
C. Geoffrey Davis, Ph.D.(13)	273,075	*
Kurt W. Leutzinger(14)	341,770	*
Gisela M. Schwab(15)	194,727	*
All directors and executive officers as a group (18 persons)(16)	4,570,535	5.11%

*
Represents beneficial ownership of less than one percent of the Common Stock.

(1)
Unless otherwise indicated in these footnotes, the mailing address for each individual is c/o Abgenix, Inc., 6701 Kaiser Drive, Fremont, California 94555.

(2)
This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13Gs filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(3)
Applicable percentages are based on 86,181,481 shares outstanding on September 30, 2001.

(4)
Based on a Schedule 13G dated February 13, 2001.

(5)
In a filing on Schedule 13G, dated February 13, 2001, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, reported that it is the beneficial owner of 8,577,562 shares as a result of acting as investment adviser to various registered investment companies (each a "Fund" or the "Funds"). According to the disclosure contained in Fidelity's Schedule 13G, (a) each of Edward C. Johnson 3d (Chairman of FMR Corp.), FMR Corp. (through its control of Fidelity) and each of the Funds, has sole power to dispose of the 8,577,562 shares owned by the Funds, (b) neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees, (c) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank, is the beneficial owner of 213,100 shares as a result of its service as investment manager to certain institutional accounts, (d) Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 213,100 shares and sole power to vote or to direct the voting of 182,630 shares owned by such institutional accounts, and (e) Fidelity International Limited is the beneficial owner of 30,382 shares.

(6)
Includes 744,990 shares issuable upon exercise of options exercisable within 60 days of September 30, 2001.

(7)
Includes 185,000 shares issuable upon exercise of options exercisable within 60 days of September 30, 2001.

(8)
Includes 313,066 shares issuable upon exercise of options exercisable within 60 days of September 30, 2001.

(9)
Includes 140,033 shares issuable upon exercise of options exercisable within 60 days of September 30, 2001.

(10)
Includes 5,602 shares owned by Mr. Maroun's wife and 603,782 shares owned by the Maroun Family Limited Partnership. Mr. Maroun disclaims beneficial ownership of such shares. Also includes 234,733 shares issuable upon exercise of options exercisable within 60 days of September 30, 2001.

(11)
Includes 364,774 shares issuable upon exercisable of options within 60 days of September 30, 2001. Does not include 8,954,136 shares beneficially owned by Cell Genesys, Inc. (the "CG Shares"). Dr. Sherwin is an officer, director and beneficial stockholder of Cell Genesys, Inc. As such, he may be deemed to have voting and dispositive power over the CG Shares. However, Dr. Sherwin disclaims beneficial ownership of the CG Shares for purposes of Section 13 of the Exchange Act and this Post-Effective Amendment No. 3 to Form S-1.

(12)
Includes 233,910 shares issuable upon exercise of options exercisable within 60 days of September 30, 2001.

(13)
Includes 223,075 shares issuable upon exercise of options exercisable within 60 days of September 30, 2001.

(14)
Includes 200,684 shares issuable upon exercise of options exercisable within 60 days of September 30, 2001.

(15)
Includes 187,187 shares issuable upon exercise of options exercisable within 60 days of September 30, 2001.

(16)
Includes 3,311,817 shares issuable upon exercise of options exercisable within 60 days of September 30, 2001.

SELLING SHAREHOLDERS

        All 1,111,700 shares of our common stock covered by this prospectus are part of 4,050,000 shares of our common stock that were sold to certain selling shareholders (or their assignees) in a private placement completed on November 6, 2000 pursuant to an exemption from registration contained in Regulation D promulgated under Section 4(2) of the Securities Act. Of the 4,050,000 shares sold, 3,300,000 were newly issued and sold by us and 750,000 were sold by Cell Genesys.

        The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling shareholders as of the date of this prospectus and the number of shares which may be offered pursuant to this prospectus for the account of each of the selling shareholders (or their transferees) from time to time. Except as described in the footnotes to the table, to the best of our knowledge, none of the selling shareholders has had any position, office or other material relationship with us or any of our affiliates.

Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Which May Be Sold in This Offering	Number of Shares Beneficially Owned After the Offering(1)	Percentage of Shares Beneficially Owned After the Offering(1)
T. Rowe Price Health Sciences Fund, Inc.	180,000	40,000	140,000	*
Alliance Select Investor Series Biotechnology	272,000	272,000	0	*
DCF Partners L.P.	25,000	25,000	0	*
Oppenheimer Enterprise Fund	100,000	100,000	0	*
Sealion & Co.	789,860	231,400	558,460	*
Pirate Ship & Co.	322,700	84,700	238,000	*
Above anchor & Co.	109,240	34,200	75,040	*
Cudd & Co.	251,500	110,900	140,600	*
Covegrass & Co.	149,960	32,100	117,860	*
Canal Reef & Co.	323,500	81,800	241,700	*
JP Morgan Investment Management	1,727,186	99,600	1,627,586	1.89%

*
less than one percent.

(1)
Assumes that each selling shareholder will sell all shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned by such shareholder. Percentages are based on 86,181,481 shares outstanding on September 30, 2001.

PLAN OF DISTRIBUTION

        The selling shareholders may sell the shares from time to time. The selling shareholders will act independently of us in making decisions regarding the timing, manner and size of each sale. They may make the sales on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The selling shareholders may effect these transactions by selling the shares to or through broker-dealers. The selling shareholders may sell their shares in one or more of, or a combination of:

  •
  a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by a broker-dealer for their account under this prospectus;

  •
  an exchange distribution in accordance with the rules of an exchange;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  •
  privately negotiated transactions.

        To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution.

        From time to time, a selling shareholder may transfer, pledge, donate or assign our shares of common stock to lenders or others and each of such persons will be deemed to be a "selling shareholder" for purposes of this prospectus. The number of shares of common stock beneficially owned by the selling shareholder will decrease as and when it takes such actions. The plan of distribution for the selling shareholders' shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling shareholders hereunder.

        The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

        In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

        In addition, the selling shareholders may sell any securities covered by this prospectus that qualify for sale under Rule 144 promulgated under the Securities Act under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and the selling shareholders comply with it.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including amendments thereto, relating to the common stock offered by this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement, exhibits and schedules. Anyone may inspect a copy of the registration statement without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, and you may obtain copies of all or any part thereof from the Securities and Exchange Commission upon payment of certain fees. The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with it. The address of the site is http://www.sec.gov.

LEGAL MATTERS

        O'Melveny & Myers LLP, San Francisco, California has passed upon legal matters for us regarding the validity of the securities intended to be sold pursuant to this prospectus.

EXPERTS

        Our financial statements at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, appearing in this prospectus and the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of ImmGenics Pharmaceuticals Inc. at August 31, 2000 and 1999, and for each of the three years in the period ended August 31, 2000, appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

 INDEX TO FINANCIAL STATEMENTS

Page
Abgenix, Inc., Audited Consolidated Financial Statements
Report of Independent Auditors	F-2
Consolidated Balance Sheets as at December 31, 2000 and 1999	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2000, 1999 and 1998	F-4
Consolidated Statement of Changes in Redeemable Convertible Preferred Stock and Stockholders' Equity for the Years Ended December 31, 2000, 1999 and 1998	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 1999 and 1998	F-7
Notes to Consolidated Financial Statements	F-8
Abgenix, Inc., Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as at September 30, 2001 and December 31, 2000	F-22
Condensed Consolidated Statements of Operations for Three Months and Nine Months ended September 30, 2001 and 2000	F-23
Condensed Consolidated Statements of Cash Flows for Nine Months ended September 30, 2001 and 2000	F-24
Notes to Condensed Consolidated Financial Statements	F-25
ImmGenics Pharmaceuticals, Inc. Audited Financial Statements
Auditors' Report	F-28
Balance Sheets	F-29
Statements of Loss and Deficit	F-30
Statements of Cash Flows	F-31
Notes to Financial Statements	F-32
Unaudited Pro Forma Condensed Combined Financial Statements	F-45
Statement of Operations	F-46
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-47

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Abgenix, Inc.

        We have audited the accompanying consolidated balance sheets of Abgenix, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the accounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Abgenix, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Palo Alto, California
January 26, 2001

ABGENIX, INC. CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2000	1999
ASSETS
Current assets:
Cash and cash equivalents	$167,242	$13,366
Marketable securities	525,641	43,543
Interest receivable	9,793	1,103
Accounts receivable	3,397	4,150
Prepaid expenses and other current assets	11,965	4,861

Total current assets	718,038	67,023
Property and equipment, net	18,374	5,300
Long-term investments	79,181	29,225
Intangible assets, net of accumulated amortization of $3,992 ($67 in 1999)	117,997	46,591
Deposits and other assets	3,210	402

	$936,800	$148,541

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,339	$1,705
Deferred revenue	6,978	3,767
Accrued product development costs	2,338	1,667
Accrued employee benefits	2,034	1,287
Other accrued liabilities	3,124	725
Current portion of long-term debt	316	1,759
Acquisition liability	75,429	—

Total current liabilities	96,558	10,910
Deferred rent	567	150
Long-term debt	—	421
Commitments
Stockholders' equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 85,401,548 and 68,669,092 shares issued and outstanding at December 31, 2000 and 1999, respectively, at amount paid in	906,358	181,263
Additional paid-in capital	32,849	32,254
Deferred compensation	(234)	(670)
Accumulated other comprehensive income/(loss)	(705)	14,013
Accumulated deficit	(98,593)	(89,800)

Total stockholders' equity	839,675	137,060

	$936,800	$148,541

See Accompanying Notes

ABGENIX, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year ended December 31,
	2000	1999	1998
Revenues:
Contract revenue	$26,601	$12,285	$2,498
Revenue under collaborative agreements from related parties	—	—	1,344
Interest income	32,848	3,045	961

Total revenues	59,449	15,330	4,803
Costs and expenses:
Research and development	51,329	21,106	17,588
Amortization of intangible assets, related to research and development	3,992	—	—
General and administrative	7,667	5,164	3,405
In-process research and development charge	5,215	—	—
Equity in (income) losses from the Xenotech joint venture	—	(546)	107
Non-recurring termination fee	—	8,667	—
Interest expense	39	438	530

Total costs and expenses	68,242	34,829	21,630

Loss before income tax	(8,793)	(19,499)	(16,827)
Foreign income tax expense	—	1,000	—

Net loss	$(8,793)	$(20,499)	$(16,827)

Basic and diluted net loss per share	$(0.11)	$(0.35)	$(0.75)

Shares used in computing basic and diluted net loss per share	80,076	58,148	22,412

See Accompanying Notes

ABGENIX, INC.

CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS' EQUITY

(in thousands, except share and per share data)

	Stockholders' Equity
	Redeemable Convertible Preferred Stock	Common Stock	Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity
Balance at December 31, 1997	$31,189	$351	$31,053	$(1,248)	$—	$(52,474)	$(22,318)
Net loss	—	—	—	—	—	(16,827)	(16,827)
Issuance of 160,000 shares of series C redeemable convertible preferred stock at $8.00 per share	1,280	—	—	—	—	—	—
Issuance of 421,143 shares of series B redeemable convertible preferred stock at $6.5 per share (net of issuance cost of $81)	2,656	—	—	—	—	—	—
Conversion of 7,844,352 shares of series A, series B and series C redeemable convertible preferred stock to common stock.	(35,125)	35,125	—	—	—	—	35,125
Issuance of 11,500,000 shares of common stock at $2.00 per share upon initial public offering (net of issuance costs and commissions of $2,860)	—	20,140	—	—	—	—	20,140
Issuance of 613,076 shares of common stock upon exercise of stock options	—	130	—	—	—	—	130
Issuance of 56,520 shares of common stock pursuant to the employee stock purchase plan	—	96	—	—	—	—	96
Deferred compensation related to grant of certain stock below deemed fair value	—	—	520	(520)	—	—	—
Amortization of deferred compensation	—	—	—	598	—	—	598
Compensation related to grant of stock options to consultants	—	—	15	—	—	—	15

Balance at December 31, 1998	—	55,842	31,588	(1,170)	—	(69,301)	16,959
Unrealized gains on available for sale securities	—	—	—	—	14,013	—	14,013
Net loss	—	—	—	—	—	(20,499)	(20,499)

Comprehensive loss							(6,486)

Issuance of 12,000,000 shares of common stock at $3.75 per share (net of issuance costs and commissions of $3,364)	—	41,636	—	—	—	—	41,636
Issuance of 1,981,424 shares of common stock at $4.04 per share to Genentech	—	8,000	—	—	—	—	8,000

Issuance of 832,000 shares of common stock at $3.75 per share (net of issuance costs and commissions of $207)	—	2,913	—	—	—	—	2,913
Issuance of 7,112,000 shares of common stock at $10.50 per share (net of issuance costs and commissions of $3,603)	—	71,073	—	—	—	—	71,073
Issuance of 2,058,388 shares of common stock upon exercise of stock options	—	1,463	—	—	—	—	1,463
Issuance of 194,104 shares of common stock pursuant to the employee stock purchase plan	—	336	—	—	—	—	336
Amortization of deferred compensation	—	—	—	500	—	—	500
Compensation related to grant of stock options to consultants	—	—	666	—	—	—	666

Balance at December 31, 1999	—	181,263	32,254	(670)	14,013	(89,800)	137,060
Change in unrealized gains (losses) on available for sales securities	—	—	—	—	(14,718)	—	(14,718)

Net loss	—	—	—	—	—	(8,793)	(8,793)

Comprehensive loss							(23,511)
Issuance of 486,668 shares of common stock upon exercise of warrants	—	730	—	—	—	—	730
Issuance of 9,936,000 shares of common stock at $52.50 per share (net of issuance costs and commissions of $25,217)	—	496,423	—	—	—	—	496,423
Issuance of 3,300,000 shares of common stock at $70.00 per share (net of issuance costs and commissions of $10,310)	—	220,690	—	—	—	—	220,690
Issuance of 2,799,324 shares of common stock upon exercise of stock options	—	6,490	—	—	—	—	6,490
Issuance of 210,464 shares of common stock pursuant to the employee stock purchase plan	—	762	—	—	—	—	762
Amortization of deferred compensation	—	—	—	436	—	—	436
Compensation related to grant of stock options to consultants	—	—	595	—	—	—	595

Balance at December 31, 2000	$—	$906,358	$32,849	$(234)	$(705)	$(98,593)	$839,675

See Accompanying Notes

ABGENIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2000	1999	1998
Operating activities
Net loss	$(8,793)	$(20,499)	$(16,827)
Adjustments to reconcile net loss to net cash used by operating activities:
Equity in (income) losses of Xenotech	—	(546)	411
Depreciation and amortization	5,948	1,763	1,715
Stock options issued to consultants	595	666	—
In-process research and development charge	5,215	—	—
Changes for certain assets and liabilities:
Interest receivable	(8,690)	(835)	(268)
Accounts receivable	753	(3,242)	—
Prepaid expenses and other current assets	(6,288)	(4,337)	(888)
Deposits and other assets	(1,042)	100	(166)
Payable to Xenotech for cross-license and settlement	—	—	(3,750)
Accounts payable	3,891	1,266	(199)
Deferred revenue	3,211	3,342	425
Accrued product development costs	671	442	482
Accrued employee benefits	747	1,028	39
Other accrued liabilities	1,953	(329)	(1,203)
Deferred rent	417	150	—

Net cash used in operating activities	(1,412)	(21,031)	(20,229)

Investing activities
Purchases of marketable securities	(1,089,518)	(60,763)	(24,600)
Maturities of marketable securities	609,637	32,069	20,243
Capital expenditures	(13,809)	(1,108)	(697)
Acquisition of IntraImmune, net of cash acquired	(9,253)	—	—
Acquisition of Xenotech, net of cash acquired	—	(45,938)	—
Purchases of long-term investments	(65,000)	(15,000)	—
Contributions to Xenotech	—	—	(475)

Net cash used in investing activities	(567,943)	(90,740)	(5,529)

Financing activities
Net proceeds from issuances of common stock	725,095	125,421	20,366
Payments on long-term debt	(1,864)	(1,699)	(1,746)
Net proceeds from issuances of redeemable convertible preferred stock	—	—	3,936

Net cash provided in financing activities	723,231	123,722	22,556

Net increase (decrease) in cash and cash equivalents	153,876	11,951	(3,202)
Cash and cash equivalents at the beginning of the year	13,366	1,415	4,617

Cash and cash equivalents at the end of the year	$167,242	$13,366	$1,415

Supplemental disclosures of cash flow information
Cash paid during the year for interest	$132	$438	$549
Cash paid during the year for foreign income tax	$—	$1,000	$—
Non-cash investing and financing activities
Acquisition of ImmGenics in exchange for a liability to ImmGenics shareholders	$75,429	$—	$—

See Accompanying Notes

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization

        Abgenix, Inc., ("Abgenix" or the "Company"), is a biopharmaceutical company that develops and intends to commercialize antibody therapeutic products for the treatment of a variety of disease conditions, including transplant-related diseases, inflammatory and autoimmune disorders, cardiovascular disease, infectious diseases and cancer. The Company's antibody technology platform, which includes XenoMouse™ technology, enables the rapid generation and selection of high affinity, fully human antibody product candidates to essentially any disease target appropriate for antibody therapy. Abgenix leverages its leadership position in human antibody technology by building a large and diversified product portfolio through the establishment of licensing arrangements with multiple pharmaceutical, biotechnology and genomics companies and through the development of its own internal proprietary products.

        In November 2000, in two separate transactions, the Company acquired ImmGenics Pharmaceuticals, Inc. ("ImmGenics") and IntraImmune Therapies, Inc. ("IntraImmune").

        Effective December 31, 1999 the Company acquired Japan Tobacco Inc.'s ("Japan Tobacco"), interest in the Xenotech joint venture ("Xenotech"), increasing the Company's ownership of the joint venture from 50% to 100%. The consolidated financial statements include the accounts of Xenotech as of December 31, 1999. Intercompany accounts have been eliminated in consolidation. Prior to the acquisition, Xenotech was accounted for under the equity method of accounting, accordingly the Company's operations include equity in income and losses from Xenotech for the years 1999 and 1998. (See Note 2.)

        Accounts denominated in foreign currency have been remeasured using the U.S. dollar as the functional currency. Significant intercompany accounts and transactions have been eliminated.

Cash Equivalents, Marketable Securities and Long-Term Investments

        Cash equivalents—The Company considers all highly liquid investments with a maturity date of three months or less when purchased to be cash equivalents.

        Marketable securities—Marketable securities consist of highly liquid investments with a maturity of greater than three months when purchased. The Company's marketable securities have been classified as "available-for-sale," and are carried at market value. Unrealized gains and losses are reported as accumulated other comprehensive income/(loss), which is a separate component of stockholders' equity.

        Long-term investments—The Company has purchased certain strategic marketable equity securities. These investments have been classified as "available-for-sale," and are carried at market value. Unrealized gains and losses are reported as accumulated other comprehensive income/(loss), which is a separate component of stockholders' equity.

Depreciation and Amortization

        The Company records property and equipment at cost and provides depreciation using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the remaining life of the facility lease, and all other assets are generally depreciated over two to five years. Furniture and equipment leased under capital leases is amortized over the shorter of the useful lives or the lease term. Amortization of leased assets is included in depreciation and amortization expense and is combined with accumulated depreciation and amortization of the Company's owned assets.

Intangible Assets

        The intangible assets consist primarily of acquired existing technology (including patents and royalty rights), goodwill, and assembled workforce. They are being amortized on a straight-line basis over their estimated useful lives of 15 years for the existing technology and 2 years for the assembled workforce.

Long-Lived Assets

        The carrying value of our long-lived assets is reviewed for impairment whenever events or changes in circumstances indicate that the asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Long-lived assets include property, plant and equipment, goodwill and other intangible assets.

Revenue Recognition

        The Company receives payments from customers for licenses, options and services. These payments are generally non-refundable but are reported as deferred revenue until they are recognizable as revenue. The Company has followed the following principles in recognizing revenue:

  •
  Research license fees: Fees to license the use of XenoMouse in research performed by the customer are generally recognized when both the inception of the license period and delivery of the technology have occurred. If Abgenix is obligated to provide significant assistance to enable the customer to practice the license, then the revenue is recognized over the period of such obligation.

  •
  Product license fees: Fees to license the production, use and sale of an antibody generated by XenoMouse are generally recognized when both the inception of the license period and delivery of the technology have occurred. If Abgenix is obligated to provide significant assistance to enable the customer to practice the license, then the revenue is recognized over the period of such obligation.

  •
  Option fees: Fees for granting options to obtain product licenses are recognized as revenue when the option is exercised or when the option period expires, whichever occurs first.

  •
  Fees for research services performed by Abgenix are recognized ratably over the period during which these services are performed. However, fees received for research services provided under co-development arrangements are recorded as contract revenues in the period rendered.

  •
  Milestone payments are recognized as revenue when the milestone is achieved.

Research and Development

        Research and development expenses include compensation and other expenses related to research and development personnel; costs associated with pre-clinical testing and clinical trials of our product candidates, including the costs of manufacturing the product candidates; and facilities expenses. All research and development costs are charged to expense when incurred. Expenses for research services rendered under co-development arrangements exceed fees received from such co-developers as reimbursements.

Stock Based Compensation

        The Company accounts for stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, the Company does not recognize compensation expense for employee stock options granted at fair market value.

Net Loss Per Share

        Basic earnings per share is calculated based on the weighted average number of shares outstanding during the period. The impact of common stock options and warrants was excluded from the computation of diluted earnings per share, as their effect is antidilutive for the periods presented.

        Pro forma net loss per share has been computed to give effect to the automatic conversion of redeemable convertible preferred stock into common stock which occurred at the completion of the Company's initial public offering in July 1998, using the as-if-converted method, from the original date of issuance.

        A reconciliation of shares used in calculation of basic and diluted and pro forma net loss per share follows:

	Year ended December 31,
	2000	1999	1998
	(In thousands, except per share data)
Net loss	$(8,793)	$(20,499)	$(16,827)

Basic and diluted:
Weighted-average shares of common stock outstanding used in computing basic and diluted net loss per share	80,076	58,148	22,412

Basic and diluted net loss per share	$(0.11)	$(0.35)	$(0.75)

Pro forma (unaudited):
Shares used in computing basic and diluted net loss per share (from above)			22,412
Adjusted to reflect the effect of the assumed conversion of preferred stock from the date of issuance			17,204

Weighted-average shares used in computing pro forma net loss per share			39,616

Pro forma net loss per share			$(0.42)

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Stockholders' Equity

        The accompanying financial statements have been restated to reflect both a two-for-one common stock split effective on April 6, 2000 and a two-for-one common stock split effective on July 7, 2000.

On the consolidated balance sheets, common stock is presented at the amount paid in from equity offerings. Additional paid-in capital consists of all other paid-in capital, including stock-based compensation charges and contributions from the Company's former parent company.

Reclassifications

        Certain prior-year balances have been reclassified to conform to the current-year presentation.

2.    ACQUISITIONS

Acquisition of ImmGenics

        In November of 2000, the Company acquired ImmGenics, a private biotechnology company with proprietary technology for accelerating antibody product discovery. This acquisition was accounted for using the purchase method of accounting. The total purchase price was $77.2 million, including cash compensation amounts associated with the purchase of employee stock options, and transaction costs. Under the terms of the agreement, ImmGenics special shares were issued to former shareholders of common and preferred shares and debenture holders of ImmGenics. The ImmGenics special shares were convertible into common shares of Abgenix if the common shares were registered and declared effective with the Securities and Exchange Commission (SEC). If the shares were not registered the special shareholders have the right to put them to the Company for cash. Their put rights will be fully vested on May 12, 2001 and will expire March 31, 2002. As of December 31, 2000 the registration was not declared effective and therefore the purchase price was recorded as a current liability at December 31, 2000. See Note 10 for subsequent event.

Acquisition of IntraImmune

        In November of 2000, the Company acquired IntraImmune, a private research company with technologies to give antibodies access to intracellular targets. The total cash purchase price was $9.3 million, including transaction costs. This acquisition was accounted for using the purchase method of accounting.

Purchase Price Allocation

        The Company performed an allocation of the total purchase price of both ImmGenics and IntraImmune among the acquired assets. The income approach was used to develop the value for the existing technology and the in-process research and development, as applicable. The income approach incorporates the calculation of the present value of future economic benefits such as cash earnings, cost savings, and tax deductions. The cost approach was utilized to value the assembled workforce. The cost approach measures the benefits related to an asset by the cost to reconstruct or replace it with another of like utility.

        ImmGenics Selected Lymphocyte Antibody Method (SLAM) technology is patented in the United States with applications outstanding in Canada and Europe. This technology is technologically feasible and the Company has licensed it to a customer. The existing technology of IntraImmune is also patented and has been determined to be technologically feasible.

        The in-process development activities of ImmGenics included two distinct research projects. The Company determined the amounts to be allocated to in-process technology based on whether technological feasibility had been achieved and whether there was any alternative future use for the technology. The Company concluded that the in-process technology had no alternative future use after taking into consideration the potential for both usage of the technology in different products and for resale of the technology. The rate utilized to discount the net cash flows to their present value was 40%. For the in-process research and development. IntraImmune had no in-process development activities at the time of acquisition.

        The purchase price allocations for ImmGenics and IntraImmune were as follows:

	ImmGenics		IntraImmune
	Amount	Useful Lives	Amount	Useful Lives
	(dollars in thousands)
Purchase price allocation:
Tangible net assets (liabilities)	$5,508	n/a	$(704)	n/a
Intangible assets acquired:
Existing technology	35,851	15 years	2,700	15 years
Assembled workforce	195	2 years	—	n/a
Goodwill	29,393	15 years	7,257	15 years
Deferred compensation	1,052	2 years	—	n/a
In-process research and development	5,215	n/a	—	n/a

Total purchase price allocation	$77,214		$9,253

Acquisition of Xenotech and Transactions with Japan Tobacco

        On December 20, 1999, the Company executed several agreements with Japan Tobacco that became effective December 31, 1999, under which the Company acquired Japan Tobacco's interest in the XenoMouse, a technology for generating fully human antibody drugs used in treating a wide range of diseases. Under the agreements, Abgenix paid $47.0 million in cash to Japan Tobacco for its 50% interest in Xenotech under which the XenoMouse technology was developed. This acquisition brought the Company's ownership of Xenotech to 100% and was accounted for under the purchase method of accounting. The purchase price of $47.2 million, including transaction costs, was allocated $0.6 million to cash and $46.6 million to intangibles consisting primarily of the patents for the XenoMouse technology and the rights to royalties under certain licenses. The intangible asset is being amortized over 15 years, the estimated average life of the patents and licenses, using the straight-line method. Because Xenotech was acquired effective December 31, 1999, and prior to this date was owned 50% by the Company, operations of Xenotech were recorded on the equity method of accounting through December 31,1999, and upon acquisition the accounts were consolidated with the Company.

        Under the agreements, the Company also paid $10.0 million as compensation to Japan Tobacco for relinquishment of its existing license rights to the current XenoMouse technology. Additionally, Japan Tobacco paid $4.0 million to the Company for a license to use the existing XenoMouse technology on a more limited basis than previously, and to use future XenoMouse technology in development at Abgenix. One third of the $4.0 million payment, or $1.3 million, was allocated to the current XenoMouse technology and netted with the $10.0 million payment. The remainder of the $4.0 million payment, or $2.7 million, was recorded as deferred revenue at December 31, 1999 and was recognized as revenue in 2000 when the new XenoMouse technologies were delivered. Japan Tobacco will also make royalty payments on any future sales of antibody products generated using XenoMouse.

        Lastly, under the December agreements, the Company granted to Japan Tobacco a license for certain technology related to the generation of mouse models of certain human diseases. In return for this license, Japan Tobacco paid Abgenix $6.0 million, which was recorded as revenue in 1999.

2.    ACQUISITIONS (Continued)

        In June 1999 the Company entered into a collaboration agreement with Japan Tobacco, Inc. relating to the clinical development of one of the Company's products. Under the agreement, Japan Tobacco made payments totaling $1,280,000 to the Company, which was recorded as revenue in 1999.

Xenotech Prior to the Acquisition

        Prior to the acquisition, the Company and a subsidiary of Japan Tobacco equally owned Xenotech. Research performed by Xenotech, which was generally outsourced to the Company, was funded through capital contributions from the partners. Revenues recognized by the Company for performing the research for Xenotech were $1,344,000 in 1998 and $0 thereafter, net of its cash contributions to Xenotech related to this revenue. The Company acquired options and product licenses for antigen targets developed from the XenoMouse technology from Xenotech, prior to the acquisition, as well. The cost of such options and licenses were expensed as research and development by the Company in the amounts of $645,000 and $453,000 in 1999 and 1998, respectively. The Company accounted for its investment in Xenotech under the equity method and therefore recorded 50% of Xenotech's net income or losses, up to the Company's investment amount.

Proforma Unaudited Financial Information for All Acquisitions

        The following unaudited pro forma financial information presents the results of operations of the Company, ImmGenics and IntraImmune for the years ended December 31, 2000 and 1999 and Xenotech for the years ended December 31, 1999 and 1998, as if the acquisitions had been consummated as of the beginning of the periods presented.

	December 31,
	2000	1999	1998
	(in thousands)
Total revenues	$60,301	$17,563	$2,723
Net loss	$(16,639)	$(29,807)	$(20,344)
Net loss per share	$(0.21)	$(0.51)	$(0.91)

        The pro forma financial information includes the effect of the amortization of intangible assets acquired, using a 2-year life for the assembled workforce and a 15-year life for the existing technology and goodwill. Due to their non-recurring nature, the in-process research and development charge attributable to the ImmGenics transaction has been excluded from the pro forma financial information. The pro forma condensed financial information is presented for illustrative purposes only. This information is not necessarily indicative of the Company's financial position or results of operations for future periods or the results that actually would have been realized had the acquisition and certain transactions occurred as of the beginning of the periods presented.

3.    MARKETABLE SECURITIES

        The following is a summary of marketable securities at December 31, 2000 and 1999 (in thousands):

	2000			1999
	Amortized Cost	Unrealized Gain/(Loss)	Estimated Fair Value	Amortized Cost	Unrealized Gain/(Loss)	Estimated Fair Value
Commercial obligations	$31,823	$13	$31,836	$22,277	$(73)	$22,204
Commercial paper	638,735	106	638,841	15,358	10	15,368
Obligations of the U.S. government and its agencies	20,000	(6)	19,994	17,271	(149)	17,122
Marketable equity securities	79,999	(818)	79,181	15,000	14,225	29,225

Total	$770,557	$(705)	$769,852	$69,906	$14,013	$83,919

Classified as:
Cash equivalents			$165,030			$11,151
Marketable securities			525,641			43,543
Long-term investments			79,181			29,225

			$769,852			$83,919

        All of the Company's available for sale debt securities mature in one year or less as of December 31, 2000. Estimated fair values have been determined by the Company using available market information.

        The unrealized gains and losses as of December 31, 1999 and 2000 were reported as accumulated other comprehensive income/(loss), which is a separate component of stockholders' equity.

4.    COMPREHENSIVE INCOME

        Other comprehensive gains/(losses) consist of unrealized gains or losses on available-for-sale securities. The components of comprehensive income(loss), net of tax, were as follows:

	December 31,
	2000	1999
	(in thousands)
Net loss	$(8,793)	$(20,499)
Increase (decrease) in net unrealized gains on available for sale investments	(14,718)	14,013

Comprehensive income (loss)	$(23,511)	$(6,486)

        There were no significant unrealized gains or losses as of December 31, 1998.

5.    PROPERTY AND EQUIPMENT

        Property and equipment consists of the following, at cost:

	December 31,
	2000	1999
	(in thousands)
Furniture, machinery and equipment	$9,316	$4,163
Leasehold improvements	10,761	4,333

	20,077	8,496
Less accumulated depreciation and amortization	(5,010)	(3,196)
Construction-in-progress	3,307	—

	$18,374	$5,300

        Property and equipment financed under capital leases was $1,956,000 at December 31, 2000 and 1999.

6.    COMMITMENTS

Facility Lease

        The Company has three operating leases for its office, research and development and manufacturing facilities in California and one lease for its facility in British Columbia, Canada. The leases expire in 2007 and 2015, each with options to extend for 10 years. The Company issued a stand-by letter of credit for $2.0 million to one of the lessors for the lease term expiring in 2015, as a condition to the lease. Future minimum payments under noncancelable operating leases at December 31, 2000 are as follows:

(in thousands)
Year ending December 31,
2001	$4,927
2002	5,774
2003	5,973
2004	6,174
2005	6,386
Thereafter	61,380

Total lease payments	$90,614

        Rent expense, in thousands, was $2,534 and $1,043 for the years ended December 31, 2000 and 1999, respectively.

Property and Equipment

        The Company has contracted with developers and designers for the completion of its new office, research and development facility and improvements for its new manufacturing facility. Both facilities were leased in 2000 (see above). As of December 31, 2000, the Company has outstanding purchase order commitments for approximately $4.2 million related to the design and improvements of these new facilities.

Loan, Capital Lease and Letter of Credit

        The Company issued a stand-by letter of credit for $2.0 million to one of its lessors for a term expiring in 2015, as a security deposit for a facility lease. Cash and marketable securities, which secure the letter of credit, have been recorded in long-term deposits and other assets.

        On January 24, 1997, the Company secured a loan with a bank in the amount of $4,300,000 in order to finance tenant improvements on its facility in Fremont, California. The loan was paid in full in May 2000. The interest rate at December 31, 1999 was 9.50% and the loan was secured by substantially all tangible and intangible assets of the Company.

        On March 28, 1997, the Company entered into a lease agreement with a financing company under which the Company financed approximately $2,000,000 of its laboratory and office equipment. The lease term is 48 months and bears interest at rates ranging from 12.5% to 13.0%. The last lease schedule matures in September 2001.

CBL License Agreement

        In 1997, the Company entered into a license agreement for exclusive worldwide rights to commercialize ABX-CBL. The Company paid an initial license fee and is further obligated to pay an annual maintenance fee of $50,000, to commit at least $1,000,000 annually to the development of ABX-CBL until ABX-CBL receives regulatory approval in any country and to pay royalties on potential product sales. The Company is also obligated to issue 100,000 shares of its common stock upon the submission of a Product License Application for the first indication of the product.

Commitment for Product Development

        The Company has contracted with a third party, Lonza Biologics ("Lonza") for the manufacture of its product candidates for use in its clinical trials. As of December 31, 2000, the Company has outstanding approximately $10.8 million in non-cancelable orders related to future deliveries of these products over the next 12 months. The Company has not recorded these obligations in its accrued liabilities as no legal liability exits until the products are delivered to and accepted by the Company.

        In December 2000, the Company entered into a five-year manufacturing supply agreement with Lonza. Under the agreement, Lonza will provide a cell culture production suite within its facility for the Company's exclusive use. Abgenix and its licensees will use the production suite for the manufacture of product candidates in development. The dedicated cell culture production suite with associated purification capacity is undergoing refurbishment and will be operational in the third quarter of 2001. For use of the production suite payments of approximately $1.0 million plus a 15% raw material charge are due monthly for 5 years and certain performance fees are due annually. In May 2000, prior to the negotiation of this manufacturing supply agreement, the Company paid Lonza $3.8 million for the option to reserve manufacturing capacity.

7.    STOCKHOLDERS' EQUITY

Common Stock

        Initial Public Offering—In July 1998, the Company completed an initial public offering of 10,000,000 shares of its common stock to the public, at a price of $2.00 per share. On July 27, 1998, the Company's underwriters exercised an option to purchase 1,500,000 additional shares of common stock at a price of $2.00 per share to cover over-allotments. The Company received net proceeds from the offerings of approximately $20.1 million. Upon the closing of the initial public offering, each of the outstanding 31,377,408 shares of redeemable convertible preferred stock was automatically converted into one share of common stock.

        Genentech—In January 1999, Genentech acquired 1,981,424 shares of our common stock for an aggregate purchase price of $8.0 million.

        Follow-on Public Offering—In March 1999, the Company completed a follow-on public offering of 12,000,000 shares of its common stock to the public, at a price of $3.75 per share. On April 7, 1999 the Company's underwriters exercised an option to purchase 832,000 additional shares of common stock at a price of $3.75 per share to cover over-allotments. The Company received net proceeds from the offerings of approximately $44.5 million.

        Private Placement—In November 1999, the Company completed a private placement of 7,112,000 shares of its common stock to qualified institutional and other accredited investors at a net price of $10.50 per share. The Company received net proceeds of $71.1 million.

        Follow-on Public Offering—In February 2000, the Company completed a follow-on public offering in which the Company sold 8,640,000 shares and a stockholder sold 3,360,000 shares of the Company's common stock to the public at a price of $52.50 per share. On February 29, 2000, the Company's underwriters exercised an option to purchase 1,800,000 additional shares, of which 1,296,000 shares were sold by the Company and 504,000 shares were sold by a stockholder at a price of $52.50 per share. The Company received net proceeds from the offerings of $496.5 million after the underwriters' discount and estimated costs of offering.

        Private Placement—In November 2000, the Company completed a private placement of 3,300,000 shares of its common stock to qualified institutional and other accredited investors at a net price of $70.00 per share. The Company received net proceeds of $221.0 million.

Stockholder Rights Plan

        In June 1999, our Board of Directors adopted a Stockholder Rights Plan. The Stockholder Rights Plan provides for a dividend distribution of one Preferred Shares Purchase Right on each outstanding share of our common stock. Each Right entitles stockholders to buy 1/1000th of a share of our Series A participating preferred stock at an exercise price of $30.00. Each Right will become exercisable following the tenth day after a person or group announces acquisition of 15 percent or more of our common stock, or announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15 percent or more of our common stock. In the case of Cell Genesys, which beneficially owned approximately 10.45% of our outstanding common stock as of February 28, 2001, each right will become exercisable following the tenth day after it announces the acquisition of 25 percent or more of our common stock, or announces commencement of a tender offer, the consummation of which would result in ownership by Cell Genesys of 25 percent or more of our common stock. We will be entitled to redeem the Rights at $0.01 per Right at any time on or before the tenth day following acquisition by a person or group of 15 percent or more (or in the case of Cell Genesys, 25 percent or more) of our common stock.

Warrants

        In connection with loan guarantees it received in 1997, the Company issued warrants to purchase a total of 486,668 shares of the Company's common stock, at an exercise price of $1.50 per share. The original terms were such that the warrants were exercisable immediately and expired in three years. The fair value of the above warrants was determined at the time to be insignificant for accounting purposes. These warrants were exercised in January 2000.

8.    STOCK OPTION AND BENEFIT PLANS

Incentive Stock Plans

        The Company has three stock option plans, which allow for the granting of incentive and non-qualified stock options to employees, outside directors and consultants of the Company. There are 19,365,000 shares of common stock authorized for issuance under the plans. The Company grants shares of common stock for issuance under the plans at no less than the fair value of the stock. Options granted under the plans generally have a term of ten years and vest over four years.

        Information with respect to activity under the plans is as follows:

	Shares Available	Number of Shares	Weighted Average Exercise Price
Balances at December 31, 1997	2,597,128	6,033,704	$0.31
Authorized	2,000,000	—	—
Options granted	(1,414,204)	1,414,204	$1.71
Options exercised	—	(613,072)	$0.22
Options canceled	266,088	(266,088)	$0.53

Balances at December 31, 1998	3,449,012	6,568,748	$0.61
Authorized	6,600,000	—	—
Options granted	(4,111,500)	4,111,500	$5.56
Options exercised	—	(2,058,388)	$0.70
Options canceled	665,552	(665,552)	$1.64

Balances at December 31, 1999	6,603,064	7,956,308	$3.06
Authorized	1,200,000	—	—
Options granted	(5,585,930)	5,585,930	$48.76
Options exercised	—	(2,799,324)	$54.99
Options canceled	256,551	(256,551)	$16.10

Balances at December 31, 2000	2,473,685	10,486,363	$27.28

        The following table summarizes information about options outstanding at December 31, 2000:

	Outstanding Options			Exercisable Options
Range of Exercise Price	Number of Options	Weighted Average Exercise Price	Remaining Contractual Life, in Years	Number of Options	Weighted Average Exercise Price
$0.15-$ 2.50	2,148,250	$0.76	6.33	1,702,371	$0.63
$3.59-$11.00	2,803,778	$5.38	8.31	880,238	$5.10
$22.13-$39.50	3,208,035	$33.46	9.18	412,313	$31.18
$44.78-$59.93	772,100	$50.82	9.63	155,623	$48.13
$75.17-$80.81	1,554,200	$78.99	9.65	16,000	$79.75

	10,486,363	$27.28	8.46	3,166,545	$8.59

        From inception to December 31, 1997, options to purchase a total of 7,446,976 shares of common stock were granted at prices ranging from $0.15 to $1.25 per share. Deferred compensation of $1,776,000 was recorded for these option grants based on the deemed fair value of common stock (ranging from $0.30 to $1.63 per share). In the first quarter of 1998, the Company granted options to purchase 1,040,700 shares of common stock at $1.50 per share for which deferred compensation of approximately $520,000 was recorded based on the deemed fair value of common stock at $2.00 per share. During the second, third and fourth quarters of 1998, the Company granted an additional 205,504 options to employees to purchase shares of common stock at prices ranging from $1.25 to $2.50 per share. No deferred compensation expense was recorded as the options were granted at the then current market price of the stock on the date of the grant. The Company amortized $569,000, $500,000 and $598,000 of the deferred compensation balance during the years ended December 31, 2000, 1999, and 1998, respectively.

        Additionally, the Company granted 18,000, 6,000 and 168,000 options to purchase shares of common stock in 2000, 1999 and 1998, respectively to independent consultants. The prices of the options range from $2.13 to $79.75 per share. The options granted in 2000 were issued fully vested. The prior options vest ranging from one to two years. Compensation expense of $595,000, $666,000 and $15,000 was recorded in 2000, 1999 and 1998, respectively.

Pro Forma Information

        Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 2000, 1999 and 1998, respectively: risk-free interest rate of 5.08%, 6.39%, and 4.67%; no dividend yield in 2000, 1999, or 1998; volatility factor of 1.10, 1.03, and 0.78; and an expected life of the option of six years in 2000 and 1999 and five years in 1998. These same assumptions were applied in the determination of the option values related to stock options granted to non-employees, except for the option life for which the term of the consulting contracts, 1 to 5 years, were used. The value has been recorded in the financial statements.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        The weighted-average fair values of options granted during the years ended December 31, 2000, 1999 and 1998 were $40.55, $4.52 and $1.71 per share. All options granted in 1997 and 1996 were granted at exercise prices below the deemed fair value of the underlying common stock. All options granted in 2000, 1999 and 1998 were granted at exercise prices at the then current market value of the stock. The following table illustrates what net loss would have been had the Company accounted for its stock-based awards under the provisions of SFAS 123. Pro forma amounts may not be representative of future years.

	December 31,
	2000	1999	1998
	(in thousands, except per share amounts)
Pro forma net loss	$(49,345)	$(24,064)	$(17,160)
Pro forma net loss per share	$(0.62)	$(0.41)	$(0.77)

Employee Stock Purchase Plan

        The Company's employee stock purchase plan enables eligible employees to purchase common stock at 85% of the average market price on the first or the last day of each 24 month offering period, whichever is lower. Employees may authorize periodic payroll deductions of up to 15% of eligible compensation for common stock purchases, with certain limitations. The number of shares which may be issued under the plan are 1,000,000, plus an annual increase equal to the lesser of 1,000,000, 1% of the Company's outstanding capitalization or a lesser amount determined by the Board. The maximum shares that can be issued over the 10-year term of the plan are 10,000,000. As of December 31, 2000, 1,596,092 shares have been authorized under the plan and 461,088 shares have been issued.

Benefit Plan

        The Company has available a 401(k) retirement plan in the United States. Eligible employees may contribute up to 15% of their compensation. The Company does not match contributions and therefore no expense has been recorded. The Company also has available a retirement plan in Canada. Eligible employees may contribute an unlimited amount of their compensation.

9. INCOME TAXES

        For the year ended December 31, 1999, the Company recorded a tax provision of $1.0 million which represents foreign withholding taxes on certain payments received from Japan Tobacco during the year.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes as of December 31, 2000 are as follows:

	December 31,
	2000	1999
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$52,000	$20,900
Capitalized research and development	4,900	2,900
Research credit carryforwards	4,800	2,500
Capitalized license agreements	4,800	6,300
Deferred revenue	2,800	—
Other	800	—

Total deferred tax assets	70,100	32,600
Valuation allowance	(51,500)	(32,600)

Net deferred tax assets	18,600	—
Deferred tax liabilities:
Purchased intangibles	(18,600)	—

Net deferred taxes	$—	$—

        Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance increased by $18.9 and $3.0 million during the year ended December 31, 2000 and 1999, respectively. Approximately $39.5 million of the valuation allowance for deferred tax assets relates to benefits of stock options. As of December 31, 2000, the Company had net operating loss carryforwards for federal income tax purposes of approximately $148.0 million, which expire in the years 2010 through 2020, and federal research and development tax credits of approximately $3.2 million, which expire in the years 2001 through 2020. Utilization of the Company's net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

10. SUBSEQUENT EVENTS (UNAUDITED)

Acquisition of ImmGenics

        In February 2001, the Company notified the holders of ImmGenics special shares that the purchase price would be settled in cash. As of March 23, 2001, 6,465,378 ImmGenics special shares have been exchanged for $32,114,825 and 7,250,107 of the shares were still outstanding.

Facility Lease and Letter of Credit

        In February 2001, the Company signed an operating lease for an additional facility. The lease expires in the year 2011. The Company issued a stand-by letter of credit for $3.0 million to the lessor for the lease term, as a condition to the lease. The letter of credit is secured by cash and marketable securities. Future minimum payments under this non-cancelable operating lease are as follows (in thousands): 2001—$1,981; 2002—$3,049; 2003—$3,171; 2004—$3,298; 2005—$3,430; and thereafter $20,732.

11. SEGMENT INFORMATION

        The operations of the Company and its wholly owned subsidiaries constitute one business segment.

        Revenues from five customers represented 38%, 13%, 12%, 11%, and 11%, of contract revenues for the year ended December 31, 2000. Revenues from two customers represented 67% and 15% of contract revenues for the year ended December 31, 1999. Revenues from two customers represented 67% and 18% of contract revenues for the year ended December 31, 1998.

ABGENIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30, 2001	December 31, 2000
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,354	$167,242
Marketable securities	504,128	525,641
Interest receivable	7,059	9,793
Accounts receivable	3,536	3,397
Prepaid expenses and other current assets	12,241	11,965

Total current assets	563,318	718,038
Property and equipment, net	58,884	18,374
Long-term investments	66,988	79,181
Intangible assets, net of accumulated amortization	114,014	117,997
Deposits and other assets	8,369	3,210

	$811,573	$936,800

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,971	$6,339
Deferred revenue	3,494	6,978
Accrued product development costs	1,443	2,338
Accrued employee benefits	3,207	2,034
Other accrued liabilities	8,168	3,124
Current portion of long-term debt	—	316
Acquisition liability	364	75,429

Total current liabilities	31,647	96,558
Deferred rent	1,614	567
Commitments
Stockholders' equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 86,181,481 and 85,401,548 shares issued and outstanding at September 30, 2001 and December 31, 2000, respectively, at amount paid in	912,649	906,358
Additional paid-in capital	32,849	32,849
Deferred compensation	(28)	(234)
Accumulated other comprehensive income/(loss)	(23,494)	(705)
Accumulated deficit	(143,664)	(98,593)

Total stockholders' equity	778,312	839,675

	$811,573	$936,800

See accompanying notes.

ABGENIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
Revenues:
Contract revenue	$4,073	$7,634	$16,603	$13,077
Interest and other income	6,292	9,213	24,263	22,334

Total revenues	10,365	16,847	40,866	35,411
Costs and expenses:
Research and development	26,951	12,784	69,334	31,910
General and administrative	3,934	1,762	10,134	5,152
Amortization of intangible assets, related to research and development	2,120	777	6,213	2,330
Interest expense	1	17	256	317

Total costs and expenses	33,006	15,340	(85,937)	39,709

Net income (loss)	$(22,641)	$1,507	$(45,071)	$(4,298)

Basic net income (loss) per share	$(0.26)	$0.02	$(0.52)	$(0.05)

Shares used in computing basic net income (loss) per share	86,166	81,323	85,927	78,799

Diluted net income (loss) per share	$(0.26)	$0.02	$(0.52)	$(0.05)

Shares used in computing diluted net income (loss) per share	86,166	88,611	85,927	78,799

See accompanying notes.

ABGENIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2001	2000
Operating activities
Net loss	$(45,071)	$(4,298)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	9,870	3,822
Stock options issued to consultants	—	595
Changes for certain assets and liabilities:
Interest receivable	2,734	(6,379)
Accounts receivable	(126)	3,024
Prepaid expenses and other current assets	(289)	(4,408)
Deposits and other assets	(5,154)	(315)
Accounts payable	8,632	3,898
Deferred revenue	(3,484)	10,638
Accrued product development costs	(895)	(1,434)
Accrued employee benefits	1,173	244
Other accrued liabilities	5,044	686
Deferred rent	1,047	256

Net cash provided by (used in) operating activities	(26,519)	6,329

Investing activities
Purchases of marketable securities	(911,886)	(803,708)
Maturities of marketable securities	937,159	394,626
Sales of marketable securities	1,488	—
Capital expenditures	(44,093)	(3,418)
Payments for acquisition liabilities	(72,731)	—
Purchase of intangible assets	(1,300)	—
Purchases of long-term investments	(15,851)	—

Net cash used in investing activities	(107,214)	(412,500)

Financing activities
Net proceeds from issuances of common stock	3,161	502,054
Payments on long-term debt	(316)	(1,733)

Net cash provided by financing activities	2,845	500,321

Net increase (decrease) in cash and cash equivalents	(130,888)	94,150
Cash and cash equivalents at the beginning of the period	167,242	13,366

Cash and cash equivalents at the end of the period	$36,354	$107,516

See accompanying notes.

ABGENIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2001

1.    Basis of Presentation and Summary of Significant Accounting Policies

        Basis of Presentation    The unaudited condensed consolidated financial statements of Abgenix, Inc. (the "Company" or "Abgenix") included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information or footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to such rules and regulations. In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information included therein. These financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2000 and accompanying notes included in the Company's Annual Report as filed on Form 10-K with the Securities and Exchange Commission. The results of operations for the three and nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year or for any other future period. The financial statements as of December 31, 2000 are derived from audited financial statements.

        Revenue Recognition    The Company receives payments from customers for licenses, options and services. These payments are generally non-refundable but are reported as deferred revenue until they are recognizable as revenue. The Company has followed the following principles in recognizing revenue:

    •
    Research license fees: Fees to license the use of the Company's proprietary XenoMouser technology in research performed by customers of the Company are generally recognized only after the license period has commenced and the technology has been delivered. If Abgenix is obligated to provide significant assistance to enable the customer to utilize the license, the revenue is recognized over the period of such obligation.

    •
    Product license fees: Fees to license the production, use and sale of an antibody generated by the XenoMouse technology are generally recognized only after the license period has commenced and the technology has been delivered. If Abgenix is obligated to provide significant assistance to enable the customer to utilize the license, the revenue is recognized over the period of such obligation.

    •
    Option fees: Fees for granting options to customers to obtain a license to develop a product are recognized as revenue when the option is exercised or when the option period expires, whichever occurs first.

    •
    Fees for research services performed by Abgenix are recognized ratably over the period during which these services are performed. However, fees received for research services provided under co-development arrangements are recorded as contract revenues in the period rendered.

    •
    Milestone payments are recognized as revenue when the milestone is achieved.

        Earnings per Share    Net income (loss) per share is based on the weighted average common shares outstanding. Potentially dilutive securities are excluded from the computation if their effect is antidilutive.

2.    Comprehensive Income (Loss)

        Other comprehensive income/(loss) consists of unrealized gains or losses on available-for-sale securities. The components of comprehensive income/(loss) were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
Net income (loss)	$(22,641)	$1,507	$(45,071)	$(4,298)
Increase (decrease) in net unrealized gains on available-for-sale investments	(42,595)	24,887	(22,789)	27,614

Comprehensive income (loss)	$(65,236)	$26,394	$(67,860)	$(23,316)

3.    Acquisition of Abgenix Biopharma Inc. (formerly known as ImmGenics Pharmaceuticals, Inc.)

        In November 2000, the Company acquired all of the voting stock of Abgenix Biopharma Inc. (formerly known as ImmGenics Pharmaceuticals Inc.), a Canadian biotechnology company. Under the terms of the agreement, Abgenix Biopharma special shares were issued to former common and preferred shareholders and debenture holders of Abgenix Biopharma. The holders of the Abgenix Biopharma special shares have the right to put their shares to the Company for cash at $4.97 per share. In February 2001, the Company notified the holders of the special shares that the purchase price would be settled in cash. The put rights will expire on March 31, 2002. As of September 30, 2001, approximately 13.7 million Abgenix Biopharma special shares had been exchanged for $68.1 million and approximately 60,000 special shares were still outstanding.

        In connection with the acquisition, the Company agreed to exchange Abgenix Biopharma stock options held by employees and directors of Abgenix Biopharma for stock options of the Company, based on an exchange ratio that entitled the holder of each Abgenix Biopharma option to receive a replacement option for Company shares having a total value (less the total exercise price) not exceeding the total value of Abgenix Biopharma shares underlying the Abgenix Biopharma option (less the total exercise price), as fixed in November 2000 when the Abgenix Biopharma options were terminated. Replacement options covering a total of 247,155 shares of common stock of the Company were issued in exchange for the Abgenix Biopharma options. The replacement options were fully vested at the time of the exchange. Pursuant to the Company's stock option plan, the Company also offered the employees and certain former directors of Abgenix Biopharma a cash buy-out election. As of September 30, 2001, all options had been exercised or cashed out.

4.    Facility Lease and Letter of Credit

        In February 2001, the Company signed an operating lease for an additional facility for research and development activities. The lease expires in April 2011. As a condition to the lease, the Company provided a stand-by letter of credit for $3.0 million to the lessor as security for the Company's obligations under the lease. The letter of credit is secured by $3.3 million of cash and marketable securities in an investment account that the Company must maintain for the term of the lease. The investment account is classified as deposits and other assets on the balance sheet. Future minimum payments under this non-cancelable operating lease are as follows (in thousands): 2001—$743; 2002—$3,049; 2003—$3,171; 2004—$3,298; 2005—$3,430; and $20,732 over the remaining term of the lease.

5.    Segment Information

        The operations of the Company and its wholly owned subsidiaries constitute one business segment.

        Revenue from three customers represented 49%, 19% and 17% respectively, of contract revenues for the three months ended September 30, 2001. Revenue from four customers represented 39%, 15%, 14% and 13%, respectively, for the three months ended September 30, 2001. Revenue from three customers represented 49%, 22% and 10%, respectively, of contract revenues for the nine months ended September 30, 2001. Revenue from one customer represented 54% for the nine months ended September 30, 2000.

6.    Recent Accounting Pronouncements

  Business Combinations

        On June 29, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (Statement 142). Under Statement 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that have finite lives will continue to be amortized over their useful lives, for which Statement 142 does not impose a limit. The amortization provisions of Statement 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the amortization provisions of Statement 142 are effective upon adoption of Statement 142. In addition, the impairment provisions of Statement 142 are effective upon adoption of Statement 142. Because of the different transition dates for goodwill and intangible assets acquired on or before June 30, 2001 and those acquired after that date, pre-existing goodwill and intangibles will be amortized during this transition period until adoption, whereas new goodwill and indefinite lived intangible assets acquired after June 30, 2001 will not. Abgenix will adopt Statement 142 as of January 1, 2002. Upon adoption of Statement 142, the Company will cease the amortization of goodwill, currently representing expense of $2.4 million per year. Although the Company has not completed the transitional impairment test, the Company does not currently expect a material impairment charge upon adoption.

AUDITORS' REPORT

TO THE DIRECTORS OF
IMMGENICS PHARMACEUTICALS INC.

        We have audited the balance sheets of ImmGenics Pharmaceuticals Inc. as at August 31, 2000 and 1999 and the statements of loss and deficit and cash flows for each of the years in the three year period ended August 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in Canada and the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at August 31, 2000 and 1999 and the results of its operations and its cash flows for each of the years in the three year period ended August 31, 2000 in accordance with accounting principles generally accepted in Canada. As required by the Company Act (British Columbia), we report that, in our opinion, these principles have been applied on a consistent basis.

                      /s/ Ernst & Young LLP

                      Chartered Accountants

Vancouver, Canada

October 6, 2000.

ImmGenics Pharmaceuticals Inc.
Incorporated under the laws of British Columbia

BALANCE SHEETS
(in Canadian dollars)

	As at August 31
	2000	1999
ASSETS
Current
Cash and cash equivalents	$3,358,790	$486,699
Short-term investments	6,526,357	1,932,627
Accounts receivable	74,908	33,640
Investment tax credit receivable	1,152,925	680,659
Prepaid expenses	21,515	16,653

Total current assets	11,134,495	3,150,278

Capital assets [note 4]	774,422	682,483
Technology license [note 5]	10,357	26,177

	$11,919,274	$3,858,938

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Accounts payable and accrued liabilities	796,047	441,417
Convertible debenture, current portion [note 6]	709,388	—

Total current liabilities	1,505,435	441,417

Convertible debenture [note 6]	—	579,046

Total liabilities	1,505,435	1,020,463

Commitments [note 9]
Shareholders' equity
Share capital[note 7]
Common shares	2,906,680	1,333,346
Class A preferred shares	3,706,988	3,704,010
Class B preferred shares	3,616,353	—
Contributed surplus	5,442,229	313,264
Deficit	(5,258,411)	(2,512,145)

Total shareholders' equity	10,413,839	2,838,475

	$11,919,274	$3,858,938

See accompanying notes

ImmGenics Pharmaceuticals Inc.

STATEMENTS OF LOSS AND DEFICIT
(in Canadian dollars)

	Year ended August 31
	2000	1999	1998
REVENUE
Contract research income	$153,461	$101,366	$—
Government grants	36,650	7,200	28,268
Interest income	256,843	81,135	8,961

	446,954	189,701	37,229

EXPENSES
Research and development [note 12]	1,583,471	817,824	275,569
General and administrative [note 13]	1,175,888	593,880	210,064
Other expenses [note 8]	277,369	—	—
Accretion of convertible debt [note 6]	156,492	130,410	—

	3,193,220	1,542,114	485,633

Loss for the year	(2,746,266)	(1,352,413)	(448,404)
Deficit, beginning of year	(2,512,145)	(1,159,732)	(711,328)

Deficit, end of year	$(5,258,411)	$(2,512,145)	$(1,159,732)

See accompanying notes

ImmGenics Pharmaceuticals Inc.

STATEMENTS OF CASH FLOWS
(in Canadian dollars)

	Year ended August 31
	2000	1999	1998
OPERATING ACTIVITIES
Loss for the year	$(2,746,266)	$(1,352,413)	$(448,404)
Items not involving cash:
Amortization	238,764	121,140	11,223
Unrealized foreign exchange gain	(26,150)	—	—
Accretion of convertible debt	156,492	130,410	—
Net change in non-cash working capital items relating to operations:
Accounts receivable	(41,268)	(29,355)	(4,285)
Investment tax credit receivable	(442,266)	(479,538)	(13,900)
Prepaid expenses	(4,862)	(10,373)	6,278
Accounts payable and accrued liabilities	253,122	225,389	103,084

Cash used in operating activities	(2,612,434)	(1,394,740)	(346,004)

INVESTING ACTIVITIES
Acquisition of capital assets	(243,375)	(842,032)	(4,429)
Funds from (purchase of) short-term investments	(4,593,730)	(1,796,799)	392,913
Other	—	—	(21,682)

Cash provided by (used in) investing activities	(4,837,105)	(2,638,831)	366,802

FINANCING ACTIVITIES
Issuance of Common shares, net of issue costs	1,573,334	—	—
Issuance of preferred shares, net of issue costs	8,748,296	3,704,010	—
Issuance of convertible debenture	—	761,900	—

Cash provided by financing activities	10,321,630	4,465,910	—

Net increase in cash and cash equivalents for the year	2,872,091	432,339	20,798
Cash and cash equivalents, beginning of year	486,699	54,360	33,562

Cash and cash equivalents, end of year	$3,358,790	$486,699	$54,360

See accompanying notes

ImmGenics Pharmaceuticals Inc.

NOTES TO FINANCIAL STATEMENTS

August 31, 2000
(in Canadian dollars)

1. DESCRIPTION OF BUSINESS

        ImmGenics Pharmaceuticals Inc. (the "Company") was incorporated on June 10, 1993 under the laws of the Province of British Columbia. The Company conducts research and development relating to methods for the generation of monoclonal antibodies or proteins.

        The Company has devoted a substantial part of its efforts towards raising capital, research and development of the Company's products. To date the Company has not earned significant revenue and is considered to be in the development stage. Accordingly, the Company will require for the foreseeable future, ongoing capital infusions in order to continue its operations, fund its research and development activities, and ensure orderly realization of its assets at their carrying values.

2. SIGNIFICANT ACCOUNTING POLICIES

        These financial statements have been prepared in accordance with accounting principles generally accepted in Canada. A reconciliation of amounts presented in accordance with United States accounting principles is detailed in note 15.

        Because a precise determination of many assets and liabilities depends on future events, the preparation of financial statements necessarily involves the use of management's estimates and approximations. Actual results could differ from those estimates. A summary of significant accounting policies are as follows:

Cash and cash equivalents

        The Company considers all highly liquid financial instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates market value. Included in cash and cash equivalents are amounts denominated in U.S. dollars totalling $1,856,553.

Short-term investments

        Short-term investments, which comprise of U.S. and Canadian money market funds, corporate bonds and treasury bills with maturities to May 24, 2001 and average interest rates of 6.2% [1999 - 4.94%] are recorded at the lower of amortized cost and market. The carrying value of these instruments approximates their market value. Included in short term investments are investments denominated in U.S. dollars totalling $3,923,111.

Research and development costs

        Research costs are expensed in the year incurred. Development costs are expensed in the year incurred unless the Company believes a development project meets generally accepted accounting criteria for deferral and amortization. No development costs have been deferred to date.

Technology license

        The costs of acquiring technology are capitalized at cost and amortized on a straight line basis over a period of five years.

        Management reviews the intellectual property for impairment whenever events or changes in circumstances indicate that full recoverability is questionable. Management measures any potential impairment by comparing the carrying value to the undiscounted amounts of expected future cash flows.

Capital assets

        Capital assets are recorded at acquisition cost less accumulated amortization and related investment tax credits. Amortization has been provided over the estimated useful lives of the assets using the following methods:

Computer equipment	30% declining balance
Computer software	2 years straight line
Research equipment	5 years straight line
Furniture and equipment	20%-30% declining balance
Leasehold improvements	Term of lease

Financial instruments

        The fair values of the financial instruments, including cash and cash equivalents, accounts receivable, investment tax credit receivable, and accounts payable and accrued liabilities, approximate their carrying values due to their short term nature. Short-term investments are carried at cost plus accrued interest, which approximates market values. The fair value of the convertible debenture has been determined using the discounted cash flows model [note 6].

Investment tax credits

        The benefits of investment tax credits for scientific research and development expenditures are recognized in the year the qualifying expenditure is made providing there is reasonable assurance of recoverability. The investment tax credit reduces the carrying cost of expenditures and capital assets related to research and development. As a Canadian controlled private corporation the Company has been eligible for refundable investment tax credits. In the event the Company is no longer a Canadian controlled private corporation, it will qualify for investment tax credits as a reduction of taxes payable.

Debt and equity

        The Company has chosen to present debt and equity in accordance with their legal form, in accordance with the provisions for private companies permitted in CICA Section 3860 "Financial Instruments—Disclosure and Presentation."

Revenue recognition

        Contract research income and research related government grants are non-refundable and recorded as revenue in the year the related research expenditures are incurred pursuant to the terms of the agreements.

Foreign currency translation

        Cash and other monetary assets and liabilities representing amounts owing to or by the Company have been translated into Canadian dollars at the rate of exchange prevailing at year end. Other assets and liabilities and revenues and expenses are translated at the rate prevailing when they were acquired or incurred.

        Exchange gains and losses resulting from the translation of foreign currency transactions are included in the determination of loss for the year, except for long-term monetary items which are deferred and amortized into income.

Future income taxes

        Future income taxes are recognized for the future income tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases. Future income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in rates is included in earnings in the period that includes the enactment date. Future income tax assets are recorded in the financial statements if realization is considered more likely than not.

Stock based compensation

        The Company grants stock options to executive officers and directors, employees and consultants pursuant to a stock option plan described in note 7(d). No compensation expense is recognized for these plans when Common shares or stock options are issued. Any consideration received on exercise of stock options is credited to share capital.

3. CHANGE IN ACCOUNTING PRINCIPLE

        Effective September 1, 1999, the Company adopted the new recommendations of The Canadian Institute of Chartered Accountants with respect to accounting for income taxes under the liability method. The change has been applied retroactively and, as permitted the comparative financial statements have not been restated. The change in accounting policy did not result in any adjustment in the current year or to opening deficit. Before the adoption of the new recommendations, income tax expense was determined using the deferral method of tax allocation.

4. CAPITAL ASSETS

	Cost	Accumulated amortization	Net book value
August 31, 2000
Computer equipment	$90,271	$27,086	$63,185
Computer software	8,076	4,170	3,906
Research equipment	756,221	187,544	568,677
Furniture and equipment	181,919	51,700	130,219
Leasehold improvements	70,151	61,716	8,435

	$1,106,638	$332,216	$774,422

August 31, 1999
Computer equipment	50,016	8,632	41,384
Computer software	4,302	1,076	3,226
Research equipment	558,270	55,827	502,443
Furniture and equipment	138,656	17,096	121,560
Leasehold improvements	40,511	26,641	13,870

	$791,755	$109,272	$682,483

        Capital assets are recorded net of investment tax credits recorded during the year ended August 31, 2000 of $30,000 [1999—$76,387].

5. TECHNOLOGY LICENSE

	2000	1999
Technology license, cost	$79,098	$79,098
Accumulated amortization	(68,741)	(52,921)

	$10,357	$26,177

6. CONVERTIBLE DEBENTURE

        Pursuant to an investment agreement, during the year ended August 31, 1999, the Company issued a US $500,000 interest free convertible debenture together with 200,000 warrants entitling the holder to purchase 200,000 Class A preferred shares at an exercise price of US $0.01 per share. During the year ended August 31, 2000, the repayment terms of the debenture were amended by the inclusion of an additional event requiring repayment [see (iii) below]. The debenture is repayable at the earliest of (i) November 4, 2000 (ii) the date the Company completes an Initial Public Offering of its Common shares or (iii) the date the Company completes a merger, amalgamation, arrangement, compromise, or takeover bid, (the "Expiry Date"). The debenture is convertible at the option of the holder into either Class A preferred shares or Class A preferred share purchase warrants at a conversion rate of US $1.4552 per share or warrant, subject to adjustments from time to time to reflect the capital reorganizations and share issuances, up until the Expiry Date. Each Class A preferred share purchase warrant entitles the holder to purchase until the Expiry Date one Class A preferred share at a price of US $0.01 per share. At August 31, 2000 the fair market value of the convertible debenture is approximately $725,000 [August 31, 1999—$690,000].

        Accordingly, for accounting purposes the Company has segregated the convertible debenture into two component parts; a liability component of $448,636 and an equity component reflected in contributed surplus representing the share purchase warrants of $313,264. The issue discount on the liability component is amortized to income over the term of the convertible debenture.

        During the year ended August 31, 2000, the 200,000 share purchase warrants were exercised for gross proceeds of $2,978 (US $2,000). Concurrently with the issuance of the convertible debenture, the convertible debenture holder was issued a right to acquire an additional 200,000 warrants in the event the Company failed to complete an equity financing of a certain dollar amount, or additional warrants to acquire up to 30% of the outstanding share capital in the event certain milestones were not achieved. Pursuant to the issuance of the Class B preferred shares the Company amended the investment agreement to terminate this requirement to issue an additional 200,000 warrants.

7. SHARE CAPITAL

[a] Authorized

  100,000,000 Common shares without par value
  100,000,000 Class A preferred shares without par value
  100,000,000 Class B preferred shares with a par value of $1 each

        During the year ended August 31, 2000, the authorized capital was increased by the creation of 100,000,000 Class B preferred shares with a par value of $1 each.

[b] Rights

Class A preferred shares

        The Class A preferred shares are voting and entitled to non-cumulative dividends of US $0.14552 per share after payment of dividends on the Class B preferred shares. The Class A preferred shares are convertible into Common shares at the holder's option on a one-for-one basis, subject to an adjustment to reflect capital reorganizations and share issuances. Mandatory conversion on the same basis as above, of the Class A preferred shares will occur at the time the Company completes an underwritten public offering of Common shares raising net proceeds to the Company of at least $15,000,000 at a minimum share price of $7.00 per Common share on a specified stock exchange or upon completion of a merger, amalgamation, arrangement, compromise, or takeover bid or any other transaction resulting in the sale or liquidation of substantially all of the assets of the Company.

ImmGenics Pharmaceuticals Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

August 31, 2000
(in Canadian dollars)

7. SHARE CAPITAL (Continued)

        In the event of any liquidation, dissolution or winding up of the Company, the holders of Class A preferred shares will be entitled to receive, after the payment of US $1.65913 per Class B preferred share plus any declared and unpaid dividends on the Class B preferred shares, but in preference to holders of Common shares, their paid-in amount plus any declared and unpaid dividends.

        During the year ended August 31, 2000, in conjuction with the issuance of the Class B preferred shares, the Company amended certain terms of the rights and restrictions of the Class A preferred shares to remove the right by the shareholders to require the Company to redeem all or any part of such Class A Preferred shares.

Class B preferred shares

        The Class B preferred shares are voting and entitled to non-cumulative dividends of US $0.165913 per share in preference and priority to any payment of dividends on the Class A preferred shares and Common shares. The Class B preferred shares are convertible into Common shares at the holder's option on a one-for-one basis, subject to an adjustment from time to time to reflect capital reorganizations and share issuance. Mandatory conversion of the Class B preferred shares will occur at the time the Company completes an underwritten public offering of Common shares raising net proceeds to the Company of at least $15,000,000 at a minimum share price of $7.00 per Common share on a specified stock exchange, or upon completion of a merger, amalgamation, arrangement, compromise, or takeover bid resulting in the sale or liquidation of substantially all of the assets of the Company.

        In the event of any liquidation, dissolution or winding up of the Company, the holders of the Class B preferred shares will be entitled to receive, in preference to the Class A preferred and holders of Common shares, their paid-in amount plus any declared and unpaid dividends.

[c] Issued and outstanding

	Number	Amount
Common shares
Balance, August 31, 1997 and 1998	6,807,566	$1,287,113
Issued for technology license [note 7(e)]	18,654	46,233
Issued pursuant to anti-dilution agreements [note 7(f)]	122,696	—
Issued pursuant to an amending agreement [note 7(f)]	10,000	—

Balance, August 31, 1999	6,958,916	1,333,346
Issued for cash pursuant to private placements	506,794	1,608,300
Issued for cash on exercise of stock options [note 7(d)]	226,600	3,575
Issued pursuant to anti-dilution agreements [note 7(f)]	144,227	—
Share issue costs	—	(38,541)

Balance, August 31, 2000	7,836,537	$2,906,680

	Number	Amount
Class A preferred shares
Balance, August 31, 1998	—	$—
Issued for cash pursuant to private placement	1,718,000	3,764,010
Share issue costs	—	(60,000)

Balance, August 31, 1999	1,718,000	3,704,010
Issued for cash on exercise of warrants [note 6]	200,000	2,978

Balance, August 31, 2000	1,918,000	$3,706,988

	Number	Amount
Class B preferred shares
Balance, August 31, 1999	—	$—
Issued for cash pursuant to private placement	3,616,353	3,616,353

Balance, August 31, 2000	3,616,353	$3,616,353

        The excess of the net proceeds over par value from the issuance of the Class B preferred shares during the year ended August 31, 2000 of $5,128,965 has been credited to contributed surplus. Share issue costs amounting to $188,682 have been charged to contributed surplus.

[d] Stock options

        Options are granted to executive officers and directors, employees and consultants by way of discretionary grants approved by the board of directors, and are allocated pursuant to a Stock Option Plan (1996), for which 1,900,000 common shares have been reserved for issuance.

	Number of optioned Common shares	Weighted average exercise price
Balance, August 31, 1997 and 1998	659,000	$1.05
Options granted	361,700	2.22

Balance, August 31, 1999	1,020,700	1.46
Options granted	559,900	2.47
Options exercised	(1,600)	2.22
Options forfeited	(26,000)	2.22

Balance, August 31, 2000	1,553,000	$1.81

        At August 31, 2000 there are 1,553,000 [1999 - 1,020,700] stock options outstanding pursuant to the Stock Option Plan (1996) as follows:

Expiry date	Exercise price	Number outstanding August 31, 2000	Number exercisable August 31, 2000
March 27, 2006	$1.05	609,000	609,000
January 7, 2009	2.22	25,600	25,600
February 25, 2009	2.22	100,000	100,000
March 29, 2009	2.22	200,000	200,000
June 9, 2009	1.05	50,000	50,000
June 9, 2009	2.22	8,500	8,500
September 17, 2009	2.22	3,600	3,600
February 24, 2010	2.55	2,600	2,600
July 13, 2010	2.47	553,700	71,000

		1,553,000	1,070,300

        During the year ended August 31, 2000, the Company extended the expiry date for 500,300 stock options with exercise prices ranging from $1.05 to $2.55 and expiry dates from March 27, 2001 to March 27, 2006, by an additional 5 years. The revised expiry dates are reflected in the above table.

        In addition, during the year ended August 31, 2000 the Company granted 600,000 stock options to purchase Common shares to an officer of the Company with an exercise price of $0.0001 and expiry date of November 1, 2004, outside of the Stock Option Plan (1996). 150,000 options vested upon granting of the stock options and 9,375 options vest monthly thereafter. As at August 31, 2000, 375,000 options remain outstanding of which 9,375 are exercisable.

        At the time a director, officer or employee ceases to be a director, officer or employee of the Company, any unexercised share purchase options held by them will expire within 30 days.

[e] Commitment to issue shares

        Pursuant to a license agreement dated May 9, 1994 the Company was obligated to issue to the licensor Common shares equal to 1.5% of shares issued until the aggregate value of the consideration received from share issuances reached $3 million. At August 31, 1998 the Company was obligated to issue 6,805 Common shares at a deemed value of $19,928. During the year ended August 31, 1999 the Company issued the 6,805 Common shares and a further 11,849 Common shares at a deemed value of $26,305 in respect of its obligation under the license agreement, which have been capitalized as costs of the technology license [note 5]. No further shares are required to be issued pursuant to the agreement.

[f] Dilution

        In October 1998, the Company entered into anti-dilution and amending agreements with holders of 116,666 and 100,000 common shares, such that in the event the Company issues common or Class A preferred shares of the Company for less than $3.00 and $4.00 per share respectively, prior to an initial public offering, the shareholders would receive additional common shares equal to the original issuance proceeds divided by the subsequent issue price less the original number of common shares issued. Pursuant to the issuance of Class A preferred shares during the year ended August 31, 1999, the Company issued 122,696 common shares to fulfill its obligation under these agreements. As a result of the issuance of these anti-dilution shares, the effective share price for the shares mentioned above is $2.21 per share. Also, the holder of 6,666 of the total 116,666 common shares lost any further anti-dilution rights after the issuance of the dilutive Class A shares.

        Pursuant to a private placement agreement dated April 1997, the Company issued a further 10,000 Common shares during the year ended August 31, 1999, to fulfill its obligation under this agreement. The agreement provided that the Company would issue these shares to the subscriber if within eighteen months of closing of the offering the Company could not obtain a receipt for a preliminary prospectus. No further shares are issuable under this agreement.

        In November 1999, the Company entered into an anti-dilution agreement with individuals who acquired 457,069 Common shares, through private placements in 1999 such that in the event the Company issues any class of common shares of the Company for less than $3.25 per share, the shareholders would receive additional Common shares equal to the original issuance proceeds divided by the subsequent issue price less the original number of Common shares issued. Pursuant to the issuance of Class B preferred shares during the year ended August 31, 2000, the Company issued 144,227 Common shares to fulfill its obligation under this agreement. No further shares are issuable under this agreement.

8. OTHER EXPENSES

        Direct and incremental costs incurred in respect of the proposed sale of the Company [note 16] have been expensed as other expenses.

ImmGenics Pharmaceuticals Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

August 31, 2000
(in Canadian dollars)

9. COMMITMENTS

[i]
The Company has entered into rental agreements for laboratory and office space which extend to June 30, 2001. The future minimum payments under these leases are $202,087.

[ii]
The Company entered into an agreement related to the sale of the Company [see note 16] in August 2000. Pursuant to the agreement the Company paid a fee of US $50,000 and is required to pay additional fees of US $350,000, plus a transaction fee equal to a percentage of the consideration for the sale of the business subject to a minimum of US $1 million. The agreement expires in August 2001.

[iii]
The Company entered into a purchase agreement with a supplier for research equipment in October 2000. Pursuant to the agreement the Company is committed to pay approximately $440,000 (US $300,000).

10. RELATED PARTY TRANSACTIONS

        During the year ended August 31, 2000, the Company paid consulting fees of $5,518 [1999—$nil; 1998—$24,500] to directors of the Company.

11. INCOME TAXES

        As at August 31, 2000 the Company has non-capital loss carryforwards available to reduce taxable income that expire as follows:

2002	$42,000
2003	27,000
2004	122,000
2005	200,000
2006	395,000
2007	1,276,000

$2,062,000

        In addition, the Company has scientific research and experimental development expenditures of approximately $3,688,000 available for carryforward indefinitely and unclaimed investment tax credits of $167,000 which may be used to reduce future taxable income and income taxes, respectively, otherwise payable. However, as a result of the potential acquisition of the Company subsequent to year end [note 16(a)], the non-capital losses, any unclaimed investment tax credits and scientific research and experimental development expenditures noted above will be restricted by Canadian tax law and may not be available for use in future years.

        The potential income tax benefits relating to these loss carryforwards, temporary differences and tax credits have not been recognized in the accounts as their realization did not meet the requirements of "more likely than not" under the liability method of tax allocation. In prior periods the Company had concluded the realization of the loss carryforwards and tax credits under the deferral method of tax allocation did not meet the virtual certainty and reasonable assurance test. Accordingly, no future tax assets have been recognized as at August 31, 2000 and September 1, 1999.

12. RESEARCH AND DEVELOPMENT EXPENSES

	2000	1999	1998
Salaries and benefits	$991,062	$502,894	$—
Contract research agreements	—	283,939	384,651
Laboratory supplies	835,770	294,201	—
Consulting	90,465	125,561	—
Patent costs	88,008	10,792	5,093
Amortization	145,166	79,975	10,559

	2,150,471	1,297,362	400,303
Less: investment tax credits	(567,000)	(479,538)	(124,734)

	$1,583,471	$817,824	$275,569

13. GENERAL AND ADMINISTRATIVE EXPENSES

	2000	1999	1998
Salaries and benefits	$286,832	$126,667	$—
Rent	187,135	135,577	85,899
Professional fees	68,908	69,309	66,000
Legal fees	90,443	74,675	29,185
Office and miscellaneous	190,139	94,764	23,175
Foreign exchange loss	91,463	—	—
Travel and meetings	167,370	51,723	5,141
Amortization	93,598	41,165	664

	$1,175,888	$593,880	$210,064

14. SEGMENT DISCLOSURES AND MAJOR CUSTOMERS

        The Company operates in one business segment with all of its assets and operations located in Canada. All of the Company's revenues are generated in Canada. During the years ended August 31, 2000 and 1999 all contract research income was earned from one customer in the United States. As a result of this contract, 59% [19%—1999] of total receivables is due from this one customer.

15. RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        The Company prepares its financial statements in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"), which, as applied in these financial statements, conform in all material respects to those accounting principles generally accepted in the United States ("US GAAP"), except as follows:

[a] Stock-based compensation

        For reconciliation purposes to US GAAP, the Company has elected to follow the intrinsic value approach of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. During the year ended August 31, 2000, $578,883 [1999 and 1998—$nil] in compensation expense would be recognized for employee stock options granted below the fair price of the underlying stock on the date of grant. The Company would recognize additional compensation expense over future vesting periods of $903,057.

        On July 13, 2000, the expiry dates for certain fully vested stock options were extended by an additional five years. Under FASB Interpretation No. 44 to APB 25, compensation expense equal to the excess intrinsic value of the award on the date of the modification over the original intrinsic value of the award is recognized at the date of modification. During the year ended August 31, 2000 $305,167 in compensation expense would be recognized.

        Under US GAAP, stock based compensation to non-employees must be recorded at the fair value of options granted. This compensation, determined using an option pricing model, is expensed over the vesting periods of each option grant. For purposes of reconciliation to US GAAP, all options are vested as at year end, thus the total compensation expense in the current year is $172,000 [1999 and 1998—nil].

[b] Technology license

        Under US GAAP, amounts paid for a technology license used solely in research and development activities and with no alternative future use, would be expensed.

[c] Financial instruments

[i]
Under US GAAP, the Company's Class A retractable preferred shares would be considered mezzanine equity in 1999 and accordingly would be shown outside of shareholders' equity. With the amendment to the rights and restrictions of these shares in 2000, they would be reclassified into shareholders' equity under US GAAP.

[d] Recent pronouncements

[i]
The United States Securities and Exchange Commission has issued Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements (SAB101). This pronouncement is effective for the Company's year ending August 31, 2001. The Company has not yet determined the impact of SAB101 on its financial statements and its current revenue recognition policies.

[ii]
The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), as amended by SFAS 138. SFAS 133 will be effective for the Company's August 31, 2001 year end. The Company has not determined the impact, if any, of this pronouncement on its financial statements.

[e] Summary of effect on financial statements

        The impact of significant US GAAP variations on the Balance Sheets are as follows:

	2000	1999
Technology license	$—	$—
Total assets	11,908,917	3,832,761
Mezzanine equity, Class A preferred shares	—	3,704,010
Share capital	16,728,300	1,646,610
Deficit	(6,324,818)	(2,538,322)

        The impact of significant US GAAP variations on the Statements of Loss are as follows:

	2000	1999	1998
Loss for the year, Canadian GAAP	$(2,746,266)	$(1,352,413)	$(448,404)
Adjustment for stock based compensation
—non-employees	(172,000)	—	—
—employees intrinsic value	(578,883)	—	—
—employees extension of expiry date	(305,167)	—	—
Adjustment for technology license expense	15,820	(13,774)	10,559

Loss and comprehensive loss for the year, US GAAP	$(3,786,496)	$(1,366,187)	$(437,845)

16. SUBSEQUENT EVENTS

        The following events occurred subsequent to August 31, 2000:

[a]
The Company has entered into an Acquisition Agreement with Abgenix, Inc. dated September 25, 2000 (the "Acquisition"). The Acquisition will be carried out under a Plan of Arrangement whereby Abgenix, Inc. will effectively exchange approximately US $77 million of Abgenix common stock for all outstanding Common shares and securities convertible into Common shares of the Company. The Plan of Arrangement is subject to the approval of the Company's shareholders and court approval.

[b]
On September 19, 2000, the Company granted options to acquire 59,000 Common shares with an exercise price of $2.47 per share and an expiry date of September 19, 2010.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
OF ABGENIX AND IMMGENICS

        The merger of Abgenix and ImmGenics closed on November 6, 2000. The following unaudited pro forma condensed combined financial statements give effect to the merger using the purchase method of accounting and include the pro forma adjustments described in the accompanying notes.

        The following Unaudited Pro Forma Condensed Combined Statement of Operations of Abgenix and ImmGenics for the year ended December 31, 2000 are based on the historical financial statements of Abgenix and ImmGenics after giving effect to the merger with ImmGenics under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements of Abgenix and ImmGenics.

        The Unaudited Pro Forma Condensed Combined Financial Statements of Abgenix and ImmGenics should be read in conjunction with the historical financial statements of Abgenix and ImmGenics, included elsewhere in this prospectus.

        The Unaudited Pro Forma Condensed Combined Statements of Operations of Abgenix and ImmGenics are presented as if the combination had taken place on January 1, 2000. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2000 combines the year ended December 31, 2000 for Abgenix and the ten months ended September 30, 2000 for ImmGenics. The ten months ended September 30, 2000 for ImmGenics reconciles to the historical audited financials of ImmGenics for the year ended August 31, 2000, after consideration of the following adjustments:

  •
  The audited financial statements of ImmGenics have been prepared in accordance with generally accepted accounting principles in Canada. Please see Note 15 of the audited ImmGenics financial statements for a description of the differences between U.S. and Canadian GAAP.

  •
  The audited financial statements of ImmGenics are presented in Canadian dollars. The audited financial statements were remeasured into U.S. dollars for the use in the Unaudited Pro Forma Condensed Combined Statement of Operations.

  •
  The audited financial statements of ImmGenics cover the fiscal year ended August 31, 2000. In order to obtain an ImmGenics statement of operations for the ten months ended September 30, 2000 for use in the Unaudited Pro Forma Condensed Combined Statement of Operations, the unaudited operating results for the three months ended November 30, 1999 were subtracted from the audited period and the unaudited operating results for the one month ended September 30, 2000 were added to the resulting nine-month period.

        The year ended December 31, 2000 for Abgenix includes the consolidation of the results of operations of ImmGenics for the two months ended December 31, 2000. The pro forma information does not purport to be indicative of the results that would have been reported if the above transactions had been in effect for the period presented or which may result in the future.

        In October 2000, Abgenix acquired Intraimmune Therapies, Inc. The Unaudited Pro Forma Condensed Combined Financial Statements of Abgenix and ImmGenics do not include this acquisition since it is not significant to Abgenix.

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2000

	Abgenix	ImmGenics	Pro forma adjustments		Pro forma combined
	(In thousands, except per share data)
Revenues:
Contract revenue	$26,601	$129	$—		$26,730
Interest income	32,848	173	(4,068	)(b)	28,953

Total revenues	59,449	302	(4,068)		55,683
Costs and expenses:
Research and development	56,544	1,360	—		57,904
General and administrative	7,667	1,110	—		8,777
Amortization of intangible assets	3,992	—	4,321	(a)	8,313
Interest expense and other	39	86	—		125

Total costs and expenses	68,242	2,556	4,321		75,119

Net loss	$(8,793)	$(2,254)	$(8,561)		$(19,435)

Net loss per share	$(0.11)				$(0.24)

Shares used in computing net loss per share	80,076		88	(c)	80,164

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
OF ABGENIX, INC. AND IMMGENICS

1. BASIS OF PRO FORMA PRESENTATION

        In November 2000, the Company acquired all of the voting stock of ImmGenics Pharmaceuticals, Inc., a Canadian biotechnology company. Under the terms of the agreement, ImmGenics special shares were issued to former common and preferred shareholders and debenture holders of ImmGenics. The holders of the ImmGenics special shares have the right to put their shares to the Company for cash at $4.97 per share. The total purchase price was $77.1 million, including transaction costs. The purchase price allocation, which is preliminary and therefore subject to change is as follows (in thousands):

	Amount	Useful Lives
Purchase Price Allocation:
Tangible net assets	$5,508	n/a
Intangible assets acquired:
Existing technology	35,851	15 years
Assembled workforce	195	3 years
Goodwill	30,323	15 years
In-process research and development	5,215	n/a

Total estimated purchase price allocation	$77,092

Intangible Assets

        The Company performed an allocation of the total purchase price of ImmGenics among the acquired assets. The income approach was used to develop the value for the existing technology and the in-process research and development, as applicable. The income approach incorporates the calculation of the present value of future economic benefits such as cash earnings, cost savings, and tax deductions. The cost approach was utilized to value the assembled workforce. The cost approach measures the benefits related to an asset by the cost to reconstruct or replace it with another of like utility.

        ImmGenics' Selected Lymphocyte Antibody Method (SLAM) technology is patented in the United States with applications outstanding in Canada and Europe. This technology is technologically feasible and the Company has licensed it to a customer.

In-Process Research and Development

        The in-process development activities of ImmGenics included two distinct research projects. The Company determined the amounts to be allocated to in-process technology based on whether technological feasibility had been achieved and whether there was any alternative future use for the technology. The Company concluded that the in-process technology had no alternative future use after taking into consideration the potential for both usage of the technology in different products and for resale of the technology. The rate utilized to discount the net cash flows to their present value was 40% for the in-process research and development.

2. PRO FORMA ADJUSTMENTS

        The Unaudited Pro Forma Condensed Combined Statement of Operations gives effect to the following adjustments:

  a.
  the amortization over the respective useful lives of amounts allocated to intangible assets,

  b.
  the decrease in interest income for cash assumed to be paid for the acquisition as of the beginning of the period presented, at the weighted average interest rate for investment held by the Company during the period, and

  c.
  the issuance of shares of common stock resulting from the immediate exercise of fully vested replacement stock option awards granted to employees of ImmGenics.

        The Unaudited Pro Forma Condensed Combined Statement of Operations does not necessarily reflect the amounts that would have resulted had the Company and ImmGenics filed consolidated income tax returns during the periods presented.

3. PRO FORMA NET LOSS PER SHARE

        The pro forma basic and dilutive net loss per share are based on the weighted average number of shares of the Company's common stock outstanding during each period adjusted to give effect to shares assumed to be issued had the acquisition taken place at the beginning of the period presented. Dilutive securities including the replacement ImmGenics options are not included in the computation of pro forma diluted net loss per share as their effect would be anti-dilutive.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, payable by us in connection with the registration of the securities being registered by this prospectus. All amounts are estimates except the SEC registration fee.

SEC registration fee	$86,905
Printing and engraving expenses	150,000
Legal fees and expenses	100,000
Accounting fees and expenses	50,000
Transfer Agent and Registrar fees	10,000
Miscellaneous fees and expenses	103,095

Total	$500,000

Item 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our amended and restated certificate of incorporation and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require us among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

        (a)  Since our incorporation on June 24, 1996, we have issued and sold the following unregistered securities:

          (1)  On July 15, 1996, we issued 1,691,667 shares of series A senior convertible preferred stock to Cell Genesys in exchange for $10.0 million.

          (2)  On July 15, 1996, we issued 2,058,333 shares of series 1 subordinated convertible preferred stock to Cell Genesys, and in exchange, Cell Genesys contributed research, development and manufacturing technology, as well as patents and other intellectual property specific to the antibody therapy programs to be pursued by us, including Cell Genesys' interest in its joint venture with Japan Tobacco.

          (3)  On July 15, 1996, we, in exchange for a loan in the principal amount of up to $4,000,000, issued a convertible promissory note to Cell Genesys convertible at an exercise price per share of $6.00 into up to 666,667 shares of series A convertible preferred stock.

          (4)  From July 15, 1996 to October 22, 1998, we granted options to purchase 2,156,295 shares of common stock to employees, directors and consultants under the 1996 Incentive Stock Plan at exercise prices ranging from $0.60 to $10.00 per share.

          (5)  On January 23, 1997 and March 27, 1997, we issued two warrants to purchase an aggregate of 121,667 shares of series A senior convertible preferred stock, convertible into 121,667 shares of common stock, to Cell Genesys with a weighted average exercise price per share of $6.00.

          (6)  On December 23, 1997, we issued 3,267,685 shares of series B preferred stock to 29 accredited or institutional purchasers at a purchase price per share of $6.50. In connection with and contemporaneous to this transaction the 1,691,667 shares of series A senior convertible preferred stock, the 2,058,333 shares of series 1 subordinated convertible preferred stock and the $4,000,000 convertible promissory note issued to Cell Genesys, described above, were all converted into an aggregate 4,416,667 shares of series A convertible preferred stock.

          (7)  On January 12, 1998, we issued 160,000 shares of series C preferred stock to Pfizer at a per share purchase price of $8.00. This issuance was in connection with a contractual arrangement entered into between Abgenix and Pfizer.

          (8)  On January 27, 1999, we issued 495,356 shares of common stock to Genentech at a per share purchase price of $16.15. This issuance was in connection with a multi-antigen research license and option agreement entered into between us and Genentech.

          (9)  On November 19, 1999, we issued 1,778,000 shares of common stock in a private placement to certain individuals and entities at a per share purchase price of $42.00.

        (10)  On November 6, 2000, we issued 3,300,000 shares of common stock in a private placement to certain individuals and entities at a per share purchase price of $70.

        (11)  On November 13, 2001, we issued 475,930 shares of our common stock in a private placement to the shareholders of Hesed Biomed, Inc., in connection with our acquisition of Hesed Biomed, Inc. In addition, we reserved 61,506 additional shares of our common stock for future issuances to shareholders of Hesed Biomed.

        The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with us, to information about us.

        (b)  There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Number	Description
3.1(1)	Amended and Restated Certificate of Incorporation of Abgenix, as currently in effect.
3.2(28)	Amended and Restated Bylaws of Abgenix, as currently in effect.
4.1(1)	Specimen Common Stock Certificate.
*5.1	Form of Legal Opinion of O'Melveny & Myers LLP.
10.1(1)	Form of Indemnification Agreement between Abgenix and each of its directors and officers.
10.2(1)	1996 Incentive Stock Plan and form of agreement thereunder.
10.3(1)	1998 Employee Stock Purchase Plan and form of agreement thereunder.
10.4(1)	1998 Director Option Plan and form of agreement thereunder.

10.4.1(28)	1998 Director Option Plan, as amended effective April 2, 2001.
10.5(24)	1999 Nonstatutory Stock Option Plan and form of agreement thereunder.
10.6(1)	Warrant dated January 23, 1997 exercisable for shares of Series A Preferred Stock.
10.7(1)	Warrant dated March 27, 1997 exercisable for shares of Series A Preferred Stock.
10.8(3)	Joint Venture Agreement dated June 12, 1991 between Cell Genesys and JT Immunotech USA Inc.
10.8A(6)	Amendment No. 1 dated January 1, 1994 to Joint Venture Agreement.
10.8B(9)	Amendment No. 2 dated June 28, 1996 to Joint Venture Agreement.
10.9(3)	Collaboration Agreement dated June 12, 1991 among Cell Genesys, Xenotech, Inc. and JT Immunotech USA Inc.
10.9A(5)	Amendment No. 1 dated June 30, 1993 to Collaboration Agreement.
10.9B(13)	Amendment No. 2 dated January 1, 1994 to Collaboration Agreement.
10.9C(7)	Amendment No. 3 dated July 1, 1995 to Collaboration Agreement.
10.9D(9)	Amendment No. 4 dated June 28, 1996 to Collaboration Agreement.
10.9E(2)	Amendment No. 5 dated November 1997 to Collaboration Agreement.
10.10(3)	Limited Partnership Agreement dated June 12, 1991 among Cell Genesys, Xenotech, Inc. and JT Immunotech USA Inc.
10.10A(6)	Amendment No. 2 dated January 1, 1994 to Limited Partnership Agreement.
10.10B(8)	Amendment No. 3 dated July 1, 1995 to Limited Partnership Agreement.
10.10C(10)	Amendment No. 4 dated June 28, 1996 to Limited Partnership Agreement.
10.11(4)	Field License dated June 12, 1991 among Cell Genesys, JT Immunotech USA Inc. and Xenotech, L.P.
10.11A(10)	Amendment No. 1 dated March 22, 1996 to Field License.
10.11B(10)	Amendment No. 2 dated June 28, 1996 to Field License.
10.12(3)	Expanded Field License dated June 12, 1991 among Cell Genesys, JT Immunotech USA Inc. and Xenotech, L.P.
10.12A(10)	Amendment No. 1 dated June 28, 1996 to Expanded Field License.
10.13(2)	Amended and Restated Anti-IL-8 License Agreement dated March 19, 1996 among Xenotech, L.P., Cell Genesys and Japan Tobacco Inc.
10.14(9)	Master Research License and Option Agreement dated June 28, 1996 among Cell Genesys, Japan Tobacco Inc. and Xenotech, L.P.
10.14A(2)	Amendment No. 1 dated November 1997 to the Master Research License and Option Agreement.
10.15(2)	Stock Purchase and Transfer Agreement dated July 15, 1996 by and between Cell Genesys and Abgenix.
10.16(1)	Governance Agreement dated July 15, 1996 between Cell Genesys and Abgenix.
10.16A(1)	Amendment No. 1 dated October 13, 1997 to the Governance Agreement.
10.16B(1)	Amendment No. 2 dated December 22, 1997 to the Governance Agreement.
10.17(1)	Tax Sharing Agreement dated July 15, 1996 between Cell Genesys and Abgenix.
10.18(2)	Gene Therapy Rights Agreement effective as of November 1, 1997 between Abgenix and Cell Genesys.
10.19(2)	Patent Assignment Agreement dated July 15, 1996 by Cell Genesys in favor of Abgenix.
10.20(11)	Lease Agreement dated July 31, 1996 between John Arrillaga, Trustee, or his Successor Trustee, UTA dated 7/20/77 (Arrillaga Family Trust) as amended, and Richard T. Peery, Trustee, or his Successor Trustee, UTA dated 7/20/77 (Richard T. Peery Separate Property Trust) as amended, and Abgenix.
10.21(1)	Loan and Security Agreement dated January 23, 1997 between Silicon Valley Bank and Abgenix.
10.22(1)	Master Lease Agreement dated March 27, 1997 between Transamerica Business Credit Corporation and Abgenix.
10.23(2)	License Agreement dated February 1, 1997 between Ronald J. Billing, Ph.D. and Abgenix.
10.24(12)	Release and Settlement Agreement dated March 26, 1997 among Cell Genesys, Abgenix, Xenotech, L.P., Japan Tobacco Inc. and GenPharm International, Inc.

10.25(12)	Cross License Agreement effective as of March 26, 1997, among Cell Genesys, Abgenix, Xenotech, L.P., Japan Tobacco Inc. and GenPharm International, Inc.
10.26(12)	Interference Settlement Procedure Agreement, effective as of March 26, 1997, among Cell Genesys, Abgenix, Xenotech, L.P., Japan Tobacco Inc. and GenPharm International, Inc.
10.27(2)	Agreement dated March 26, 1997 among Xenotech, L.P., Xenotech, Inc., Cell Genesys, Abgenix, Japan Tobacco Inc. and JT Immunotech USA Inc.
10.28(2)	Contractual Research Agreement dated December 22, 1997 between Pfizer, Inc. and Abgenix.
+10.28A(22)	Amendment No. 1 dated May 26, 1998 to Contractual Research Agreement between Abgenix and Pfizer, Inc.
+10.28B(22)	Amendment No. 2 dated October 22, 1998 to Contractual Research Agreement between Abgenix and Pfizer, Inc.
10.29(1)	Amended and Restated Stockholder Rights Agreement dated January 12, 1998 among Abgenix and certain holders of Abgenix's capital stock.
10.30(2)	Contractual Research Agreement effective as of January 28, 1998 between Schering-Plough Research Institute and Abgenix.
10.30A(16)	Amendment No. 2 effective January 28, 1999 to Contractual Research Agreement between Schering-Plough Research Institute and Abgenix.
10.30B(16)	Amendment No. 3 effective February 12, 1999 to the Contractual Research Agreement between Schering-Plough Research Institute and Abgenix.
10.31(1)	Excerpts from the Minutes of a Meeting of the Board of Directors of Abgenix, dated October 23, 1996.
10.32(1)	Excerpts from the Minutes of a Meeting of the Board of Directors of Abgenix, dated October 22, 1997.
10.33(2)	Exclusive Worldwide Product License dated November 1997 between Xenotech, L.P. and Abgenix.
10.34(2)	Research License and Option Agreement effective as of April 6, 1998 between Abgenix and Genentech, Inc.
10.34A(2)	Amendment No. 1 effective as of June 18, 1998 to Research License and Option Agreement between Abgenix and Genentech, Inc.
10.35(14)	Research Collaboration Agreement dated July 15, 1998 between Millennium BioTherapeutics, Inc. and Abgenix.
+10.36(22)	Research Collaboration Agreement dated September 29, 1998 between Millennium BioTherapeutics, Inc. and Abgenix.
10.36A(22)	Amendment No. 1 effective as of November 29, 1998 to the Research Collaboration Agreement between Millennium BioTherapeutics, Inc. and Abgenix.
+10.37(22)	Research License and Option Agreement dated October 30, 1998 between Millennium BioTherapeutics, Inc. and Abgenix.
10.38(16)	Research Collaboration Agreement dated December 22, 1998 between Centocor, Inc. and Abgenix.
+10.39(22)	Memorandum of Understanding between Research Corporation Technologies, Inc. and Abgenix.
10.40(15)	Registration Rights Agreement dated November 18, 1998 between the selling stockholders and Abgenix.
+10.41(22)	Research License and Option Agreement dated January 4, 1999 between AVI BioPharma, Inc. and Abgenix.
10.42(17)	Registration Rights Agreement dated January 27, 1999 between Genentech and Abgenix.
10.43(16)	Multi-Antigen Research License and Option Agreement dated January 27, 1999 between Genentech and Abgenix.
10.44(18)	Preferred Shares Rights Agreement, dated as of June 14, 1999, between Abgenix and ChaseMellon Shareholder Services, L.L.C., including the Certificate of Determinations, the Form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

+10.45(21)	Multi-Antigen Research License and Option Agreement by and between Abgenix, Inc. and Japan Tobacco Inc. effective December 31, 1999.
+10.46(21)	Amended and Restated Field License by and among Abgenix, Inc., JT America Inc. and Xenotech L.P. effective December 31, 1999.
10.47(21)	Agreement to Terminate the Collaboration Agreement by and among Abgenix, Inc., JT America Inc., and Xenotech L.P. effective December 31, 1999.
+10.48(21)	Agreement to Terminate the Interest of Japan Tobacco Inc. in the Master Research License and Option Agreement by and among Abgenix, Inc., Japan Tobacco Inc. and Xenotech L.P. effective December 31, 1999.
+10.49(21)	Amendment of the Expanded Field License by and among Abgenix, Inc., JT America Inc. and Xenotech L.P. effective December 31, 1999.
10.50(21)	Limited Partnership Interest and Stock Purchase Agreement between Abgenix, Inc. and JT America Inc. made December 20, 1999.
+10.51(21)	License Agreement by and between Abgenix, Inc. and Japan Tobacco Inc. effective December 31, 1999.
10.52(18)	Amended Preferred Shares Rights Agreement, dated as of November 19, 1999, between Abgenix, Inc. and Chase Mellon Shareholder Services, L.L.C., including the Certificate of Determination, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.
10.53(19)	1999 Nonstatutory Stock Option Plan and form of agreement thereunder.
10.54(20)	Registration Rights Agreement dated November 19, 1999 by and among Abgenix and the selling stockholders.
10.55(23)	Lease Agreement dated February 24, 2000 between Ardenwood Corporate Park Associates, a California Limited Partnership and Abgenix, Inc.
10.56(23)	Lease Agreement dated May 19, 2000 between Ardenwood Corporate Park Associates, a California Limited Partnership and Abgenix, Inc.
10.57(23)	Amendments to 1996 Incentive Stock Option Plan and 1999 Nonstatutory Stock Option Plan to eliminate the Company's ability to reprice issued and outstanding options.
10.58(25)	Acquisition Agreement dated as of September 25, 2000 among Abgenix, Inc., Abgenix Canada Corporation and ImmGenics Pharmaceuticals Inc.
10.59(25)	Voting, Exchange and Cash Put Trust Agreement dated as of November 3, 2000 among Abgenix, Inc., ImmGenics Pharmaceuticals Inc. and CIBC Mellon Trust Company.
10.60(25)	Support Agreement dated as of November 3, 2000 among Abgenix, Inc., Abgenix Canada Corporation and ImmGenics Pharmaceuticals Inc.
10.61(25)	Form of Stock Purchase Agreement between Abgenix, Inc. and the purchasers in the private placement in November 2000.
+10.62(26)	License Agreement among BR Centre Limited, Ingenix Biomedical Inc. and Dr. John W. Schrader, dated May 9, 1994.
+10.63(26)	License Agreement Amendment among BR Centre Limited, Ingenix Biomedical Inc. and Dr. John W. Schrader, dated May 9, 1994.
10.64(26)	Assignment Agreement among BR Centre Limited and The University of British Columbia Foundation, dated March 10, 1998.
10.65(27)	Lease Agreement dated February 8, 2001 between AMB Property, L.P., a Delaware limited partnership, and Abgenix, Inc.
++10.66(27)	Product Supply Agreement by and between Lonza Biologics PLC and Abgenix, Inc. dated November 30, 2000
*10.67	Lease dated September 1, 2001 among Townline Ventures 17 Ltd., Abgenix Biopharma Inc. and Abgenix, Inc.
++*10.68	License Agreement among Medical Research Council, Agricultural and Food Research Council Institute of Animal Physiology and Genetics Research of Babraham Hall, Marianne Bruggemann and Cell Genesys, Inc., dated March 29, 1994.

10.69	First Amendment, dated as of November 30, 2001, to the Lease Agreement, dated as of February 8, 2001, between AMB Property, L.P. and Abgenix, Inc.
*21.1	List of subsidiaries.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Ernst & Young LLP, Independent Auditors (ImmGenics).
*23.3	Consent of O'Melveny & Myers LLP (included in Exhibit 5.1 to this Registration Statement).
*24.1	Power of Attorney.

*
Previously filed.

+
Confidential treatment granted for portions of these exhibits. Omitted portions have been filed separately with the Commission.

++
Confidential treatment has been requested for portions of this exhibit. Omitted portions have been filed separately with the Commission.

(1)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-49415).

(2)
Incorporated by reference to the same exhibit filed with Abgenix 's Registration Statement on Form S-1 (File No. 333-49415), portions of which have been granted confidential treatment.

(3)
Incorporated by reference to the same exhibit filed with Cell Genesys' Registration Statement on Form S-1 (File No. 33-46452), portions of which have been granted confidential treatment.

(4)
Incorporated by reference to the same exhibit filed with Cell Genesys' Registration Statement on Form S-1 (File No. 33-46452).

(5)
Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1993, portions of which have been granted confidential treatment.

(6)
Incorporated by reference to the same exhibit filed with Cell Genesys' Annual Report on Form 10-K for the year ended December 31, 1993, portions of which have been granted confidential treatment.

(7)
Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, portions of which have been granted confidential treatment.

(8)
Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

(9)
Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, portions of which have been granted confidential treatment.

(10)
Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

(11)
Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly report on Form 10-Q for the quarter ended September 30, 1996.

(12)
Incorporated by reference to the same exhibit filed with Cell Genesys' Annual Report on Form 10-K for the year ended December 31, 1996, as amended, portions of which have been granted confidential treatment.

(13)
Incorporated by reference to the same exhibit filed with Cell Genesys' Annual Report on Form 10-K for the year ended December 31, 1993.

(14)
Incorporated by reference to the same exhibit filed with Abgenix's Current Report on Form 8-K filed with the Commission on July 17, 1998, portions of which have been granted confidential treatment.

(15)
Incorporated by reference to the same exhibit filed with Abgenix's Current Report on Form 8-K filed with the Commission on November 24, 1998.

(16)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-71289), portions for which Abgenix has requested confidential treatment.

(17)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-71289).

(18)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form 8-A (File No. 000-24207).

(19)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-8 (File No. 333-90707).

(20)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-3 (File No. 333-91699).

(21)
Incorporated by reference to the same exhibits filed with Abgenix's Current Report on Form 8-K filed with the Commission on January 27, 2000.

(22)
Incorporated by reference to the same exhibits filed with Abgenix's Registration Statement on Form S-1 (File No. 333-70631).

(23)
Incorporated by reference to the same exhibits filed with Abgenix's Quarterly report on Form 10-Q for the quarter ended June 30, 2000.

(24)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-8 (File No. 333-45426).

(25)
Incorporated by reference to the same exhibits filed with Abgenix's Quarterly report on Form 10-Q for the quarter ended September 30, 2000.

(26)
Incorporated by reference to the same exhibits filed with Abgenix's Annual Report on Form 10-K for the year ended December 31, 2000.

(27)
Incorporated by reference to the same exhibits filed with Abgenix's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(28)
Incorporated by reference to the same exhibits filed with Abgenix's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

(b)
Financial Statement Schedules

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (5)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment number 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, State of California on January 25, 2002.

ABGENIX, INC.
By:	/s/ R. SCOTT GREER
Name: R. Scott Greer Title: Chief Executive Officer and Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated:

Signature	Title

/s/ R. SCOTT GREER R. Scott Greer	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 25, 2002
/s/ KURT W. LEUTZINGER Kurt W. Leutzinger	Chief Financial Officer (Principal Financial and Accounting Officer)	January 25, 2002
/s/ M. KATHLEEN BEHRENS, PH.D.* M. Kathleen Behrens, Ph.D.	Director	January 25, 2002
/s/ RAJU S. KUCHERLAPATI, PH.D.* Raju S. Kucherlapati, Ph.D.	Director	January 25, 2002
/s/ MARK B. LOGAN* Mark B. Logan	Director	January 25, 2002
/s/ JOSEPH E. MAROUN* Joseph E. Maroun	Director	January 25, 2002
/s/ STEPHEN A. SHERWIN, M.D.* Stephen A. Sherwin, M.D.*	Director	January 25, 2002

*By:	/s/ KURT W. LEUTZINGER
Name: Kurt W. Leutzinger Title: Attorney-in-Fact

EXHIBIT INDEX

Number	Description
3.1(1)	Amended and Restated Certificate of Incorporation of Abgenix, as currently in effect.
3.2(28)	Amended and Restated Bylaws of Abgenix, as currently in effect.
4.1(1)	Specimen Common Stock Certificate.
*5.1	Form of Legal Opinion of O'Melveny & Myers LLP.
10.1(1)	Form of Indemnification Agreement between Abgenix and each of its directors and officers.
10.2(1)	1996 Incentive Stock Plan and form of agreement thereunder.
10.3(1)	1998 Employee Stock Purchase Plan and form of agreement thereunder.
10.4(1)	1998 Director Option Plan and form of agreement thereunder.
10.4.1(28)	1998 Director Option Plan, as amended effective April 26, 2001.
10.5(24)	1999 Nonstatutory Stock Option Plan and form of agreement thereunder.
10.6(1)	Warrant dated January 23, 1997 exercisable for shares of Series A Preferred Stock.
10.7(1)	Warrant dated March 27, 1997 exercisable for shares of Series A Preferred Stock.
10.8(3)	Joint Venture Agreement dated June 12, 1991 between Cell Genesys and JT Immunotech USA Inc.
10.8A(6)	Amendment No. 1 dated January 1, 1994 to Joint Venture Agreement.
10.8B(9)	Amendment No. 2 dated June 28, 1996 to Joint Venture Agreement.
10.9(3)	Collaboration Agreement dated June 12, 1991 among Cell Genesys, Xenotech, Inc. and JT Immunotech USA Inc.
10.9A(5)	Amendment No. 1 dated June 30, 1993 to Collaboration Agreement.
10.9B(13)	Amendment No. 2 dated January 1, 1994 to Collaboration Agreement.
10.9C(7)	Amendment No. 3 dated July 1, 1995 to Collaboration Agreement.
10.9D(9)	Amendment No. 4 dated June 28, 1996 to Collaboration Agreement.
10.9E(2)	Amendment No. 5 dated November 1997 to Collaboration Agreement.
10.10(3)	Limited Partnership Agreement dated June 12, 1991 among Cell Genesys, Xenotech, Inc. and JT Immunotech USA Inc.
10.10A(6)	Amendment No. 2 dated January 1, 1994 to Limited Partnership Agreement.
10.10B(8)	Amendment No. 3 dated July 1, 1995 to Limited Partnership Agreement.
10.10C(10)	Amendment No. 4 dated June 28, 1996 to Limited Partnership Agreement.
10.11(4)	Field License dated June 12, 1991 among Cell Genesys, JT Immunotech USA Inc. and Xenotech, L.P.
10.11A(10)	Amendment No. 1 dated March 22, 1996 to Field License.
10.11B(10)	Amendment No. 2 dated June 28, 1996 to Field License.
10.12(3)	Expanded Field License dated June 12, 1991 among Cell Genesys, JT Immunotech USA Inc. and Xenotech, L.P.
10.12A(10)	Amendment No. 1 dated June 28, 1996 to Expanded Field License.
10.13(2)	Amended and Restated Anti-IL-8 License Agreement dated March 19, 1996 among Xenotech, L.P., Cell Genesys and Japan Tobacco Inc.
10.14(9)	Master Research License and Option Agreement dated June 28, 1996 among Cell Genesys, Japan Tobacco Inc. and Xenotech, L.P.
10.14A(2)	Amendment No. 1 dated November 1997 to the Master Research License and Option Agreement.
10.15(2)	Stock Purchase and Transfer Agreement dated July 15, 1996 by and between Cell Genesys and Abgenix.
10.16(1)	Governance Agreement dated July 15, 1996 between Cell Genesys and Abgenix.
10.16A(1)	Amendment No. 1 dated October 13, 1997 to the Governance Agreement.
10.16B(1)	Amendment No. 2 dated December 22, 1997 to the Governance Agreement.
10.17(1)	Tax Sharing Agreement dated July 15, 1996 between Cell Genesys and Abgenix.
10.18(2)	Gene Therapy Rights Agreement effective as of November 1, 1997 between Abgenix and Cell Genesys.
10.19(2)	Patent Assignment Agreement dated July 15, 1996 by Cell Genesys in favor of Abgenix.

10.20(11)	Lease Agreement dated July 31, 1996 between John Arrillaga, Trustee, or his Successor Trustee, UTA dated 7/20/77 (Arrillaga Family Trust) as amended, and Richard T. Peery, Trustee, or his Successor Trustee, UTA dated 7/20/77 (Richard T. Peery Separate Property Trust) as amended, and Abgenix.
10.21(1)	Loan and Security Agreement dated January 23, 1997 between Silicon Valley Bank and Abgenix.
10.22(1)	Master Lease Agreement dated March 27, 1997 between Transamerica Business Credit Corporation and Abgenix.
10.23(2)	License Agreement dated February 1, 1997 between Ronald J. Billing, Ph.D. and Abgenix.
10.24(12)	Release and Settlement Agreement dated March 26, 1997 among Cell Genesys, Abgenix, Xenotech, L.P., Japan Tobacco Inc. and GenPharm International, Inc.
10.25(12)	Cross License Agreement effective as of March 26, 1997, among Cell Genesys, Abgenix, Xenotech, L.P., Japan Tobacco Inc. and GenPharm International, Inc.
10.26(12)	Interference Settlement Procedure Agreement, effective as of March 26, 1997, among Cell Genesys, Abgenix, Xenotech, L.P., Japan Tobacco Inc. and GenPharm International, Inc.
10.27(2)	Agreement dated March 26, 1997 among Xenotech, L.P., Xenotech, Inc., Cell Genesys, Abgenix, Japan Tobacco Inc. and JT Immunotech USA Inc.
10.28(2)	Contractual Research Agreement dated December 22, 1997 between Pfizer, Inc. and Abgenix.
+10.28A(22)	Amendment No. 1 dated May 26, 1998 to Contractual Research Agreement between Abgenix and Pfizer, Inc.
+10.28B(22)	Amendment No. 2 dated October 22, 1998 to Contractual Research Agreement between Abgenix and Pfizer, Inc.
10.29(1)	Amended and Restated Stockholder Rights Agreement dated January 12, 1998 among Abgenix and certain holders of Abgenix's capital stock.
10.30(2)	Contractual Research Agreement effective as of January 28, 1998 between Schering-Plough Research Institute and Abgenix.
10.30A(16)	Amendment No. 2 effective January 28, 1999 to Contractual Research Agreement between Schering-Plough Research Institute and Abgenix.
10.30B(16)	Amendment No. 3 effective February 12, 1999 to the Contractual Research Agreement between Schering-Plough Research Institute and Abgenix.
10.31(1)	Excerpts from the Minutes of a Meeting of the Board of Directors of Abgenix, dated October 23, 1996.
10.32(1)	Excerpts from the Minutes of a Meeting of the Board of Directors of Abgenix, dated October 22, 1997.
10.33(2)	Exclusive Worldwide Product License dated November 1997 between Xenotech, L.P. and Abgenix.
10.34(2)	Research License and Option Agreement effective as of April 6, 1998 between Abgenix and Genentech, Inc.
10.34A(2)	Amendment No. 1 effective as of June 18, 1998 to Research License and Option Agreement between Abgenix and Genentech, Inc.
10.35(14)	Research Collaboration Agreement dated July 15, 1998 between Millennium BioTherapeutics, Inc. and Abgenix.
+10.36(22)	Research Collaboration Agreement dated September 29, 1998 between Millennium BioTherapeutics, Inc. and Abgenix.
10.36A(22)	Amendment No. 1 effective as of November 29, 1998 to the Research Collaboration Agreement between Millennium BioTherapeutics, Inc. and Abgenix.
+10.37(22)	Research License and Option Agreement dated October 30, 1998 between Millennium BioTherapeutics, Inc. and Abgenix.
10.38(16)	Research Collaboration Agreement dated December 22, 1998 between Centocor, Inc. and Abgenix.
+10.39(22)	Memorandum of Understanding between Research Corporation Technologies, Inc. and Abgenix.
10.40(15)	Registration Rights Agreement dated November 18, 1998 between the selling stockholders and Abgenix.

+10.41(22)	Research License and Option Agreement dated January 4, 1999 between AVI BioPharma, Inc. and Abgenix.
10.42(17)	Registration Rights Agreement dated January 27, 1999 between Genentech and Abgenix.
10.43(16)	Multi-Antigen Research License and Option Agreement dated January 27, 1999 between Genentech and Abgenix.
10.44(18)	Preferred Shares Rights Agreement, dated as of June 14, 1999, between Abgenix and ChaseMellon Shareholder Services, L.L.C., including the Certificate of Determinations, the Form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.
+10.45(21)	Multi-Antigen Research License and Option Agreement by and between Abgenix, Inc. and Japan Tobacco Inc. effective December 31, 1999.
+10.46(21)	Amended and Restated Field License by and among Abgenix, Inc., JT America Inc. and Xenotech L.P. effective December 31, 1999.
10.47(21)	Agreement to Terminate the Collaboration Agreement by and among Abgenix, Inc., JT America Inc., and Xenotech L.P. effective December 31, 1999.
+10.48(21)	Agreement to Terminate the Interest of Japan Tobacco Inc. in the Master Research License and Option Agreement by and among Abgenix, Inc., Japan Tobacco Inc. and Xenotech L.P. effective December 31, 1999.
+10.49(21)	Amendment of the Expanded Field License by and among Abgenix, Inc., JT America Inc. and Xenotech L.P. effective December 31, 1999.
10.50(21)	Limited Partnership Interest and Stock Purchase Agreement between Abgenix, Inc. and JT America Inc. made December 20, 1999.
+10.51(21)	License Agreement by and between Abgenix, Inc. and Japan Tobacco Inc. effective December 31, 1999.
10.52(18)	Amended Preferred Shares Rights Agreement, dated as of November 19, 1999, between Abgenix, Inc. and Chase Mellon Shareholder Services, L.L.C., including the Certificate of Determination, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.
10.53(19)	1999 Nonstatutory Stock Option Plan and form of agreement thereunder.
10.54(20)	Registration Rights Agreement dated November 19, 1999 by and among Abgenix and the selling stockholders.
10.55(23)	Lease Agreement dated February 24, 2000 between Ardenwood Corporate Park Associates, a California Limited Partnership and Abgenix, Inc.
10.56(23)	Lease Agreement dated May 19, 2000 between Ardenwood Corporate Park Associates, a California Limited Partnership and Abgenix, Inc.
10.57(23)	Amendments to 1996 Incentive Stock Option Plan and 1999 Nonstatutory Stock Option Plan to eliminate the Company's ability to reprice issued and outstanding options.
10.58(25)	Acquisition Agreement dated as of September 25, 2000 among Abgenix, Inc., Abgenix Canada Corporation and ImmGenics Pharmaceuticals Inc.
10.59(25)	Voting, Exchange and Cash Put Trust Agreement dated as of November 3, 2000 among Abgenix, Inc., ImmGenics Pharmaceuticals Inc. and CIBC Mellon Trust Company.
10.60(25)	Support Agreement dated as of November 3, 2000 among Abgenix, Inc., Abgenix Canada Corporation and ImmGenics Pharmaceuticals Inc.
10.61(25)	Form of Stock Purchase Agreement between Abgenix, Inc. and the purchasers in the private placement in November 2000.
+10.62(26)	License Agreement among BR Centre Limited, Ingenix Biomedical Inc. and Dr. John W. Schrader, dated May 9, 1994.
+10.63(26)	License Agreement Amendment among BR Centre Limited, Ingenix Biomedical Inc. and Dr. John W. Schrader, dated May 9, 1994.
10.64(26)	Assignment Agreement among BR Centre Limited and The University of British Columbia Foundation, dated March 10, 1998.
10.65(27)	Lease Agreement dated February 8, 2001 between AMB Property, L.P., a Delaware limited partnership, and Abgenix, Inc.
++10.66(27)	Product Supply Agreement by and between Lonza Biologics PLC and Abgenix, Inc. dated November 30, 2000

*10.67	Lease dated September 1, 2001 among Townline Ventures 17 Ltd., Abgenix Biopharma Inc. and Abgenix, Inc.
++*10.68	License Agreement among Medical Research Council, Agricultural and Food Research Council Institute of Animal Physiology and Genetics Research of Babraham Hall, Marianne Bruggemann and Cell Genesys, Inc., dated March 29, 1994.
10.69	First Amendment, dated as of November 30, 2001, to the Lease Agreement, dated as of February 8, 2001, between AMB Property, L.P. and Abgenix, Inc.
*21.1	List of subsidiaries.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Ernst & Young LLP, Independent Auditors (ImmGenics).
*23.3	Consent of O'Melveny & Myers LLP (included in Exhibit 5.1 to this Registration Statement).
*24.1	Power of Attorney.

*
Previously filed.

+
Confidential treatment granted for portions of these exhibits. Omitted portions have been filed separately with the Commission.

++
Confidential treatment has been requested for portions of this exhibit. Omitted portions have been filed separately with the Commission.

(1)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-49415).

(2)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-49415), portions of which have been granted confidential treatment.

(3)
Incorporated by reference to the same exhibit filed with Cell Genesys' Registration Statement on Form S-1 (File No. 33-46452), portions of which have been granted confidential treatment.

(4)
Incorporated by reference to the same exhibit filed with Cell Genesys' Registration Statement on Form S-1 (File No. 33-46452).

(5)
Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1993, portions of which have been granted confidential treatment.

(6)
Incorporated by reference to the same exhibit filed with Cell Genesys' Annual Report on Form 10-K for the year ended December 31, 1993, portions of which have been granted confidential treatment.

(7)
Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, portions of which have been granted confidential treatment.

(8)
Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

(9)
Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, portions of which have been granted confidential treatment.

(10)
Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

(11)
Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

(12)
Incorporated by reference to the same exhibit filed with Cell Genesys' Annual Report on Form 10-K for the year ended December 31, 1996, as amended, portions of which have been granted confidential treatment.

(13)
Incorporated by reference to the same exhibit filed with Cell Genesys' Annual Report on Form 10-K for the year ended December 31, 1993.

(14)
Incorporated by reference to the same exhibit filed with Abgenix's Current Report on Form 8-K filed with the Commission on July 17, 1998, portions of which have been granted confidential treatment.

(15)
Incorporated by reference to the same exhibit filed with Abgenix's Current Report on Form 8-K filed with the Commission on November 24, 1998.

(16)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-71289), portions for which Abgenix has requested confidential treatment.

(17)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-71289).

(18)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form 8-A (File No. 000-24207).

(19)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-8 (File No. 333-90707).

(20)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-3 (File No. 333-91699).

(21)
Incorporated by reference to the same exhibits filed with Abgenix's Current Report on Form 8-K filed with the Commission on January 27, 2000.

(22)
Incorporated by reference to the same exhibits filed with Abgenix's Registration Statement on Form S-1 (File No. 333-70631).

(23)
Incorporated by reference to the same exhibits filed with Abgenix's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(24)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-8 (File No. 333-45426).

(25)
Incorporated by reference to the same exhibits filed with Abgenix's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

(26)
Incorporated by reference to the same exhibits filed with Abgenix's Annual Report on Form 10-K for the year ended December 31, 2000.

(27)
Incorporated by reference to the same exhibits filed with Abgenix's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(28)
Incorporated by reference to the same exhibits filed with Abgenix's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

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TABLE OF CONTENTS
ABGENIX SUMMARY
RISK FACTORS
TRADEMARKS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT
CERTAIN TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
PRINCIPAL SHAREHOLDERS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
ABGENIX, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)
ABGENIX, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
ABGENIX, INC. CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (in thousands, except share and per share data)
ABGENIX, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
ABGENIX, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)
ABGENIX, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)
ABGENIX, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
ABGENIX, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS September 30, 2001
AUDITORS' REPORT
ImmGenics Pharmaceuticals Inc. Incorporated under the laws of British Columbia BALANCE SHEETS (in Canadian dollars)
ImmGenics Pharmaceuticals Inc. STATEMENTS OF LOSS AND DEFICIT (in Canadian dollars)
ImmGenics Pharmaceuticals Inc. STATEMENTS OF CASH FLOWS (in Canadian dollars)
ImmGenics Pharmaceuticals Inc. NOTES TO FINANCIAL STATEMENTS August 31, 2000 (in Canadian dollars)
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF ABGENIX AND IMMGENICS
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF ABGENIX, INC. AND IMMGENICS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX